UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD JUNE 4, 2008

To our shareholders:

We will hold our annual meeting of shareholders at our Santa Ana campus, 1600 E. Saint Andrew Place, Santa Ana, California 92705, on Wednesday, June 4, 2008, at 10:00 a.m. local time. We are holding this meeting:

(1) To elect four directors for a three-year term or until their respective successors have been elected or appointed;

(2) To approve the amendment and restatement of our current 2003 Equity Incentive Plan;

(3) To approve the amendment and restatement of our current Executive Incentive Plan;

(4) To ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the current year; and

(5) To transact any other business that properly comes before the meeting.

The shareholders of record at the close of business on April 8, 2008 will be entitled to vote at the meeting or any postponements or adjournments of the meeting.

Whether or not you expect to attend, we urge you to sign, date and promptly return the enclosed proxy card in the enclosed postage prepaid envelope or vote via telephone or the Internet in accordance with the instructions on the enclosed proxy card. If you attend the meeting, you may vote your shares in person, which will revoke any prior vote.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to Be Held on June 4, 2008: This Proxy Statement, along with the 2007 Annual Report to Shareholders, are available on the following website: www.edocumentview.com/im.

By order of the Board of Directors,

Larry C. Boyd
Senior Vice President, Secretary and
General Counsel

April 23, 2008
Santa Ana, California

ii

1600 East Saint Andrew Place
Santa Ana, California 92705

PROXY STATEMENT

This proxy statement contains information related to the annual meeting of our shareholders to be held on Wednesday, June 4, 2008, beginning at 10:00 a.m., local time, at our Santa Ana campus, 1600 E. Saint Andrew Place, Santa Ana, California 92705, and at any postponements or adjournments thereof. The enclosed form of proxy is solicited by our Board of Directors (the “Board”). The date of this proxy statement is April 23, 2008. It is first being mailed to our shareholders on April 23, 2008.

References in this proxy statement to “we”, “us”, “our”, “the Company” and “Ingram Micro” refer to Ingram Micro Inc.

ABOUT THE MEETING

Purpose of the Annual Meeting

The purpose of the Annual Meeting is to elect directors, to approve the amendment and restatement of our current 2003 Equity Incentive Plan, to approve the amendment and restatement of our current Executive Incentive Plan, to ratify the selection of our independent registered public accounting firm for the current year, and to conduct the business described in the Notice of Annual Meeting.

Quorum

A quorum is the minimum number of shares required to hold a meeting. The presence in person or by proxy of the holders of a majority of the outstanding shares of common stock will constitute a quorum for the transaction of business at the meeting. Votes cast by proxy or in person at the meeting will be counted by the persons appointed by the Company to act as election inspectors for the meeting. The election inspectors will treat shares represented by proxies that reflect abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum. Abstentions, however, do not constitute a vote “for” or “against” any matter and thus will be disregarded in the calculation of a plurality or of “votes cast.”

The election inspectors will treat shares referred to as “broker non-votes” (i.e., shares held by brokers or nominees over which the broker or nominee lacks discretionary power to vote and for which the broker or nominee has not received specific voting instructions from the beneficial owner) as shares that are present and entitled to vote for purposes of determining the presence of a quorum.

Who May Vote

Holders of record of our Class A common stock at the close of business on April 8, 2008 (“Record Date”) may vote at the annual meeting. As of the Record Date, the Company had 168,126,031 issued and outstanding shares of Class A common stock. Each share of Ingram Micro common stock that you own entitles you to one vote.

How to Vote

You may vote in person at the meeting or by proxy. We recommend that you vote by proxy even if you plan to attend the meeting. You can always change your vote at the meeting.

If you are a registered shareholder (meaning your name is included on the shareholder file maintained by our transfer agent, Computershare Trust Company, N.A.), you can vote by proxy in any of the following ways:

•	By Internet. If you have Internet access, you may submit your proxy from any location in the world by following the “To vote over the Internet” instructions on the proxy card. The deadline for voting electronically is 1:00 a.m. (Central Time) on June 4, 2008.

•	By Telephone. You may submit your proxy by following the “To vote by telephone” instructions on the proxy card. The deadline for voting by telephone is 1:00 a.m. (Central Time) on June 4, 2008.

•	In Writing. You may do this by signing your proxy card, or for shares held in street name, the voting instruction card included by your broker, bank or other nominee, and mailing it in the accompanying enclosed, pre-addressed envelope. If you provide specific voting instructions, your shares will be voted as you instruct. If you sign, but do not provide instructions, we will vote your shares in favor of the director candidates. The deadline for voting by mail is 1:00 a.m. (Central Time) on June 4, 2008 (your proxy card must be received by that time).

If your shares are held in the name of a bank, broker or other holder of record, you will receive instructions from the holder of record that you must follow in order for your shares to be voted.

If you participate in our 401(k) Investment Savings Plan, you may vote an amount of shares of common stock equivalent to the interest in common stock credited to your account as of the record date. You may vote by instructing Fidelity Investments, the trustee of the plan, pursuant to the instruction card being mailed with this proxy statement to plan participants. The trustee will vote your shares in accordance with your duly executed instructions if they are received by May 30, 2008. If you do not provide the trustee with your voting instructions, the trustee will not vote on your behalf.

How Proxies Work

Our Board of Directors is asking for your proxy. Giving us your proxy means you authorize us to vote your shares at the meeting in the manner you direct. You may vote for all, some or none of our director candidates. You may also abstain from voting.

Proposals You are Asked to Vote on and the Board’s Voting Recommendation

If you properly fill in your proxy card and send it to us in time to vote, or vote by the Internet or telephone, one of the individuals named on your proxy card will vote your shares as your proxy and as you have directed. If you sign the proxy card but do not make specific choices, your proxy will follow the Board’s recommendations and vote your shares:

•	“FOR” election of all 4 nominees for director (see “Proposal 1 — Election of Directors”).

•	“FOR” approval of the amended and restated 2003 Equity Incentive Plan (see “Proposal 2 — Approval of the Ingram Micro Inc. Amended and Restated 2003 Equity Incentive Plan”).

•	“FOR” approval of the amended and restated Executive Incentive Plan (see “Proposal 3 — Approval of the Ingram Micro Inc. 2008 Executive Incentive Plan”).

•	“FOR” ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the current year (see “Proposal 4 — Ratification of the selection of PricewaterhouseCoopers LLP as our Independent Registered Public Accounting Firm”).

If any other matter is presented at the meeting, your proxy will vote in accordance with the best judgment of the individual voting your shares as your proxy. At the time this proxy statement went to press, we knew of no other matters to be acted on at the meeting.

Vote Necessary to Approve Proposals

Directors are elected by a plurality, and the four nominees who receive the most votes will be elected. Abstentions and broker non-votes will not be taken into account in determining the outcome of the election.

Approval of the amendment and restatement of our 2003 Equity Incentive Plan, approval of the amendment and restatement of our Executive Incentive Plan and ratification of the selection of our independent registered public accounting firm each require the affirmative vote of the majority of the shares of common stock present or represented by proxy with respect to such proposal. Shares not present at the meeting and shares voting “abstain” have no effect on the election of directors. For the proposals approving the amendment and restatement of our 2003 Equity Incentive Plan, approving the amended and restatement of the Executive Incentive Plan and ratifying the selection of our independent registered public accounting firm, abstentions are treated as shares present or represented and voting, so abstaining has the same effect as a negative vote.

Under current New York Stock Exchange rules, if your broker holds your shares in its name, your broker is permitted to vote your shares on Proposals 1 and 4 even if it does not receive voting instructions from you. Please note that banks and brokers that have not received voting instructions from their clients cannot vote on their clients’ behalf on the proposal to approve the amendment and restatement to the 2003 Equity Incentive Plan and the Executive Incentive Plan. Broker non-votes on a proposal (shares held by brokers that do not have discretionary authority to vote on the matter and have not received voting instructions from their clients) are not counted or deemed present or represented for determining whether shareholders have approved these proposals.

Revoking Your Proxy

You may revoke your proxy by: (1) sending in another signed proxy card with a later date; (2) providing subsequent Internet or telephone voting instructions; (3) notifying our Secretary in writing before the meeting that you have revoked your proxy; or (4) voting in person at the meeting.

Proxy Solicitation Costs

The Company will bear the costs of soliciting proxies.

PROPOSAL 1
ELECTION OF DIRECTORS

Recommendation of the Board of Directors

The Board of Directors recommends that you vote “FOR” the election of each of the nominees for election as directors described below, which is designated as proposal No. 1 on the enclosed proxy card.

Our Board of Directors oversees the management of the Company on your behalf. Our Certificate of Incorporation and Bylaws currently provide for a classified Board of Directors. Each person elected as a Class I director at the annual meeting will serve a three-year term expiring at the 2011 annual meeting of shareholders. Our Governance Committee has recommended to the Board of Directors, and the Board of Directors has nominated for re-election the four persons currently serving as directors, whose terms are expiring at this annual meeting of shareholders. We did not receive any nominations from any shareholders.

Business background information on each of our director nominees is given below.

Nominees for election as Class I Directors (terms expiring at the 2011 annual meeting)

Howard I. Atkins	Director since April 2004

Mr. Atkins, age 57, is Senior Executive Vice President and Chief Financial Officer of Wells Fargo & Company in San Francisco, California. Prior to joining Wells Fargo in 2001, Mr. Atkins was Executive Vice President and Chief Financial Officer of New York Life Insurance Company in New York, New York from 1996 to 2001. Mr. Atkins also served as Executive Vice President and Chief Financial Officer of New Jersey-based Midlantic

Corporation from 1991 to 1996. Mr. Atkins joined the former Chase Manhattan Bank in 1974 and was, successively, in asset/liability management, U.S. capital markets/derivatives, head of Capital Markets for Europe, the Middle East and Africa, and head of the Bank’s worldwide derivatives trading business. He was Chase Manhattan Bank’s Treasurer from 1988 until 1991 when he became Chief Financial Officer of Midlantic Corporation.

Leslie S. Heisz	Director since March 2007

Ms. Heisz, age 47, is an experienced investment banking and finance executive, and currently is a managing director of the Los Angeles office of Lazard Freres & Co., where she provides strategic advisory services for clients in a variety of industries. Before joining Lazard in 2003, Ms. Heisz was managing director of the Los Angeles office of Dresdner Kleinwort Wasserstein (and its predecessor Wasserstein Perella & Co.) for six years, specializing in mergers and acquisitions and leading the Gaming and Leisure Group. She was also a vice president at Salomon Brothers, where she developed the firm’s industry-leading gaming practice, and a senior consultant specializing in strategic information systems at Price Waterhouse. Ms. Heisz currently is a board member for International Game Technology, a publicly-traded manufacturer and operator of electronic gaming devices.

Martha R. Ingram	Director since May 1996

Mrs. Ingram, age 72, is the Chairman of the Board of Ingram Industries Inc. and served as Chief Executive Officer of Ingram Industries from May 1996 to June 1999. Ingram Industries is a Nashville, Tennessee company with four operating divisions: Ingram Marine Group, which consists of Ingram Barge Company and Ingram Materials Company, Ingram Book Group, Lightning Source Inc. and Ingram Digital Group. Mrs. Ingram previously served as our Chairman of the Board from May 1996 to August 1996. She serves as Chairman of the Board of Trust of Vanderbilt University and recently served on the Boards of Directors of Weyerhaeuser Company and Regions Financial Corporation.

Linda Fayne Levinson	Director since August 2004

Ms. Levinson, age 66, is an advisor to professionally funded, privately held ventures. Ms. Levinson is presently Non Executive Chair of the Board of Connexus, Inc. (formerly VendareNetBlue), a privately held internet media company. From February through July 2006, Ms. Levinson was also Interim CEO of that company. From 1997 until May 2004, Ms. Levinson was a Partner of GRP Partners, a venture capital firm investing in early stage technology companies in the financial services, internet media and online retail sectors. From 1982 until 1998, Ms. Levinson was President of Fayne Levinson Associates, an independent consulting firm advising major corporations. Ms. Levinson also has been an executive at Creative Artists Agency, Inc.; a Partner of Wings Partner, a Los Angeles-based merchant bank; a Senior Vice President of American Express Travel Related Services Co., Inc.; and a Partner of McKinsey & Company, where she became the first woman partner in 1979. Ms. Levinson also serves as a member of the Board of Directors of NCR Corporation, Jacobs Engineering Group Inc., The Western Union Company and DemandTec, Inc.

Continuing Class II Directors (terms expiring at the 2009 annual meeting)

John R. Ingram	Director since April 1996

Mr. Ingram, age 46, is Vice Chairman of Ingram Industries Inc., CEO of Ingram Content Holdings, Ingram Industries’ operating division of Ingram Book Group related companies, Ingram Digital related companies, and Lightning Source Inc., a print-on-demand and digital distribution company. He was Co-President of Ingram Industries from January 1996 to June 1999. Mr. Ingram was also President of Ingram Book Company from January 1995 to October 1996. Mr. Ingram served as our Acting Chief Executive Officer from May 1996 to August 1996 and held a variety of positions at the Company from 1991 through 1994, including Vice President of Purchasing and Vice President of Management Services at Ingram Micro Europe, and Director of Purchasing.

Dale R. Laurance	Director since May 2001

Dr. Laurance, age 62, is the owner of Laurance Enterprises LLC, a private advisory services company. He is also the owner of Nightingale Properties, LLC, a Hawaiian real estate development company. He retired from Occidental Petroleum Corporation on December 31, 2004 where he had served as President since 1996 and Director since 1990. From 1983 to 1996 he served in various management and executive positions with Occidental Petroleum Corporation. Dr. Laurance also serves on the Advisory Board of Hancock Park Associates. Dr. Laurance is a director of the Saint John’s Health Center and serves on the Board of Trustees of the Polytechnic School. He also serves on the Board of Trustees of the Children’s Bureau and the Advisory Board of the Golden West Humanitarian Foundation. Dr. Laurance has been our Chairman of the Board since the Company’s annual meeting of shareholders in June 2007.

Gerhard Schulmeyer	Director since July 1999

Mr. Schulmeyer, age 69, is Managing Partner of Gerhard LLC. From January 2002 to July 2006, Mr. Schulmeyer was Professor of Practice at the MIT Sloan School of Management. Mr. Schulmeyer served as President and Chief Executive Officer of Siemens Corporation, the holding company for U.S. businesses of Siemens AG (Munich, Germany), a world leader in electrical engineering and electronics in the information and communications, automation and control, power, transportation, medical and lighting fields, from January 1999 to December 2003. Prior to assuming such positions, he served as President and Chief Executive Officer of Siemens Nixdorf, Munich/Paderborn, a position he held since 1994. Mr. Schulmeyer serves on the Board of Directors of Zurich Financial Services and Korn/Ferry International.

Continuing Class III Directors (terms expiring at the 2010 annual meeting)

Orrin H. Ingram II	Director since September 1999

Mr. Ingram, age 47, is President and Chief Executive Officer of Ingram Industries Inc. Mr. Ingram held numerous positions with Ingram Materials Company and Ingram Barge Company before being named Co-President of Ingram Industries in January 1996. He was named to his present position as President and Chief Executive Officer of Ingram Industries in June 1999. He remains Chairman of Ingram Barge Company.

Michael T. Smith	Director since May 2001

Mr. Smith, age 64, is the former Chairman of the Board and Chief Executive Officer of Hughes Electronics Corporation, a world leading provider of digital television entertainment, broadband services, satellite-based private business networks, and global video and data broadcasting, serving from October 1997 to May 2001. Prior to assuming such positions in October 1997, Mr. Smith was Vice Chairman of Hughes Electronics and Chairman of Hughes Aircraft Company, responsible for the aerospace, defense electronics and information systems businesses of Hughes Electronics. He joined Hughes Electronics in 1985, the year the Company was formed, as Senior Vice President and Chief Financial Officer after spending nearly 20 years with General Motors Corporation in a variety of financial management positions. Mr. Smith is a member of the Board of Directors of Alliant Techsystems, Inc., Teledyne Technologies, Flir Inc. and Wabco Holdings Inc.

Gregory M.E. Spierkel	Director since June 2005

Mr. Spierkel, age 51, has been our Chief Executive Officer since June 2005. He previously served as President from March 2004 to June 2005, as Executive Vice President and President of Ingram Micro Europe from June 1999 to March 2004, and as Senior Vice President and President of Ingram Micro Asia-Pacific from July 1997 to June 1999. Prior to joining Ingram Micro, Mr. Spierkel was Vice President of Global Sales and Marketing at Mitel Inc., a manufacturer of telecommunications and semiconductor products, from March 1996 to June 1997 and was President of North America at Mitel from April 1992 to March 1996. Mr. Spierkel has been named to serve on the Board of Directors of PACCAR Inc. effective as of PACCAR’s 2008 annual meeting of stockholders on April 22, 2008.

Joe B. Wyatt	Director since October 1996

Mr. Wyatt, age 72, has been Chancellor Emeritus of Vanderbilt University in Nashville, Tennessee, since his retirement as Chancellor of Vanderbilt University, a position that he held from 1982 to 2000. Mr. Wyatt has also been a principal of The Washington Advisory Group since August 2000. Mr. Wyatt was previously a Director of Ingram Industries from April 1990 through October 1996. Mr. Wyatt is a Director of El Paso Corporation and Hercules Incorporated. He also serves as Chairman of the Universities Research Association.

Martha R. Ingram is the mother of John R. Ingram and Orrin H. Ingram II. There are no other family relationships among our directors or executive officers.

BOARD OF DIRECTORS

The Board of Directors held 7 meetings during fiscal year 2007. All directors attended more than 75% of the total number of meetings of the Board and the committees on which he or she served in 2007. The Board and its committees regularly hold executive sessions of non-management directors without management present. As a matter of policy, directors are encouraged and expected to attend the annual meeting of shareholders. All directors, with the exception of Howard Atkins, attended Ingram Micro’s 2007 annual meeting of shareholders.

Compensation of Board of Directors

Ingram Micro pays directors who are not employed by the Company (“non-management directors”) (1) an annual retainer award of cash, stock options and restricted stock/restricted stock units with an estimated value of $180,000 for Board members who do not chair a committee, $195,000 for chairs of Board committees other than the Audit Committee, and $200,000 for the Audit Committee Chair, and (2) meeting fees for attending meetings of the Board.

Annual Retainer Award. The mix of cash, stock options and restricted stock/restricted stock units for the annual retainer award must be selected by each non-management director prior to December 31 of each year or promptly upon initial election to the Board, as the case may be. The award is pro rated for partial year service. The mix of cash, stock options and restricted stock/restricted stock units for the annual retainer award is subject to the following assumptions and restrictions:

•	Cash. If cash is selected as a component of compensation, the amount that may be selected ranges from $0 to $70,000. Committee chairs are paid a minimum of $15,000 cash and may elect a maximum amount of $85,000. The Audit Committee Chair is paid a minimum of $20,000 in cash and may elect a maximum of $90,000. Board members are allowed to defer 100% of their cash compensation in accordance with Section 409A of the Internal Revenue Code of 1986 (the “Code”) and Department of Treasury regulations and other interpretive guidance issue thereunder.

•	Equity-based Compensation. Equity-based compensation must be selected as a component of compensation. The equity-based compensation may consist of stock options, restricted stock/restricted stock units or a combination thereof and must have a value of at least $110,000. The sum of the cash retainer and the value of the equity-based compensation selected may not exceed $180,000 ($195,000 for Committee Chairs and $200,000 for the Audit Committee Chair).

•	Stock Options. Options are granted as non-qualified stock options at the time of the annual stock option grant made to our management each year (the first trading day in January) (the “management grant date”). For 2007 awards, the number of options to be granted was based on the dollar value of the amount of stock options selected, divided by the value per share of the Company’s stock options, rounded up to the next whole share. The value per share was determined in accordance with Statement of Financial Accounting Standards No. 123R (“FAS 123R”). The options have an exercise price equal to the closing price of our common stock on the New York Stock Exchange (the “NYSE”) on the date of grant, vest one-twelfth per month and have a term of ten years less one day.

•	Restricted Stock/Restricted Stock Units. Restricted stock/restricted stock units are also granted on the management grant date. The number of shares granted are equal to the dollar value of the amount of restricted stock selected divided by the closing price of our common stock on the NYSE on the date of grant rounded up to the next whole share. Restrictions on the shares granted in 2007 lapsed on December 31, 2007. Restricted stock units were added in 2005 and, if elected, are allowed to be deferred in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issue thereunder.

Meeting Fees. Non-management directors also receive a cash fee of $1,500 for each Board and committee meeting they attend, whether in person or by conference telephone call.

Additional Compensation for Non-Executive Chairman of the Board. Dr. Laurance, who succeeded Kent Foster as Chairman of the Board on June 6, 2007, continues to receive compensation as a non-executive Board member pursuant to the Compensation Plan for Non-Executive Members of the Board of Directors. Dr. Laurance also receives additional compensation in his role as non-executive Chairman of the Board pursuant to the Compensation Plan of Non-Executive Chairman of the Board of Directors adopted by the Board on March 27, 2007 (“Non-Executive Chairman Plan”). Under the Non-Executive Chairman Plan, Dr. Laurance receives additional annual compensation in an amount equal to $250,000 payable in cash and equity (stock options, restricted stock or restricted stock units) settled in shares reserved under the Company’s 2003 Equity Incentive Plan (the “2003 Plan”). If cash is selected as a component, the amount that may be selected ranges from $0 to $100,000. The equity-based compensation may consist of stock options, restricted stock/restricted stock units or a combination thereof and must have a value of at least $150,000.

Compensation for Former Non-Executive Chairman of the Board. Mr. Foster retired as our non-executive Chairman of the Board effective June 6, 2007. The Company entered into an agreement with Mr. Foster effective June 1, 2005 for his new role as non-executive Chairman of the Board (the “2005 Agreement”). The 2005 Agreement provided that all stock options previously awarded to Mr. Foster will continue to vest according to their original terms and be exercisable until the earlier of (i) the expiration date of such option grant or (ii) the fifth anniversary of the date Mr. Foster ceases to perform services for the Company or its Board of Directors. The 2005 Agreement further provided that Mr. Foster’s interest in all then existing long-term executive cash incentive programs (the 2003-2005 cash long-term incentive program (the “2003-2005 Cash LTIP”), the 2004-2006 cash long-term incentive program (the “2004-2006 Cash LTIP”), the June 2005-2006 cash long-term incentive program (the “June 2005-2006 Cash LTIP”), and the 2005-2007 cash long-term incentive program (the “2005-2007 Cash LTIP”) under the Ingram Micro Inc. Executive Incentive Plan (the “EIP”) would continue to accrue in full and be paid to Mr. Foster, except as noted below, at the same time as payments are made (if any) to other participants. Payments under these programs are based on the Company’s achievement against pre- established objective performance measures over the performance periods. Minimum performance standards have been established below which no payments will be made.

The Company made no payments under the 2003-2005 Cash LTIP to any of the participants because the pre-established performance measures for the relevant performance period were not achieved. Although the performance cycle for the 2004-2006 Cash LTIP program has ended, this 2004-2006 program’s financial metrics are based upon Ingram Micro performance relative to an identified peer group. The information necessary to finalize these calculations has been delayed due to late reporting by one of the peer companies and will not be available until after the publication of this proxy.

The performance for the June 2005-2006 program has been calculated and approved by the Human Resources Committee for payment to eligible participants at an achievement of 82.6%. This payout represents the minimum amount that would be paid under either the 2004-2006 Cash LTIP program or the June 2005-2006 program. In accordance with the June 2005-2006 program, any participant who is also a participant in the 2004-2006 Cash LTIP program is eligible to receive either the greater of the award payment earned under the 2004-2006 Cash LTIP or the June 2005-2006 program. Rather than delay payment, management, with the Human Resources Committee’s approval, agreed to make the minimum payment to participants who are eligible under both programs under the terms of the June 2005-2006 program. Accordingly, a payment under the June 2005-2006 Cash LTIP in the amount of $683,267 was approved by the Human Resources Committee and paid to Mr. Foster in 2007. A payment in the amount of $986,022, calculated in comparison to the 2005-2007 Cash LTIP, will be made to Mr. Foster as a bonus outside of the 2005-2007 Cash LTIP during May 2008 pursuant to the terms of the 2005 Agreement. Mr. Foster also received a $6 million cash retention bonus in 2007 under the terms of the 2005 Agreement since he remained as the non-executive Chairman of the Board through June 1, 2007. While Mr. Foster was our non-executive Chairman of the Board, he also received an annual non-executive Chairman’s compensation package comprised of an annual award of cash and equity-based compensation with an estimated value of approximately $650,000, plus the standard Board of Director’s compensation package comprised of an annual award of cash and equity-based compensation, with an estimated value of approximately $167,000.

2007 Compensation of Non-Management Directors.  The following table lists the 2007 non-management director compensation which is comprised of: (1) an annual Board retainer payable in cash, stock options, restricted stock, restricted stock units or a combination thereof, based on each Board member’s election, (2) meeting fees paid for attending meetings of the Board and Board committees, and (3) additional compensation for the non-executive Chairman of the Board and former non-executive Chairman of the Board as discussed above.

DIRECTOR COMPENSATION
(for fiscal year 2007)

					Change in
					Pension
					Value and
				Non-Equity	Nonqualified
	Fees Earned	Stock	Option	Incentive Plan	Deferred
	or Paid	Awards	Awards	Compensation	Compensation	All Other
Name	in Cash ($)	($)(1)	($)(2)	($)	Earnings	Compensation ($)		Total ($)

Howard Atkins(3)	$103,000	$110,000	—	—	—	—		$213,000
Kent B. Foster(4)	150,991	275,509	—	—	—	$6,004,384	(5)	6,430,884
Leslie Heisz(6)	36,000	150,000	—	—	—	—		186,000
John R. Ingram(7)	110,500	110,000	—	—	—	—		220,500
Martha R. Ingram(8)	98,500	—	$111,333	—	—	—		209,833
Orrin H. Ingram II(9)	106,000	—	111,333	—	—	—		217,333
Dale R. Laurance(10)	40,500	125,000	182,179	—	—	—		347,679
Linda Fayne Levinson(11)	108,750	70,000	40,488	—	—	—		219,238
Gerhard Schulmeyer(12)	119,500	110,000	—	—	—	—		229,500
Michael T. Smith(13)	127,000	85,000	25,305	—	—	—		237,306
Joe B. Wyatt(14)	130,500	—	111,333	—	—	—		241,833

(1)	Unless otherwise noted, restricted stock or restricted stock units disclosed under “Stock Awards” were granted on January 3, 2007 and restrictions lapsed on December 31, 2007. The amount disclosed reflects the actual amounts elected to be received by each Board member. The company expensed the grant date fair value of the awards determined pursuant to FAS 123R of $20.70 per unit and is equal to the closing price of Ingram Micro common stock on the NYSE on January 3, 2007 (the date of grant). Since the Company’s 2007 fiscal year closed on December 29, 2007, the amount recognized in the financial statements for the fiscal year then ended is slightly less than the full grant amount, with the balance being recognized in the 2008 fiscal year.

(2)	Unless otherwise noted, stock options disclosed under “Option Awards” were granted on January 3, 2007 with an exercise price of $20.70 per share (equal to the closing price of Ingram Micro common stock on the grant date), vest one-twelfth per month over a twelve-month period commencing January 31, 2007, and expire 10 years less one day from grant date. Since the information required to be disclosed under this column are the amounts equal to the grant date fair value of the awards determined pursuant to FAS 123R, these amounts may not conform to the exact dollar value of equity awards selected by our Board members. The $7.9766 per share fair value of the January 3, 2007 stock option award was determined in accordance with FAS 123R using a Black-Scholes model and the following assumptions: stock price volatility of 37.98%; expected option life of 4.5 years; dividend yield of 0%; and risk free interest rate of 4.668%. See notes 2 and 11 to Ingram Micro’s consolidated financial statements on the Company’s Annual Report on Form 10-K for the fiscal year ended December 29, 2007, which was filed with the Securities and Exchange Commission (the “SEC”) on

February 27, 2008, for a discussion of the estimated forfeiture rate which is not required to be taken into account for these FAS 123R values.

(3)	Mr. Atkins was eligible to receive annual Board compensation in the amount of $180,000, of which he elected to receive $70,000 in cash and $110,000 in restricted stock. The cash portion was paid in four equal quarterly installments. In addition, Mr. Atkins attended 22 meetings in 2007 and was paid $33,000 in meeting fees.

(4)	Mr. Foster retired from the Board on June 6, 2007. Mr. Foster was eligible to receive compensation in his capacity as non-executive Chairman in the amount of $270,833 based on his five months of service in 2007. He elected to receive $105,324 in cash and $165,509 in restricted stock units. The cash portion was paid in two quarterly installments. The restricted stock units were granted on January 3, 2007 and the restrictions lapsed on May 31, 2007. In addition, Mr. Foster was eligible to receive annual Board compensation in the amount of $75,000, based on five months of service in 2007. Mr. Foster elected to receive $29,167 in cash and $45,833 in restricted stock units (pro rated for his five months of service). The restricted stock units were granted on January 3, 2007 and the restrictions lapsed on June 30, 2007. Mr. Foster also attended 11 meetings and was paid $16,500 in meeting fees.

(5)	Mr. Foster’s “All Other Compensation” of $6,004,384 is pursuant to the 2005 Agreement that provides $6,000,000 for a Non-Executive Chairman retention bonus and $4,384 for perquisites that include technical support for computer and telecommunications, executive administrative support and tax preparation fees. Not included in this table is Mr. Foster’s performance award granted to him when he was our Chief Executive Officer under the June 2005-2006 Cash LTIP, which program performance period concluded at the end of fiscal year 2006, and Mr. Foster was paid $683,267 (at 82.6% of target) in 2007; and under the 2005-2007 Cash LTIP, which program performance period concluded at the end of fiscal year 2007, and Mr. Foster will be paid a bonus outside of the 2005-2007 Cash LTIP in an amount of $986,022 (at 119.2% of target) in May 2008. See “Compensation of Board of Directors — Compensation for Former Non-Executive Chairman of the Board” for additional compensation information relating to Mr. Foster’s agreement, including his continued eligibility while non-executive Chairman of the Board in the first half of 2007 under the Company’s cash long-term incentive programs.

(6)	Ms. Heisz was elected to the Board on March 1, 2007 and was eligible to receive annual Board compensation in the amount of $150,000, based on ten months of service during 2007. Ms. Heisz elected to receive $150,000 in restricted stock units, which were granted on April 2, 2007 and restrictions lapsed on December 31, 2007. The closing price of Ingram Micro stock on the day of grant was $19.28. In addition, Ms. Heisz attended 24 meetings in 2007 and was paid $36,000 in meeting fees. The cash portion was paid in four quarterly installments. Ms. Heisz deferred receipt of her restricted stock units until she retires from the Board.

(7)	Mr. J. Ingram was eligible to receive annual Board compensation in the amount of $180,000, of which he elected to receive $70,000 in cash and $110,000 in restricted stock. The cash portion was paid in four equal quarterly installments. In addition, Mr. Ingram attended 27 meetings in 2007 and was paid $40,500 in meeting fees.

(8)	Mrs. Ingram was eligible to receive annual Board compensation in the amount of $180,000, of which she elected to receive $70,000 in cash and $110,000 in stock options. The cash portion was paid in four equal quarterly installments. Mrs. Ingram attended 19 meetings in 2007 and was paid $28,500 in meeting fees.

(9)	Mr. O. Ingram was eligible to receive annual Board compensation in the amount of $180,000, of which he elected to receive $70,000 in cash and $110,000 in stock options. The cash portion was paid in four equal quarterly installments. In addition, Mr. Ingram attended 24 meetings in 2007 and was paid $36,000 in meeting fees.

(10)	Dr. Laurance was eligible to receive annual Board compensation in the amount of $195,000 ($15,000 more than non-chair Board members due to his service as Chair of the Governance Committee), of which he elected $15,000 in cash and $180,000 in stock options. When Dr. Laurance was elected Non-Executive Chairman of the Board effective June 6, 2007, his annual Board compensation was reduced by $7,500 in cash since he resigned as Chair of the Governance Committee. However, Dr. Laurance was eligible to receive additional compensation as Non-Executive Chairman of the Board in the amount of $125,000, based on six full months of service, of which he elected to receive $125,000 in restricted stock units. The restricted stock units were granted on July 2, 2007 and restrictions lapsed on December 31, 2007. The closing price of Ingram Micro stock on the day of grant was $21.60. In addition, Dr. Laurance attended 22 meetings in 2007 where he was entitled to earn meeting fees in the sum of $33,000. Dr. Laurance deferred receipt of all of his cash compensation and restricted stock units until his retirement from the Board.

(11)	Ms. Fayne Levinson was eligible to receive annual Board compensation in the amount of $180,000, of which she elected $70,000 in cash, $40,000 in stock options and $70,000 in restricted stock units. When Ms. Fayne Levinson was elected to serve as Chair of the Human Resources Committee on June 6, 2007, she was eligible to receive an additional $8,750 in cash. The cash portion of Ms. Levinson’s annual Board compensation was paid in four quarterly installments. In addition, Ms. Levinson attended 20 meetings in 2007 and was paid $30,000 in meeting fees. Ms. Fayne Levinson elected to defer receipt of her restricted stock units until December 31, 2009.

(12)	Mr. Schulmeyer was eligible to receive annual Board compensation in the amount of $195,000 ($15,000 more than non-chair Board members due to his service as Chair of the Executive and Finance Committee). Mr. Schulmeyer elected to receive $85,000 in cash and $110,000 in restricted stock units. The cash portion was paid in four equal quarterly installments. In addition, Mr. Schulmeyer attended 23 meetings in 2007 and was paid $34,500 in meeting fees. Mr. Schulmeyer deferred receipt of his restricted stock units until he retires from the Board.

(13)	Mr. Smith was eligible to receive annual Board compensation in the amount of $195,000 ($15,000 more than non-chair Board members due to his service as Chair of the Human Resources Committee through June 6, 2007 and as Chair of the Governance Committee since June 6, 2007). Mr. Smith elected to receive $85,000 in cash, $25,000 in stock options and $85,000 in restricted stock. In addition, Mr. Smith attended 28 meetings in 2007 and was paid $42,000 in meeting fees. Mr. Smith deferred receipt of all of his cash compensation until he retires from the Board.

(14)	Mr. Wyatt was eligible to receive annual Board compensation in the amount of $200,000 ($20,000 more than non-chair Board members due to his service as Chair of the Audit Committee). Mr. Wyatt elected to receive $90,000 in cash and $110,000 in stock options. The cash portion was paid in four equal quarterly installments. In addition, Mr. Wyatt attended 27 meetings in 2007 and was paid $40,500 in meeting fees.

Stock Ownership Requirement. Each director is required to achieve and maintain ownership of at least 15,000 shares of our common stock (with vested but unexercised stock options counted as owned shares) beginning five years from the date of his or her election to the Board. All current directors, with the exception of Ms. Heisz, who was elected as director effective March 1, 2007, meet this stock ownership requirement. Each director is also reimbursed for expenses incurred in attending meetings of the Board and Board committees. Each director is also able to elect to defer his or her cash compensation through a non-qualified deferral plan. Directors who defer cash compensation may elect to have earnings, or losses, credited to their deferrals as if their deferrals were invested in the various investment options available under the Company’s Supplemental Investment Savings Plan, a non-qualified deferred compensation plan. Directors are not credited with “above-market” or “preferential” interest.

Committees of the Board of Directors

Our Board of Directors has standing Audit, Executive and Finance, Governance and Human Resources Committees. The Board Committees frequently meet in executive session with no members of management present. The following table lists members of the Committees as of the date of the Proxy Statement.

Executive
		and		Human
	Audit	Finance	Governance	Resources
Name	Committee	Committee	Committee	Committee

Dale R. Laurance		*
Howard I. Atkins		*		*
Leslie S. Heisz	*	*
John R. Ingram	*		*
Martha R. Ingram		*	*
Orrin H. Ingram II		*		*
Linda Fayne Levinson			*	**
Gerhard Schulmeyer		**		*
Michael T. Smith	*		**
Joe B. Wyatt	**		*

*	Member

**	Chair

Audit Committee — 15 meetings in 2007.  The Audit Committee assists our Board of Directors’ oversight of (1) the integrity of our financial reporting processes and systems of internal controls regarding finance, accounting, legal and ethical compliance, (2) our compliance with legal and regulatory requirements, and (3) the independence and performance of our independent registered public accounting firm and internal audit department. In addition, the Audit Committee is charged with providing an avenue of open communication among our independent registered public accounting firm, management, our internal audit department, and our Board of Directors. The Audit Committee also appoints our independent registered public accounting firm, discusses and reviews in advance the scope of and the fees to be paid in connection with the annual audit and reviews the results of the audit with our independent registered public accounting firm, monitors the independence and performance of our independent registered public accounting firm, reviews our compliance with applicable major accounting and financial reporting policies, reviews the adequacy of our financial organization, reviews management’s procedures and policies relating to the adequacy of our internal accounting controls and compliance with applicable laws relating to accounting practices and reviews our draft annual report on Form 10-K, quarterly reports on Form 10-Q, and annual financial statements and other key accounting and/or reporting matters, and the activities and recommendations of our internal audit department. The Audit Committee discusses the Company’s earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies. A detailed list of the Audit Committee’s functions is included in its charter, which can be accessed by following the links to “Corporate Governance” under “Investor Relations” on the Company’s website at www.ingrammicro.com.

Executive and Finance Committee — 5 meetings in 2007.  The Executive and Finance Committee oversees the financial affairs and policies of the Company and makes decisions requiring the attention of the Board between regularly scheduled meetings of the Board, subject to the limitations set forth in our Bylaws. Under our Bylaws, during the period of time between each regularly scheduled meeting of the Board, management decisions requiring the immediate attention of the Board of Directors may be made with the approval of a majority of the members of the Executive and Finance Committee; provided, however, that the Executive and Finance Committee shall not have the authority to approve certain delineated items which require the approval of the Board. A detailed list of the Executive and Finance Committee’s functions is included in its charter, which can be accessed by following the links to “Corporate Governance” under “Investor Relations” on the Company’s website at www.ingrammicro.com.

Governance Committee — 5 meetings in 2007.  The Governance Committee is responsible for developing and recommending to the Board a set of corporate governance principles applicable to the Company, and thereafter recommending such changes as it deems appropriate to maintain effective corporate governance. In addition, the Governance Committee is responsible for identifying candidates for election to the Board of Directors, developing and reviewing background information for candidates, making recommendations to the Board regarding such candidates, reviewing and making recommendations to the Board with respect to candidates for directors proposed by shareholders, and recommending for nomination by the Board, the members of Board committees, as well as Board committee chair positions. The Governance Committee also reviews and recommends for consideration and approval by the Board the form and amounts of compensation for non-management directors and oversees the annual self-evaluations of the Board and its committees, as well as director performance and board dynamics.

Our Corporate Governance Guidelines (the “Guidelines”) provide that non-management directors shall choose a Lead Director when the Chairman of the Board is not independent of management and that the Chairman of the Board shall perform the duties of the Lead Director when the Chairman is independent of management. As non-executive Chairman of the Board, Dr. Laurance is our Lead Director and as such, presided at executive sessions of the Company’s non-management directors since his election as Chairman on June 6, 2007.

A detailed list of the Committee’s functions is included in its charter, which can be accessed by following the links to “Corporate Governance” under “Investor Relations” on the Company’s website at www.ingrammicro.com.

Human Resources Committee — 10 meetings in 2007.  The Human Resources Committee assists the Board in overseeing and establishing the compensation of all executive officers and administering all stock-related and long-term executive incentive plans. The Human Resources Committee reviews and reports to the Board on our key strategic and operational human resource issues, ensuring that investments in human assets provide maximum return to all partners — associates, customers, shareholders and vendors. The Committee’s oversight areas include executive compensation strategy, succession planning processes and key leader succession planning, and work environment assessment and improvement. A detailed list of the Human Resources Committee’s functions is included in its charter and can be accessed by following the links to “Corporate Governance” under “Investor Relations” on the Company’s website at www.ingrammicro.com. Additional information on the Human Resources Committee’s processes and procedures for consideration of executive compensation are addressed in the Compensation Discussion and Analysis below.

Corporate Governance

Code of Conduct.  Our code of conduct applies to all members of the Board of Directors, officers appointed by the Board of Directors and other Ingram Micro associates and codifies our commitment to the highest standards of corporate governance. If we make any amendment to the code of conduct or grant any waiver, including any implicit waiver, from a provision of the code of conduct to our Chief Executive Officer, Chief Financial Officer or Controller, we will disclose the nature of the amendment or waiver at www.ingrammicro.com or on a current report on Form 8-K.

Corporate Governance Guidelines.  In March 2007, the Board of Directors amended the Guidelines to, among other things, remove the mandatory retirement age for directors, and provide that non-management directors shall choose a Lead Director when the Chairman of the Board is not independent of management and that the Chairman of the Board shall perform the duties of the Lead Director when the Chairman is independent of management. Effective corporate governance that ensures management follows the highest ethical standards is not a new concept to the Company. It is an important principle that is embraced at all levels of the Company, beginning with how our Board operates. Members of our Board of Directors are kept informed about our business through discussions with the Chief Executive Officer, President and Chief Operating Officer, Chief Financial Officer and other key members of management, by reviewing materials provided to them, and by participating in meetings of the Board of Directors and its committees. Our Board members provide feedback to management on a regular basis and meet in executive session, without any members of management, at each regular meeting.

The Guidelines address important corporate governance policies and procedures, including those relating to (1) composition of the Board and membership criteria; (2) director qualifications (such as independence, simultaneous service on other Boards and conflicts of interests); (3) Board member responsibilities (including attendance at annual shareholder meetings); (4) establishment of Board agenda; (5) establishment of a lead director position; (6) regularly scheduled meetings of non-management Board members; (7) Board size; (8) Board committees;

(9) Board member access to management and independent advisors; (10) director compensation; (11) director orientation and continuing education; (12) management evaluation and management succession; and (13) annual performance evaluation of the effectiveness of the Board and its committees.

Our Board expects to consider further amendments to the Guidelines from time to time as rules and standards are revised and/or finalized by various regulatory agencies, including the SEC and the NYSE, and to address any changes in our operations, organization or environment.

Independence Determination for Directors

The Board of Directors adopted director independence standards as part of the Guidelines. Pursuant to the Guidelines, the Board undertook its annual review of director independence in March 2008. During this review, the Board considered any transactions and relationships between each director or any member of his or her immediate family and the Company and its subsidiaries and affiliates, including holdings of stock of the Company by Martha, John and Orrin Ingram and certain arms-length commercial relationships between Ingram Micro and Wells Fargo (where Mr. Atkins serves as Chief Financial Officer), which are immaterial in amount and nature to both Wells Fargo and Ingram Micro and did not create conflicts of interests under Ingram Micro’s Code of Conduct, relating to (i) a sublease between Ingram Micro Canada and a Wells Fargo subsidiary in Canada and (ii) ordinary course lease financing provided by a Wells Fargo finance subsidiary to certain of Ingram Micro’s end-user customers pursuant to which Ingram Micro US receives immaterial customary referral fees. The Board also considered Ms. Heisz’s position as a managing director at Lazard Freres & Co. and the ownership of Ingram Micro common stock by Lazard Asset Management LLC, together with Ms. Heisz’s representation that she had no investment authority, or decision making responsibility, with respect to Lazard Asset Management LLC’s position in Ingram Micro common stock.

The purpose of this review was to determine whether any such relationships or transactions were inconsistent with a determination that the director is independent.

As a result of this review, the Board determined that all of the directors nominated for election at the annual meeting, as well as all other directors serving on the Board are independent of the Company and its management under the standards set forth in the Guidelines, as well as under Audit Committee independence requirements of the SEC and the NYSE, with the exception of Gregory Spierkel. Mr. Spierkel is considered an inside director because of his current employment as a senior executive of the Company. All of the members of the Human Resources, Audit and Governance Committees are independent.

Audit Committee Financial Qualifications

Our Board of Directors has determined that each member of the Audit Committee: (1) meets the independence criteria prescribed by applicable law and rules of the SEC for Audit Committee membership and (2) is an “independent director” within the meaning of NYSE listing standards and the standards established by the Company. Each member of the Audit Committee also meets the NYSE’s financial literacy requirements. No member of our Audit Committee serves on more than three audit committees of public corporations.

In addition, the Board of Directors has designated each of Michael Smith and Leslie Heisz as an “audit committee financial expert” as such term is defined in Item 407(d)(5)(ii) of Regulation S-K promulgated by the SEC. The Board has also determined that they meet the NYSE’s accounting or related financial management expertise requirements through experience gained, for Mr. Smith, in previous positions as former Chairman of the Board and Chief Executive Officer of Hughes Electronics Corporation, Vice Chairman of Hughes Electronics and Chairman of Hughes Aircraft Company, as Senior Vice President and Chief Financial Officer of Hughes Electronics, and in nearly 20 years with General Motors Corporation in a variety of financial management positions; and for Ms. Heisz, as an experienced investment banking and finance executive, and currently as a managing director of the Los Angeles office of Lazard Freres & Co., where she provides strategic advisory services for clients in a variety of industries.

Director Nominations

General Criteria and Process.  In identifying and evaluating director candidates, the Governance Committee does not set specific criteria for directors. As expressed in the Governance Committee charter, in nominating candidates, the Governance Committee shall comply with the requirements of the Company’s Bylaws and take into consideration such other factors as it deems appropriate. These factors may include judgment, skill, diversity, experience with businesses and other organizations of comparable size, the interplay of the candidate’s experience with the experience of other Board members, and the extent to which the candidate would be a desirable addition to the Board and any committees of the Board. The Governance Committee may use and pay for assistance from consultants, including obtaining background checks, and advice from outside counsel, to assist its review and evaluation.

Shareholder Nominations.  Shareholders who wish to recommend nominees for consideration by the Governance Committee may submit their nominations in writing to our Corporate Secretary at the address set forth below under “Annual Report.” The Governance Committee may consider such shareholder recommendations when it evaluates and recommends nominees to the Board of Directors for submission to the shareholders at each annual meeting. In addition, shareholders may nominate directors for election by complying with the eligibility, advance notice and other provisions of the policy. Under the policy, the shareholder must provide timely notice of the nomination to us to be considered by the Governance Committee in connection with the Company’s next annual meeting of shareholders. To be timely, the Corporate Secretary must receive the shareholder’s proposal and the information required in the policy on or before December 30th of the year immediately preceding such annual meeting. A copy of the policy is available on the Investor Relations section of the Company’s website, www.ingrammicro.com.

Contacting the Board and Further Information on Corporate Governance

Any interested person who desires to communicate with the Company’s non-management directors may so do as follows:

•	Confidentially or anonymously through the Company’s Hotline, 1 (877) INGRAM2, or 1 (877) 464-7262.

•	By writing to the Board of Directors. The Corporate Secretary will promptly forward such interested person communications so received to the Company’s Board of Directors, to the individual director or directors to whom the communication was addressed or other appropriate departments or outside advisors, depending on the nature of the concern. Interested persons who wish to communicate directly with the Board of Directors may do so by writing to our Corporate Secretary, Worldwide Legal Department, Ingram Micro Inc., 1600 East Saint Andrew Place, Santa Ana, California 92705.

Our code of conduct, the Guidelines, and shareholder nominations policy and committee charters are accessible by following the links to “Corporate Governance” on the Company’s website at www.ingrammicro.com. Furthermore, upon request to our Corporate Secretary at the address set forth below under “Annual Report,” we will provide copies of our code of conduct, the Guidelines, shareholder nominations policy and committee charters without charge.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows the amount of common stock beneficially owned (unless otherwise indicated) by our directors, the executive officers named in the Summary Compensation Table found on page 35 of this proxy statement, our directors and executive officers as a group, and beneficial owners of more than 5% of our common stock. The amounts shown include shares of our common stock which each such individual has the right to acquire within 60 days after January 14, 2008. Except as otherwise indicated, all information is as of January 14, 2008. At January 14, 2008, there were 173,154,802 shares of common stock outstanding (excluding treasury shares). No shares of common stock held by our directors or named executive officers have been pledged.

	Common Stock
Name	Shares Beneficially Owned		% of Class(1)

Directors:
Dale R. Laurance	130,370	(2)(6)	*
Howard I. Atkins	26,078	(6)	*
Leslie S. Heisz	13,961	(6)	*
John R. Ingram(3)(4)	16,944,516	(2)(5)	9.8%
Martha R. Ingram(3)(4)	15,436,057	(2)(5)	8.9%
Orrin H. Ingram II(3)(4)	16,981,039	(2)(5)	9.8%
Linda Fayne Levinson	38,998	(2)(6)	*
Gerhard Schulmeyer	78,241	(2)(6)	*
Michael T. Smith	90,613	(2)(6)	*
Joe B. Wyatt	147,453	(2)	*
Named Executive Officers:
Gregory M.E. Spierkel	1,128,952	(2)	*
William D. Humes	254,444	(2)	*
Alain Monié	265,970	(2)	*
Kevin M. Murai(7)	176,169	(2)	*
Henri T. Koppen(7)	520,804	(2)	*
Alain Maquet	156,820	(2)	*
Executive Officers and Directors, as a group (23 persons)	15,074,288	(2)(5)(6)	8.5%
Other 5% Shareholders:
E. Bronson Ingram QTIP Marital Trust(3)(4)	15,099,259		8.7%
Lazard Asset Management LLC(8)	8,747,939		5.1%

*	Represents less than 1% of our outstanding common stock.

(1)	Treasury shares are not included when calculating percent of class of Common Stock.

(2)

				Includes Shares of
				Ingram Micro Common
				Stock Held by
				New York Life
			Includes Shares of	Retirement Plan
			Ingram Micro Common	Services as Record
		Includes	Stock Held by	Keeper and
		Unvested	Fidelity	Custodian of the
		Options to	Investments as	Ingram 401(k) Plan.
	Includes	Purchase	administrator of	Administered by The
	Vested	Shares of	the Ingram Micro	Ingram 401(k)
	Options to	Ingram Micro	401(k) Plan, based	Committee. Based on
	Purchase	Common Stock	on information	information
	Shares of	Scheduled to Vest	received from such	received from such
	Ingram Micro	within 60 days	administrator as of	administrator as of
Name	Common Stock	of January 14, 2008	December 31, 2007	December 31, 2007

Dale R. Laurance	82,751	—	—	—
Howard I. Atkins	—	—	—	—
Leslie S. Heisz	—	—	—	—
John R. Ingram	37,679	—	—	8,289
Martha R. Ingram	95,212	3,001	—	2,751
Orrin H. Ingram II	84,072	3,001	—	17,118
Linda Fayne Levinson	25,128	1,091	—	—
Gerhard Schulmeyer	39,270	—	—	—
Michael T. Smith	50,085	—	—	—
Joe B. Wyatt	85,072	3,001	—	—
Gregory M.E. Spierkel	1,099,172	27,780	—	—
William D. Humes	245,974	8,470	—	—
Alain Monié	251,650	14,320	—	—
Kevin M. Murai	176,169	—	—	—
Henri T. Koppen	506,273	14,320	211	—
Alain Maquet	149,496	7,324	—	—
Executive Officers and Directors as a group (23 persons)	3,698,225	131,060	2,902	28,158

(3)	Orrin H. Ingram II, John R. Ingram, and Martha R. Ingram are trustees of the E. Bronson Ingram QTIP Marital Trust (the “QTIP Trust”), and accordingly each can be deemed to be the beneficial owner of shares held by the QTIP Trust.

(4)	The address for each of the indicated parties is c/o Ingram Industries Inc., One Belle Meade Place, 4400 Harding Road, Nashville, Tennessee 37205.

(5)	Includes 16,675,727, 16,675,727, 15,099,259 and 16,675,727 shares, for Orrin H. Ingram II, John R. Ingram, Martha R. Ingram, and all executive officers and Directors as a group, respectively, which shares are held by various trusts or foundations of which these individuals are trustees or where such individuals could each be deemed to be the beneficial owner of the shares.

(6)	Includes shares of common stock to be issued upon settlement of restricted stock units.

(7)	Mr. Murai resigned from the Company as of January 4, 2008 and Mr. Koppen resigned as an officer of the Company as of November 30, 2007 and terminated employment on March 7, 2008.

(8)	This information was obtained from the Schedule 13G filed with the SEC on February 7, 2008 by Lazard Asset Management LLC (“Lazard”), 30 Rockefeller Plaza, New York, New York 10112, representing shares held as of January 31, 2008. Lazard reports sole voting power with respect to 8,558,039 shares and sole dispositive power with respect to 8,747,939 shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Based upon a review of filings with the SEC and/or written representations that no other reports were required, we believe that all of our directors and executive officers complied during fiscal year 2007 with the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Agreements entered into in connection with our November 1996 split-off from our former parent, Ingram Industries

We were split-off from our former parent, Ingram Industries, in November 1996. We agreed to register at various times shares of common stock issuable upon the exercise of certain Ingram Industries options and stock appreciation rights held by current or former employees or directors of Ingram Industries, its former subsidiary Ingram Entertainment or their subsidiaries, which options and stock appreciation rights were converted into options to purchase shares of our common stock in 1996. We have completed several registrations with respect to shares of common stock issuable upon exercise of these rollover stock options. The registration statement that we have agreed to keep current is described below.

Registration statements being kept current.  We filed a registration statement on Form S-3 covering 10,949,298 shares of common stock that was declared effective on November 20, 1997. It relates to our offer and sale of up to 2,485,944 shares of common stock upon the exercise of options under the Ingram Micro Rollover Option Plan (which options have all expired pursuant to the terms of such option awards) and up to 250,000 shares under the Ingram Micro Amended and Restated 1996 Equity Incentive Plan. It also relates to the offer and sale by our 401(k) plan, the Ingram Thrift Plan, and the Ingram Entertainment Thrift Plan of a total of 8,213,354 shares of our common stock (resulting from the conversion of shares of Class B common stock held by these plans). We have agreed to keep the registration statement current.

REPORT OF THE AUDIT COMMITTEE

The following Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Ingram Micro filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent we specifically incorporate this Report by reference therein.

The Audit Committee of the Board of Directors has furnished the following report.

The charter of the Audit Committee of the Board of Directors of Ingram Micro Inc. (“Ingram Micro”) specifies that the purpose of the Audit Committee is to discharge its responsibilities as set forth in Ingram Micro’s Amended and Restated Bylaws and to assist the Board’s oversight of:

•	the integrity of Ingram Micro’s financial reporting process and systems of internal controls regarding finance, accounting, legal and ethical compliance;

•	Ingram Micro’s compliance with legal and regulatory requirements; and

•	the independence and performance of Ingram Micro’s independent external auditors and internal audit department.

In addition, the Audit Committee is charged with providing an avenue of open communication among Ingram Micro’s independent registered public accounting firm, management, internal audit department, and Board of Directors.

The Audit Committee expects to consider further amendments to its Charter from time to time as rules and standards are revised and/or finalized by various regulatory agencies, including the SEC and the NYSE, and to address any changes in Ingram Micro’s operations, organization or environment.

The Audit Committee meets with management periodically to consider the adequacy of Ingram Micro’s disclosure and internal controls and compliance with applicable laws and company policies, as well as the quality of its financial reporting, including the application of critical accounting policies. As part of this process, the Audit Committee has, in connection with Ingram Micro’s compliance with Section 404 of the Sarbanes-Oxley Act of 2002 (“SOX 404”), reviewed on a periodic basis with management and Ingram Micro’s independent registered public accounting firm, PricewaterhouseCoopers LLP (“PwC”), Ingram Micro’s progress on and completion of its SOX 404 compliance project for 2007, and will continue this monitoring in subsequent years.

As part of its oversight activities, the Audit Committee monitors the scope and adequacy of Ingram Micro’s internal auditing program, including reviewing staffing levels and steps taken to implement recommended improvements in internal controls. The Audit Committee discusses these matters with Ingram Micro’s independent registered public accounting firm and with appropriate Company financial personnel and internal auditors.

The Audit Committee’s meetings include, whenever appropriate, executive sessions with Ingram Micro’s independent registered public accounting firm and with Ingram Micro’s internal auditors, in each case without the presence of Ingram Micro’s management.

The Audit Committee appoints Ingram Micro’s independent registered public accounting firm for the purpose of issuing an audit report on Ingram Micro’s annual financial statements or performing related work and approves the firm’s compensation.

As part of its oversight of Ingram Micro’s financial statements, the Audit Committee reviews and discusses with both management and Ingram Micro’s independent registered public accounting firm all annual and quarterly financial statements, including reviewing Ingram Micro’s specific disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” prior to their issuance.

During fiscal year 2007, the Audit Committee discussed Ingram Micro’s financial statements with management, including significant accounting and disclosure matters. Management has represented to the Audit Committee that the financial statements were prepared in accordance with accounting principles generally accepted in the United States of America. The Audit Committee also discussed Ingram Micro’s earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies, in accordance with the NYSE corporate governance rules.

The Audit Committee received and reviewed the written disclosures and the letter from PwC required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees.

The Audit Committee discussed with PwC matters relating to its independence, including monitoring compliance with Ingram Micro’s pre-approval of non-audit services and performing a review of audit and non-audit fees. The Audit Committee also discussed with PwC the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees and as amended by Statement on Auditing Standards No. 90, Audit Committee Communications, including the quality of Ingram Micro’s accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in Ingram Micro’s Annual Report on Form 10-K for the fiscal year ended December 29, 2007, for filing with the SEC.

Members of the Audit Committee
of the Board of Directors of Ingram Micro Inc.

Joe B. Wyatt (Chair)
Leslie S. Heisz*
John R. Ingram
Michael T. Smith
* Member of the Audit Committee since March 1, 2007

REPORT OF THE HUMAN RESOURCES COMMITTEE

The following Report of the Human Resources Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Ingram Micro filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent we specifically incorporate this Report by reference therein.

The Human Resources Committee of the Board of Directors has furnished the following report.

The Human Resources Committee has reviewed and discussed the “Compensation Discussion and Analysis” section of the proxy statement with management of Ingram Micro, and based on this review and discussion, recommended to the Board of Directors of Ingram Micro that such “Compensation Discussion and Analysis” be included in Ingram Micro’s proxy statement for the 2008 annual meeting of shareholders for filing with the SEC.

Members of the Human Resources Committee
of the Board of Directors of Ingram Micro Inc.

Linda Fayne Levinson (Chair)
Howard I. Atkins
Orrin H. Ingram
Gerhard Schulmeyer

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

In this section we provide a discussion and analysis of the material elements of the compensation provided to our Chief Executive Officer and the five other executive officers named in the Summary Compensation Table (the “Named Executive Officers” or “NEOs”). The purpose of this discussion is to provide the context for the specific compensation amounts and arrangements paid and provided to our NEOs, as described in the tables and narratives following this discussion and analysis.

Objectives of the Compensation Programs

The Company operates in the extremely competitive, rapidly changing, and low-margin high-technology distribution and service industry. We believe that the compensation programs for our executive officers are designed to attract, motivate, and retain talented executives necessary for our long-term success. The programs are designed within a framework based on the achievement of pre-established financial targets and alignment of the financial interests of our executive officers with those of our shareholders by providing appropriate short- and long-term financial incentives that reward executives for achieving objectives that enhance shareholder value. The broad objectives of the executive compensation program established by the Company and approved by the Human Resources Committee of our Board of Directors (the “Committee”) are to:

•	Attract, motivate, and retain executive talent in a highly competitive business environment.

•	Reward executives for Company performance that contributes to growth in shareholder value.

•	Encourage and reward both profitable growth and operating efficiency.

•	Provide conservative levels of nonperformance-based compensation, especially in benefits and perquisites.

•	Target executive compensation at the market median (50th percentile) for each element of pay and in total, allowing officer compensation to vary based on individual and Company performance.

•	Link the financial interests of executive management with those of the shareholders by prudently controlling the use of Company stock in order to limit the dilution of shareholder interests.

•	Deliver executive compensation in a tax-efficient and cost-effective manner.

Overall Design and Elements of the Executive Compensation Program

The compensation programs for our executive officers consist of:

•	Base Salary

•	Annual performance-based cash incentives

•	Annual long-term equity grants

•	Stock Options

•	Performance-vesting restricted stock units (RSUs)

•	Benefits and perquisites

We believe this multi-component approach best serves the interest of the Company and its shareholders. We generally target total compensation at the 50th percentile of our selected peer group while aligning NEO compensation with our shareholders’ interests, in addition to considering other factors, as described below. We seek to encourage and reward both profitable growth and operational efficiency. Our incentive plans have goals intended to support these objectives.

A high proportion of our NEO’s current compensation is “at risk” and subject to the financial performance of the Company. The only guaranteed forms of NEO compensation are base salaries and benefit programs that are generally available to all management associates and modest perquisites. The remainder of compensation must be earned through the attainment of predetermined financial performance objectives and share price appreciation. Please refer to the following pay mix “pie chart” which shows that, as a group, 79% of the total targeted compensation for our NEOs is based on performance, with the majority of compensation based on long-term equity awards.

Information About the Human Resources Committee of our Board of Directors and Its Practices

Committee Composition.  The Committee is comprised entirely of independent directors. Its primary responsibilities are to set all executive officer compensation levels. In doing so, it establishes Ingram Micro’s executive compensation strategy, approves compensation program designs, establishes incentive goals, reviews and approves all cash and equity compensation awards for each executive officer, and monitors the overall use of equity for compensation programs at all organizational levels. The Committee reviews a broad range of human resource programs, including management development and succession planning programs, which comprises approximately 20% of its work. The Committee also approves compensation for our Section 16 officers.

Outside Advisors.  The Committee’s executive compensation advisor in 2007 was Frederic W. Cook & Co. (“Cook”), an independent executive compensation consulting firm which reports solely to the Committee. No member of the Committee or any NEO has any affiliation with Cook. The Committee periodically seeks input from Cook on a range of external market factors, including evolving executive compensation trends and general observations on the Company’s executive compensation programs. Cook also advises the Governance Committee of the Board of Directors on Board compensation matters for non-executive Board members. Cook provides no other services to the Company.

In addition, management engaged Hewitt Associates LLC (“Hewitt”), an independent human resources consulting firm, to prepare an executive compensation study that would provide objective, third-party market data on various executive compensation components, programs, and trends. The Committee asked Cook to review the Hewitt report and provide specific recommendations for consideration by the Committee.

Management Input to the Committee.  The Committee frequently requests management to assist in accomplishing its work, including requests for specific analyses to assist with decision making. The Ingram Micro Human Resources, Finance, and Legal departments work with the Committee Chair to help set meeting agendas and to coordinate the distribution of materials to the Committee in advance of its meetings. Generally, our Chief Executive Officer, President and Chief Operating Officer, Executive Vice President and Chief Financial Officer, Senior Vice President, Secretary and General Counsel, and Senior Vice President of Human Resources attend Committee meetings. In addition, the Committee frequently meets in executive session with no members of management present.

In addition, our Chief Executive Officer makes specific recommendations on the pay levels of subordinate executive officers and can make suggestions for the establishment of new or modification of existing executive compensation program designs. However, the Committee makes all final decisions regarding executive compensation matters and receives no recommendations from the Company on compensation of our Chief Executive Officer.

Committee Meetings.  Generally, at the last Committee meeting of each fiscal year, the following actions are reviewed and approved:

•	Base pay levels for the executive officers and the Chief Executive Officer to be effective the first full pay period of the next fiscal year.

•	The general design and metrics for the annual Executive Incentive Award Program (annual bonus) for the next fiscal year and the target incentive award value for each executive officer as a percentage of their base salary paid during the fiscal year. Actual threshold, target, and maximum performance goals are determined by the Committee in January of the new fiscal year following approval of the Company’s annual operating plan by our Board of Directors.

•	The design and metrics for the Executive Long-Term Performance Share Program, or the “EIP Program,” under which performance-vesting restricted stock units are granted for the three-year measurement period commencing the next fiscal year. Actual threshold, target, and maximum performance goals are established by the Committee based on the Company’s three-year strategic plan approved by our Board of Directors and various historical external market comparison factors.

•	The equity award values to be granted as stock options and performance restricted stock units for each executive officer and the Chief Executive Officer in January of the next fiscal year.

•	The actual number of stock options and performance-vesting restricted stock units to be awarded is determined by procedures and calculations previously adopted by the Committee (see “2007 Long-Term Incentive Awards,” elsewhere in this proxy statement).

Factors in Designing and Determining Levels of Executive Compensation

The primary focus in setting compensation levels is to approximate the competitive market by targeting the market median; the primary basis for making payouts is achievement of financial results aligned with shareholder interests. The Committee has established a program designed to keep it abreast of emerging trends and asks its consultant to report on these trends on a regular basis. This includes the use of equity compensation — including the prevalence of specific incentive vehicles, the goals used in incentive programs, and the relative importance of each component of compensation. In some cases, officer incentive opportunities have been adjusted from market for internal consistency but market practice is preeminent in setting overall compensation levels. Performance versus pre-established goals is the most important factor in making actual awards.

Benchmarking.  Generally, the Company uses benchmarks in determining executive officer compensation annually against a comparator group of companies. Ingram Micro management engages an executive compensation consulting firm to conduct a total compensation study of its executive officers. For 2007, Hewitt collected and reported the survey data which was then reviewed by Cook. Cook provided the Committee with its own analysis and conclusions to be drawn from the data and advised the Committee on setting appropriate compensation levels for Ingram Micro’s executive officers including the Chief Executive Officer.

The Company reviews the comparator group of companies each year. Historically, we have been challenged in defining an appropriate comparator group against which to benchmark our executive officers’ compensation. Although we have direct competitors, this is a small group, some of whom have revenue that is substantially less than Ingram. We have attempted to use a limited number of peer companies in the past to benchmark both our executive officer compensation and financial performance but obtained inconsistent results from year to year due to the small number of companies included in the peer group. As a result, we now use a subset of the Fortune 500 in Hewitt’s database, because it represents the relevant labor market from which we recruit executive talent. The Fortune comparator group for the 2006 report, which was used by the Committee in making compensation decisions for 2007, consisted of 189 non-financial companies in Hewitt’s database with the following characteristics:

•	U.S.-based public corporations,

•	Global operations, and

•	Under 100 billion in annual revenue.

These companies had the following median scope measures:

2006 Comparator Group (189 companies) ($ in millions)

	Comparator Group	Ingram Micro

# of Employees	40,275	13,000
Sales	$11,550	$28,808
Net Income	$805	$217
Market Cap	$12,890	$3,390

The compensation report examined the competitiveness of Ingram Micro’s executive compensation programs in total and by each element of compensation (base pay, annual incentives, and long-term incentives). In doing so, generally, the Committee compared the value of each of Ingram Micro’s executive’s compensation elements against the median information available from the defined comparator group. The Committee generally targeted the 50th percentile of the median information available from the defined comparator group, and used this information as one of the factors in making compensation determinations. Benefits and perquisites were not included in the 2006 or 2007 reports as they represent an insignificant portion of our executive officer’s total remuneration.

Elements of Compensation

The main elements of executive officer compensation are annual base salary, annual bonus and long-term equity-based incentives. The mix and proportion of these elements to total pay is benchmarked annually against the comparator group of companies for each NEO. The Committee, at its sole discretion, may make changes to the mix or relative weighting of each element based on benchmarking results or recommendations received from its independent outside advisor. The Committee reviews the total pay package of each NEO and takes into consideration the impact a change in one element may have on other elements and total pay. The following table illustrates these components, their objectives, and the form of payment:

Component	Objectives and Basis	Form of Payment

Base Salary	Provide competitive levels of base salary for each NEO based on their role and responsibilities within the Company. Used to attract and retain executive talent in a very competitive marketplace.	Cash paid monthly or bi-weekly depending on the NEO’s country of residence and payroll procedures
Annual Executive Incentive Award Program	Focus NEOs on the attainment of the Company’s annual operating plan. Metrics of pretax profit and working capital days or economic profit are designed to encourage both profitability and the efficient use of capital, thus improving shareholder value.	Annual cash payment following the public release of the Company’s annual financial results and review and approval by the Committee. Payment subject to the attainment of predetermined financial objectives.
Equity-Based Long-Term Incentive Award Programs	Focus NEOs on the attainment of the Company’s long-term objectives. Metrics of earnings per share growth rate and return on invested capital and targets based on the Company’s three-year strategic plan are designed to increase shareholder value and retain executive talent.	Annual grants of stock options and performance-vested restricted stock units. Stock options vest over a three-year period and provide value only if the Company’s stock increases in value. Restrictions lapse (vest) on restricted stock units only if predetermined financial objectives are achieved following the close of a three-year performance measurement period and review and approval by the Committee.

Base Salary

Intent of Base Salary.  Base salaries are intended to compensate our NEOs for their service as senior members of our management team regardless of shareholder returns or Company performance relative to financial objectives. Salaries are considered an important element of compensation to attract and retain executive talent in an extremely competitive marketplace.

The process for the review of executive officer base salaries includes:

•	For executive roles, we establish a series of salary grades and ranges, with a salary range “midpoint” that is designed to reflect market median levels. Salary grades for our executive officer positions are aligned with salary ranges of market median officer positions that most closely approximate their job responsibilities at Ingram Micro.

•	Each NEO is eligible for a salary review annually as are all other management associates. The Committee reviews and takes into consideration recommendations for changes to salaries from our Chief Executive Officer and their independent outside advisor. The Chief Executive Officer’s recommendations are based on a number of considerations, including the executive’s scope of responsibilities within the organization, his personal assessment of the executive’s performance and overall contribution to the achievement of Ingram Micro’s short-term and long-term objectives, the executive’s pay history, the executive’s current salary versus the competitive median levels reported, and internal equity considerations. However, there is no set formula or weighting assigned to these factors. The Chief Executive Officer discusses his recommendations with the Committee in executive session and the Committee makes a final determination of base pay for each NEO upon completion of these discussions.

•	The Chief Executive Officer’s salary is determined by the Committee based on their review of his overall performance, data on competitive compensation levels for Chief Executive Officers in the comparator group of companies, proxy information for direct competitors, as well as Ingram Micro’s overall Company performance. These considerations are discussed among the Committee members and their independent outside advisor (Cook) in executive session of the Committee. No members of management are present during these deliberations. In addition, management does not make any recommendations to the Committee on compensation of the Chief Executive Officer.

The Committee met in November 2006 and approved the following compensation actions effective for fiscal year 2007:

•	The average 2007 base salary increase for the NEOs, as a group, was 7.0%.

•	Based on a review of the compensation mix for the comparator group of companies, the Committee increased the annual incentive award target percentage for the Chief Executive Officer from 90% to 100% of base salary; the President and Chief Operating Officer’s from 85% to 90%; Executive Vice Presidents from 65% to 70% and Senior Vice Presidents from 50% to 55%.

The Committee met in November 2007 and approved the following compensation actions effective for fiscal year 2008:

•	The average 2008 base salary increase for the NEOs, as a group, excluding Messrs. Murai and Koppen, who have resigned and retired from the Company, respectively, was 5.1%.

•	The annual incentive award target percentage for our Chief Executive Officer was raised from 100% to 125% of base salary based on a review of the compensation mix for the comparator group of companies.

Messrs. Monié, Koppen, and Murai did not receive a salary increase for 2008 because Mr. Monié received a base salary increase in August 2007 in recognition of his promotion to the position of President and Chief Operating Officer, Mr. Koppen had announced his retirement, and Mr. Murai had announced his resignation.

Annual Incentives

Intent of the Annual Incentive Programs.  Ingram Micro’s 2007 annual Executive Incentive Award Program (annual bonus) provides for performance-based bonuses for our NEOs as well as for our management-level associates. The 2007 bonus program is based on Ingram Micro’s financial performance relative to its 2007 operating plan and is designed to encourage both profitability and the efficient use of capital, thus improving shareholder value. The primary purpose of providing annual incentives is to focus the executive team on the actions necessary to achieve Ingram Micro’s annual business operating plan. Payment is earned only if threshold levels of performance are met or exceeded, directly linking reward to accomplishment as executives are measured and rewarded on achievements within their control and responsibility.

The annual bonus program is intended to qualify for tax deductibility under Section 162(m) of the Code as performance-based plans.

Award Size Determination, Performance Metrics, and Weightings.  Each NEO has an incentive target established by the Committee as a percentage of base salary. The percentage approximates the median market practice of comparable positions based on the data from our Fortune 500 comparator group (see “Benchmarking” elsewhere in this proxy statement). In 2007, this percentage ranged from 55% up to 100% for our Chief Executive Officer.

For all Corporate and Regional NEOs (see definitions below), except Europe, the two performance metrics for the 2007 annual Executive Incentive Award Program were annual pretax earnings and monthly average working capital days. The use of those two metrics encourages executives to focus on profitable growth and effective capital use. In 2007, the earnings component was weighted more heavily than the working capital component because the Committee believed there were more opportunities to improve performance on earnings than working capital. Working capital days reflect accounts receivable days of sales outstanding plus days of sales of inventory on hand, less accounts payable days of purchases outstanding.

If a threshold level of pretax profit performance is not met (generally 67.5%-75.0% of the annual operating plan), no award is earned. The maximum award for significant overachievement of performance against pretax and working capital days targets (generally 130%-140% of operating plan pretax profit and 90.0% or less of operating plan working capital days) is two times the target incentive award.

On a pilot basis, for 2007, the annual Executive Incentive Award Program in our European Region used a single financial metric (economic profit) in lieu of pretax profit and working capital days. Economic profit is a metric that blends both the balance sheet and profitability drivers. Economic profit is defined as net operating profit after tax minus the product of invested capital times estimated cost of capital rate. In addition to the requirement to attain a threshold level of economic profit, no payout is earned unless the threshold level of pretax earnings is achieved. Further, if threshold levels of working capital days are not achieved, the earned bonus is reduced by 35%. The maximum award for significant overachievement of economic profit is two times the target incentive award.

The Impact of Individual, Business Unit, and Corporate Performance and Weightings.

Corporate Officers.  Under the terms of the 2007 Annual Executive Incentive Award Program, which we also refer to as the 2007 EIAP, the NEOs who have Company-wide responsibilities (the “Corporate NEOs”) (i.e., Messrs. Spierkel, Humes, and Murai) earned an award payment of 105.6% of their respective target awards. 80% of the earned award was based on the weighted average bonus payouts of each individual country or business unit (weighted on 2007 operating plan revenue). The weighted average payout for each country and business unit for 2007 was 106.4% resulting in an earned award of 85.1% on this portion. The remaining 20% of the earned award was based on the Company’s annual consolidated pretax profit and monthly average working capital days. The Company’s annual consolidated pretax profit and average monthly working capital days, as defined under the 2007 annual bonus program, of 24.4 for 2007 resulted in an achievement of 20.5% on this portion of the incentive program. Please refer to the following payout matrices for an illustration of this calculation.

Mr. Monié was promoted from the position of Executive Vice President and President, Ingram Micro Asia-Pacific, to his current position as President and Chief Operating Officer effective August 1, 2007. Therefore, the payment of his earned 2007 Annual Executive Incentive Award was prorated based on the number of months he served in each of these positions. For the period of time he served as President, Ingram Micro Asia-Pacific, he earned a bonus equal to 192.4% of his target award under the Regional Officer program as described below. For the period he served as our President and Chief Operating Officer, he earned a bonus equal to 105.6% of his target award under the Corporate Officer program previously described. Following are the Corporate NEOs’ payout matrices for 2007:

2007 Annual Executive Incentive Award Program (Corporate Results)
A. Annual Consolidated Worldwide Pretax Profit = $383,062,000 = 11.1% of Award Earned
B. Average Monthly Worldwide Working Capital Days = 24.4 days = 9.4% of Award Earned
C. Weighted Worldwide Operating Unit Achievement X 80% = 85.1% of Award Earned
Total Award Earned = (A + B + C) = 105.6% of Target Award (See following tables)

A.  Consolidated Worldwide Pretax Profit Payout

	Minimum	Target (Plan)	Maximum
	$280,837,000	$416,055,000	$582,477,000

Pretax Profit as a % of Target	67.5%	100%	140%
% of Incentive Award Earned	6.5%	13%	26%

PLUS (+)

B.  Average Monthly Worldwide Working Capital Days Payout

	Minimum	Target (Plan)	Maximum
	27.1 days	25.2 days	22.7 days

Working Capital Days as % of Target*	107.5%	100%	90%
% of Incentive Award Earned*	3.5%	7%	14%

NOTE:  No payout is earned if the Company’s minimum Pretax Profit threshold is not achieved, even if the working capitals days target is achieved (i.e., threshold is 67.5% of 2007 plan pretax profit). Incentive Awards for pretax profit and working capital days achievement that fall between the minimum, target and maximums noted, will be interpolated on a straight-line basis.

PLUS (+)

C.  Sum of Operating Unit Payout

					% of Target
	*Revenue	Achievement			Award
Operating Unit	Weighting	Obtained			Earned

North America	43.6%	X 86.3%	X 80	% =	30.1%
Europe	34.2%	X 84.8%	X 80	% =	23.2%
Latin America	4.6%	X141.7%	X 80	% =	5.2%
Asia Pacific	17.6%	X188.8%	X 80	% =	26.6%

Total Corporate	100.0%				85.1%

*	Actual revenue weighting is based on each Operating Unit’s 2007 budgeted revenue as a percent of Total Corporate consolidated operating plan. Regional revenue weightings are presented for illustrative purposes only as individual country revenue targets are confidential competitive information. This portion represents 80% of Target Incentive Award payout. No payout is earned if the Company’s minimum Pretax Profit threshold is not achieved (i.e., threshold is 67.5% of 2007 plan pretax profit).

Regional NEOs.  Under the terms of the 2007 Annual Executive Incentive Award Program, NEOs who had responsibility for a given operating region (the “Regional NEOs”) (i.e., Messrs. Koppen and Maquet) earned an award based on both individual country and business unit performance and aggregate regional performance for their respective regions. Similar to the Corporate Officer program, 80% of the earned award was based on the weighted average payout of each country or business unit in their respective region (weighted on 2007 operating plan revenue). The remaining 20% of their earned award was based on the aggregate pretax profit and working capital days (or economic profit in the European Region), for their respective region. Mr. Koppen earned an incentive award payment of 108.1% of his target award, and Mr. Maquet earned an incentive award payment of 143.5% of his target award.

Committee’s Exercise of Discretion.  The Committee has the ability to make discretionary adjustments to awards under the annual incentive plan but generally exercises this discretion only in exceptional circumstances when performance was impacted because of events outside the control of management, such as changes in accounting standards or to recognize and reward exceptional performance.

In exercising its discretion, the Committee approved the following exceptions in calculating the award payments under the 2007 Executive Incentive Award Program:

•	In Q1, the Company recorded charges of approximately $33.8 million related to a long-disputed tax on software imports in Brazil. This charge effectively eliminated any realistic possibility for management associates in Brazil or the Latin American Regional headquarters to reach the threshold pretax earnings under the terms of the incentive award program. With most of fiscal year 2007 still ahead and management’s desire to continue to motivate regional and country management to drive higher performance in fiscal year 2007, the Committee decided to exclude these charges from the calculation of the earned incentive awards. However, the Committee approved a reduction in the resulting award payments in Brazil by 25% and reduced the awards for the Latin America Region by 10%. These actions resulted in a revised award payment to Mr. Maquet. However, the exclusion of the $33.8 million was not included in the award calculations for the Corporate NEOs.

•	The 2007 operating plan did not include the final estimated costs for a worldwide process improvement project that was re-scoped and redesigned after the operating plan had been approved. The impact of this decision resulted in estimated incremental costs of $12 million above original operating plans. Allocation of these additional costs through management fees to the countries negatively impacted their results versus the operating plan. Because country-level management did not have the ability to make decisions regarding the redesign or the timing of related expenses, the Committee approved excluding the incremental allocated expenses over the original project plan to the countries from the country-level award calculations. This in turn, affected the award calculations for two of our Regional NEOs (i.e., Messrs. Monié and Koppen). However, the exclusion of the $12 million incremental cost was not included in the award calculations for the Corporate NEOs.

•	The 2007 operating plan contained an assumption with respect to the timing of recognition of customer and vendor early pay discounts and shipments in transit that differed from how actual results are reported under US Generally Accepted Accounting Principles (“GAAP”). The German operation met its pre-established economic profit goal despite this difference in reporting, but because of this difference, it did not meet its minimum (threshold) level of pretax income needed to earn a payout under the terms of the incentive award program, which would otherwise result in no payout to participants in the German operation. Given the overall strength and year-over-year improvement in Germany’s performance for the year, the Committee approved waiving the minimum pretax income requirement and allowing our associates in Germany to receive an award based on the results of their economic profit improvement. This exception affected the award calculation for Mr. Koppen. However, this exception was excluded from the award calculations for the Corporate NEOs.

•	The cumulative effect of the above exceptions resulted in an increase in the percentage of target bonus payments made to Messrs. Monié, Koppen and Maquet as follows: from 191.1% to 192.4%, for Mr. Monié on the Asia Pacific portion of his bonus payment, from 100.0% to 108.1% for Mr. Koppen and from 0.0% to 143.5% for Mr. Maquet.

Long-Term Incentives

Intent of Long-Term Incentives.  Long-term incentives are an important component of our total compensation program and are intended to align the goals of our executives with those of our shareholders, increase shareholder value, and retain executive officers. We grant both stock options and performance-vesting restricted stock units because they reward and retain our officers in two ways. Stock options are awarded to align executive compensation directly to increases in the price of our common stock which reflects increased shareholder value. Options compensate our executives only if our stock price increases after the date of grant and the officer remains employed for the vesting periods. We consider options an effective incentive and retention tool because it motivates our officers to increase shareholder value and remain with the Company. We grant performance-vesting restricted stock units to provide:

•	incentives linked to the Company’s financial performance over which the executive team has significant control;

•	retention through the overlapping of multi-year performance periods (e.g., 2005-2007, 2006-2008, and 2007-2009); and

•	award values which can increase or decrease in two ways — financial performance above or below target levels results in additional or fewer earned shares, respectively, and better or worse than target financial performance may result in increased or decreased share price.

Long-term incentives are granted under the 2003 Plan and the EIP, which were approved by shareholders. The EIP in conjunction with the 2003 Plan permits the granting of stock options, stock appreciation rights, restricted stock/units, performance shares, and cash awards.

Ingram Micro granted two types of long-term equity-based incentives to the executive officers in 2007: stock options with a three-year vesting schedule and a ten-year term, and performance-vesting restricted stock units with a three-year performance measurement period. The Committee approved the equity-based award values to be granted to each executive officer at a Committee meeting prior to their annual grant in January 2007.

•	In 2007, NEOs received 60% of their target long-term incentive award value in the form of stock options and the remaining 40% in performance-vesting RSUs. This proportion was selected to reflect a balanced emphasis on growth and improved efficiency in operating results, stock price appreciation, stock ownership, and employment retention. The exercise price of options granted under the 2003 Equity Plan is the closing share price on the date of grant.

•	The performance share awards granted to executive officers in 2007 are earned based on metrics that support increased shareholder value. For the 2007-2009 performance measurement period, the metrics are earnings per share (“EPS”) growth rate and average return on invested capital (“ROIC”). These metrics were selected because of their linkage to creating shareholder value and support of the Company’s three-year strategic plan. ROIC is calculated by dividing net operating profit after tax (NOPAT) by average invested capital. NOPAT is operating income less a provision for taxes calculated by multiplying operating income by the effective tax rate for the period. Average invested capital is equity plus debt less cash and cash equivalents.

The three-year targets for EPS growth rate and average ROIC are placed in a matrix which encourages prudent trade-offs between profitable growth and efficient use of capital. The performance targets (threshold, target, and maximum) are based on the Company’s three-year strategic plan, various historical external market comparison factors and other internal goals. The threshold performance targets for EPS growth rate and average ROIC are set to be highly achievable and, if achieved, result in an award of 10% of the target number of shares. Target performance is then based on the Company’s three-year strategic plan modified by various historical external market comparison factors and, if achieved, results in an award of 100% of the target number of shares. Maximum award levels require exceptional performance on both EPS and ROIC and is considered by management to be extremely difficult to achieve; however, if achieved, the payout earned is 200% the target number of shares. The matrix for 2007 is built to have more emphasis on ROIC until ROIC exceeds a target return rate and equal emphasis on EPS and ROIC after ROIC exceeds the target rate.

There are two other performance-vesting restricted stock programs that are currently in mid-cycle. The 2006 Executive Long-Term Performance Share Program (the “2006 EIP Program,” which has a 2006-2008 performance measurement period) and the 2008 Executive Long-Term Performance Share Program (the “2008 EIP Program,” which has a 2008-2010 performance measurement period). Both of these programs use the same performance metrics of EPS growth rate and average ROIC as the 2005 Cash LTIP and the 2007 Executive Long-Term Performance Share Program (the “2007 EIP Program,” which has a 2007-2009 performance measurement period). The earned awards, if any, under the 2006 EIP Program will be reported in next year’s proxy statement.

The results of the 2004 Cash LTIP (2004-2006 performance measurement period) have not been determined by the Committee as of March 31, 2008. Although the performance measurement period has ended, the performance metrics of EPS growth rate and average ROIC were set relative to a group of five peer companies. The information necessary to finalize these calculations has been delayed due to late reporting by one of the peer companies and was not available at the time the time this proxy was published. Upon the release of this company’s restated financial results, the Committee will make a determination regarding the payouts earned under this program, if any.

2007 Long-Term Incentive Awards.  In late 2006, the Committee finalized revisions to our process and procedures for granting equity awards to our executive officers:

•	All grants of equity (stock options/stock appreciation rights, performance shares, and restricted stock units) are to be granted annually on the first trading day of January.

•	With the approval of the Committee, grants of equity may also be awarded to executive officers at other times during the year upon their initial employment with the Company or promotion to more responsible positions (higher salary grade) within the organization. In such cases, the effective date of the grant will be the first trading day of the month that follows the effective date of employment or promotion and the Committee’s approval.

•	The methodology for determining the number of full-value awards (time and performance-vesting restricted stock units) is as follows: The Committee determines the annual target award value for each NEO as a percentage of their respective salary range mid-point. We then use the 20-day average closing price of the Company’s stock through December 15 of each year to determine a “stock value”. This “stock value” is then divided into the target award value to determine the number of full-value shares to grant on grant date, for annual grants, on the first trading day of January, or for mid-year grants (new hires or promotions), on the first trading day of the month following the hire or promotion date.

•	The methodology for granting stock options uses the same 20-day average closing price of the Company’s stock that is used for full-value shares to establish a “stock value.” This “stock value” is then used by Hewitt to calculate a Black-Scholes value per option, which is then divided into the targeted award value to determine the number of options to grant. For mid-year grants (new hires or promotions), the “stock value” for option grants is determined using the 20-day average closing price of the Company’s stock through the 15th of the month preceding the effective date of employment or promotion. All options have an exercise price per share equal to the fair market value of our common stock on the date of grant of such options.

•	Effective for share awards granted on or after January 1, 2007, the Committee approved certain changes to the definition of retirement and the treatment of equity awards upon retirement from the Company under the 2003 Plan:

•	The definition of retirement was changed from age 50 or greater with 5 or more years of service with the Company to age 65 or greater with 5 or more years of service. Early retirement was defined as age 55 or greater with 10 or more years of service with the Company. Executive officers residing in the European Union are excluded from the age-based retirement provisions due to certain age-based nondiscrimination regulations.

•	Executive officers who retire from the Company and qualify for retirement treatment as defined above have a period of 5 years from their retirement date to exercise any vested stock options unless such options expire earlier.

•	For executive officers who have qualified for retirement treatment, their unvested shares continue to vest following the officer’s retirement date in accordance with the award agreement vesting schedule.

•	Shares granted in the year of retirement will be decreased by a factor equal to the number of full months remaining in the calendar year following the date of retirement divided by 12 months.

The foregoing changes were made to conform to competitive norms and in recognition that United States-based officers do not participate in a Company-sponsored pension program and that the equity awarded to our executive officers is in some measure intended to provide retirement income.

Award Size Determination.  The Committee establishes the eligibility criteria for executive officers and key management personnel for these plans. For each participating executive officer, there is a target dollar value established as a percentage of each salary range mid-point that reflects competitive, market-median, long-term incentive award values. For the January 2007 share grants (stock options and performance-vesting restricted stock units), the target grant value for the NEOs ranged from 160% to 350% of their respective salary range midpoints.

Awards Timing and Determination.  As previously described, our NEOs receive an annual long-term incentive award grant of equity effective the first trading day in January of each calendar year.

•	Based on the target grant value approved by the Committee for each NEOs applicable salary grade, the Chief Executive Officer will recommend the Committee’s approval of awards to the NEOs (excluding the CEO). The Committee, at its sole discretion, has the authority to increase or decrease the award granted to an NEO. However, for the January 2007 awards, the Committee did not exercise its discretionary authority, and the awards made to our NEOs were at target values previously established by the Committee for each NEO’s respective salary range mid-point.

•	The Committee, at its sole discretion, determines the long-term equity value for the Chief Executive Officer. In doing so, it conferred with its independent outside advisor, Cook. For the January 2007 grants to the CEO, the Committee did not exercise its discretionary authority and made grants of equity to the CEO in accordance with the Committee’s previously approved guideline target value for the CEO’s salary range.

Payment of Awards Under the 2005 Long-Term Executive Cash Incentive Award Program.  In 2007, the last 3-year cycle for the Long-Term Executive Cash Incentive Award Program (“Cash LTIP”) remained, covering the performance measurement period 2005-2007. Earned awards under the terms of the 2005 Cash LTIP were to be made in the form of cash. Beginning with the 2006 long-term incentive award grants, the Company implemented the EIP Program under which earned awards are paid in the form of restricted stock units. The 2005 Cash LTIP was based on the Company’s 2005 3-year strategic plan and various historical external market comparison factors. Under the terms of the 2005 Cash LTIP, awards are earned based on the Company’s achievement of predetermined EPS growth rate and average ROIC over the three-year measurement period of 2005-2007. Earned awards are paid in the year following the close of the measurement period upon approval of the Committee as to the Company’s performance against the predetermined 3-year goals. Achievement between matrix points is interpolated on a linear basis. The Company’s achievement over the applicable 3-year measurement period resulted in an earned award of 119.2% as illustrated below:

2005 CASH LTIP PERFORMANCE PAYOUT TABLE

(*Actual achievement for earned payout under the 2005 Cash LTIP was 119.2% as a result of achieving 3-Year Cumulative Compound Annual EPS Growth Rate of 20.2% and 3-Year Average ROIC of 10.2%)

Stock Ownership Guidelines

Our Company adopted revised stock ownership guidelines in November 2007. These guidelines require that our Section 16 reporting officers hold from three to six times the value of their base salary in shares of Ingram Micro stock. The multiple of salary is determined by the salary grade for the position they hold. The target multiple of salary was established by the Committee based on a competitive market report of corporate ownership requirements prepared by its independent outside advisor and consideration of the equity values used in determining if the guidelines have been met. Mr. Spierkel’s target is 6 times his base salary. The target for Messrs. Monié, Murai, Humes and Koppen is four times their base salaries and Mr. Maquet’s target is three times his base salary. The NEOs are required to reach their share ownership target level by November 2012 or within five years of their appointment to their current position, whichever date occurs later. In determining if the ownership guidelines have been met, the following equity values will be included: shares held by the executive directly or through a broker, shares held jointly by the executive and his/her spouse, shares held by the executive’s spouse, shares held by the executive’s dependent children, shares held by the executive in a custodial account or irrevocable trust, shares held by the executive in the Company’s 401(k) plan and vested but unexercised in-the-money options granted to the executive. As of December 29, 2007, none of the executive officers had met their share ownership guideline. However, all officers were making progress towards achieving their ownership goals.

Retirement, Other Benefits, and Perquisites

We do not use benefit programs or perquisites as a primary compensatory element or as an enhancement to executive officer compensation. In general, our executive officers participate in Ingram Micro’s broad-based health and welfare, life insurance, disability, and retirement programs for management employees. Perquisites are generally limited to home or mobile office computer and telecommunications equipment and services and a periodic health examination provided by the Company. NEOs who are on assignment outside of their home country (i.e., Messrs. Monié, Koppen and Maquet) may receive various expatriate assignment benefits and perquisites such as, goods and services allowances, transportation and housing allowances, educational allowances for accompanying dependent children plus various tax equalization and gross-up payments related to their assignments. The modest perquisites we provide to our NEOs are reported in further detail in footnote 6 to the “All Other Compensation” column in the “Summary Compensation Table” elsewhere in this proxy statement.

For U.S. executive officers, the Company offers participation in a 401(k) plan with Company-matching contributions as the only qualified retirement program. In addition, Ingram Micro offers all US highly compensated employees (“HCEs”), as defined annually by the Internal Revenue Service (“IRS”), an opportunity to participate on a voluntary basis in our Supplemental Investment Savings Plan (“Supplemental Plan”), a non-qualified deferred compensation arrangement. In general, the Supplemental Plan operates to restore 401(k) plan benefits, including Company matching contributions that were reduced or limited by IRS regulations.

Mr. Murai is a Canadian citizen and elected not to participate in the Company-sponsored 401(k) plan or the Supplemental Plan. As a result, the Company entered into a deferred compensation arrangement with Mr. Murai that provides him the same opportunity to defer compensation and receive Company matching contributions as other U.S. executive officers who participate in these programs.

Mr. Monié is a French citizen and continued to participate in the French social insurance programs which the Company paid for through September 2007 and which is noted under Other Compensation in the Summary Compensation Table. Effective with his promotion to President and Chief Operating Officer and his transfer from Singapore to the United States, the Company ceased contributing to the French social insurance programs on his behalf.

Mr. Maquet is also a French citizen and continues to participate in the French social insurance programs which the Company paid for in 2007. In addition, prior to his relocation and assignment to the United States, he participated in the Ingram Micro France SARL profit sharing program. As part of his expatriate assignment, the Company agreed to pay him what he would have received under the Ingram Micro France SARL profit sharing program had he remained an employee of Ingram Micro France SARL. The amount of the French social insurance payments and the profit sharing program payments are noted under Other Compensation in the Summary Compensation Table.

Relocation Assistance Arrangements.  Because we are a global company, we recruit executives globally. We also provide career development opportunities and promotions by moving our executives to locations throughout the world. We have an International Expatriate Assignment Policy applicable to associates working for Ingram Micro who are transferred from their home country of residence and placed on an international assignment for a specified period of time and whom management has approved to be covered by this policy. We generally provide assistance relating to such relocation, including travel costs, home leave for the associate and the associate’s family, reimbursements for necessary work and residency permits, disposition of home country automobile, transportation, and storage of household goods and personal effects, cost of living allowances, relocation and housing assistance, reimbursements for customary and reasonable transaction expenses, dependent education costs, and tax preparation services.

In addition, Ingram Micro’s International Assignment Tax Equalization Policy is intended to eliminate tax inequities or benefits that normally result from accepting a temporary expatriate foreign assignment. Ingram Micro associates covered under this policy will be provided tax equalization benefits. Accordingly, such associate will not recognize any income tax-related financial losses or gains as a result of an international assignment. In order to ensure that the associate pays no more or no less tax as a result of an international assignment, the associate will be responsible for a “stay-at-home” tax liability, an estimate of the home country tax the associate would have paid had he or she remained in the home country. To assist the associate in meeting the stay-at-home tax liability, an estimated amount of tax is withheld from the associate’s pay each pay period (hypothetical tax). In general, if upon final determination of the associate’s actual stay-at-home tax for a given tax year, the total actual stay-at-home tax exceeds the hypothetical tax that was withheld from the associate’s pay for that tax year, the associate will reimburse Ingram Micro for the difference. If the actual stay-at-home tax is less than the associate’s hypothetical tax withheld, Ingram Micro will reimburse the associate for the difference.

Mr. Monié is a French citizen whom we relocated to Singapore upon his employment in 2003. In August 2007, we promoted him to the position of President and Chief Operating Officer and relocated him from Singapore to our corporate offices in the United States. Because Mr. Monié was relocating to the United States indefinitely, the Committee decided to provide him with various one time payments that are included in the Summary Compensation Table as Bonus and Other Compensation in order to localize his compensation package and consider him as a U.S. associate (local national) for compensation purposes. As a result, in addition the normal relocation benefits available under our International Expatriate Assignment Policy, Mr. Monié received a one-time $2 million relocation bonus to assist in the purchase of a home in Southern California and to partially mitigate the increased tax rates under both U.S. federal and California state income taxes. Of the $2 million relocation bonus, $1 million is subject to a three-year “claw back provision.” Should Mr. Monié voluntarily terminate his employment with Company within three years of his appointment, he has agreed to repay the Company $1 million within 30 days of his resignation. In addition, Mr. Monié and the Company agreed that he would be responsible for the payment of his personal income taxes on the first $1.6 million of the $2 million relocation bonus at a maximum rate of 20% and that the Company would pay any residual income taxes due and the taxes due on such payment.

Mr. Maquet, a French citizen, was promoted to the position of Senior Vice President and President of the Company’s Latin America Region in March 2005. Upon his appointment to this position, we relocated him from France to Miami, Florida. As an expatriate, Mr. Maquet is tax equalized to France and continues to participate in the French voluntary social programs — medical, unemployment, and pension benefits. He receives a housing allowance, dependent education reimbursement, and home leave as reported under the “Other Compensation” column in the Summary Compensation Table” elsewhere in this proxy statement.

Employment Contracts, Termination of Employment Arrangements, and Change-in-Control Arrangements

Change-in-Control Agreements.  Ingram Micro does not have any arrangements with any executive officer that provide for payments at, following, or in connection with a change in control of Ingram Micro. Upon a change in control, the Committee at its sole discretion may waive, shorten, or terminate any restriction period imposed on stock options, performance shares, or awards under the various long-term incentive programs.

Executive Officer Severance Policy.  In October 2003, after a review of competitive practices, the Committee adopted the Executive Officer Severance Policy (the “Severance Policy”). The Severance Policy applies to our Chief Executive Officer and our executive officers elected by the Board of Directors who report to either the Chief Executive Officer or Chief Operating Officer (which includes all the NEOs). Under the terms of the Severance Policy, executive officers may be entitled to certain severance benefits if their employment is terminated by the Company without “cause” and certain conditions are satisfied.

In such cases, subject to execution of a release and covenant agreement satisfactory to the Company, eligible executive officers will be entitled to the severance benefits described in the “Potential Payments on Termination or Change in Control” section of this report. In general, our NEOs are eligible for separation pay equal to one-twelfth the sum of their annual base salary and target annual bonus multiplied by their full years of service with the Company, with a minimum payment equivalent to one year’s base salary and target annual bonus.

Special, One-time, Nonrecurring, or Other Compensation Payments or Arrangements

Hans Koppen.  We entered into executive retention agreements in 2001 with each of Messrs. Spierkel, Murai, and Koppen and amended Mr. Koppen’s agreement in 2003 (the “Retention Agreements”). These agreements, as amended, provided that if the executive remained employed by us through March 1, 2006, the executive would be entitled to a lump sum cash retention payment of $2.5 million. The executive is not entitled to receive any payment if his employment is (1) terminated by the executive’s resignation for any reason other than his disability prior to March 1, 2006, or (2) terminated by us for cause or for not accepting a transfer of his principal office location to our then corporate headquarters or any of our then regional headquarters, in either case, prior to March 1, 2006.

Since these contingencies for nonpayment did not occur and Messrs. Spierkel, Murai and Koppen remained employed in good standing with Ingram Micro through March 1, 2006, they were entitled to receive such lump sum cash retention payments. Pursuant to Ingram Micro’s agreement with Mr. Koppen, the Committee at its sole discretion, deferred payment of the award to Mr. Koppen until the year Mr. Koppen’s employment with Ingram Micro terminated, or solely at the Committee’s election to an earlier date. The Committee agreed that Mr. Koppen’s award would be credited with earnings at 10% per year, compounded daily, until paid. This above market interest rate was deemed appropriate by the Committee in recognition of the fact that Mr. Koppen was entitled to receive payment in March 2006 under the terms of the Retention Agreements and that the Committee at its sole discretion took action to delay said payment.

On November 9, 2007, the Company entered into a retirement agreement with Mr. Koppen wherein Mr. Koppen resigned as an officer of the Company effective as of November 30, 2007, and agreed to serve thereafter as an employee of the Company until March 7, 2008. Mr. Koppen’s deferred retention bonus in the amount of $3,019,321 (including accrued interest) was paid to him in January 2008. Under the terms of the Retirement Agreement, Mr. Koppen was also guaranteed a minimum payment of 100% of his target bonus for the 2007 program year. In addition, the Retirement Agreement provided for the continued vesting of stock options granted to Mr. Koppen on January 3, 2007, in accordance with their original vesting schedule, and that Mr. Koppen would have up to five years from the effective date of his retirement from the Company to exercise vested stock options.

Alain Maquet.  We relocated Mr. Maquet from France to the United States in 2005 as our Senior Vice President and President, Ingram Micro Latin America. We also agreed with Mr. Maquet that the terms of his French employment contract will not be applicable while he serves as the Company’s Senior Vice President and President, Ingram Micro Latin America. However, we agreed that in accordance with his French employment contract, Mr. Maquet or the Company (for any reason other than cause) is required to provide the other with six months notice prior to termination. We also agreed that should Mr. Maquet be terminated for any reason other than cause during his assignment, Ingram Micro will repatriate Mr. Maquet and his family to France under similar relocation terms and conditions. In addition, the Company agreed that severance benefits under his original French employment contract would be reinstated and he would be provided severance pay equal to thirty months of average salary (defined as base salary and target bonus), which amount will be increased by one month of average salary for every year of service after January 1, 2007.

Ingram Micro has no other special, one-time, nonrecurring, or other compensation payments or arrangements with any NEO.

Internal Revenue Code Section 162(m) Policy

It is Ingram Micro’s practice to attempt to ensure, to the extent consistent with the Company’s interests, the deductibility of compensation to the degree possible under Internal Revenue Code Section 162(m) (“162(m)”). Incentive awards paid to NEOs (annual bonus and long-term incentives) are intended to be performance-based in accordance with the requirements of 162(m), but the Committee may decide to forgo 162(m) deductibility if it determines that doing so is in the best interest of the Company and the incremental cost would not be significant.

Base salary is targeted at median market levels and may in the future exceed the Section 162(m) limit for deductibility. Ingram Micro reserves the right to provide non-deductible compensation in the future as deemed necessary or appropriate to meet Ingram Micro’s needs.

Due to the estimated prorated payments made to Mr. Monié prior to his departure from Singapore, all compensation paid to him under the 2007 Executive Incentive Award Program and the 2005 Long-Term Executive Cash Incentive Award Program, as well as the $2 million relocation bonus are not considered performance-based compensation and therefore, to the extent they exceed the $1 million ceiling, are not tax deductible compensation under 162(m).

Compensation Committee Interlocks and Insider Participation

None of the members of the Committee had any “interlock” relationship to report during our fiscal year ended December 29, 2007.

SUMMARY COMPENSATION TABLE

The following table sets forth information concerning total compensation earned or paid to our NEOs who served in such capacities as of December 29, 2007 for services rendered to us during the fiscal year ended December 29, 2007 and one other highly compensated associate who was not an executive officer on December 29, 2007 but whose total compensation requires his inclusion.

							Change in
							Pension
							Value and
							Non-Qualified
						Non-Equity	Deferred
				Stock	Option	Incentive Plan	Compensation	All Other
		Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation	Total
Name and Principal Position	Year	($)(1)	($)(2)	($)(3)	($)(3)	($)(4)	($)(5)	($)(6)	($)

Gregory M.E. Spierkel	2007	$800,000	$—	$794,418	$1,463,729	$1,399,795	$—	$22,986	$4,480,928
Chief Executive Officer	2006	728,000	2,500,000	344,829	1,091,851	1,077,324	—	792,124	6,534,128
William D. Humes	2007	455,000	—	274,849	536,668	612,627	—	11,975	1,891,119
Executive Vice President and Chief Financial Officer	2006	430,000	—	131,174	383,069	449,509	—	12,797	1,406,549
Alain Monié	2007	588,246	2,000,000	360,677	620,555	1,054,471	—	1,746,208	6,370,157
President and Chief Operating Officer	2006	481,320	—	131,174	493,525	647,169	—	222,113	1,975,301
Kevin M. Murai(7)	2007	700,000	—	649,559	1,286,557	1,220,275	—	26,014	3,882,405
Former President and Chief Operating Officer	2006	624,000	2,500,000	300,053	1,097,290	942,415	—	36,009	5,499,767
Henri T. Koppen(7)	2007	465,000	—	535,028	828,387	637,886	106,144	223,477	2,795,922
Former Executive Vice President and President, Ingram Micro Europe	2006	450,000	2,500,000	131,174	574,783	404,704	76,770	339,994	4,477,425
Alain Maquet	2007	487,104	—	319,143	540,239	660,652	—	692,745	2,699,883
Senior Vice President and President, Ingram Micro Latin America	2006	422,587	—	77,633	275,847	482,715	—	217,787	1,476,569

(1)	Salary — This information provided is as of the last payroll period ending prior to or with the end of our fiscal year December 29, 2007.

•   From January 2007 through September 2007, Mr. Monié’s salary of S$640,798 was paid in Singapore dollars. From October 2007 through December 2007, Mr. Monié’s salary of US$162,500 was paid in US dollars. For reporting purposes, Mr. Monié’s 2007 Singapore salary has been converted to US dollars using the average year-to-date exchange rate as of December 29, 2007 of S$1.00 = US$0.6644. Mr. Monié’s 2006 salary was paid in Singapore dollars, and for reporting purposes, has been converted to US dollars using the average year-to-date exchange rate as of December 30, 2006 of S$1.00 = US$0.6300.

•   Mr. Maquet’s 2007 and 2006 salary was earned in Euros, but paid in US dollars. For reporting purposes, Mr. Maquet’s 2007 salary and 2006 salary has been converted to US dollars using the average year-to-date exchange rate as of December 29, 2007 of Euro 1.00 = US$1.3719 and the average year-to-date exchange rate as of December 30, 2006 of Euro 1.00 = US$1.2577, respectively.

(2)	Bonus — Pursuant to their Retention Agreements, if Messrs. Spierkel, Murai and Koppen remained with Ingram Micro through March 1, 2006, they were each to be paid a gross sum of $2.5 million. Payments were made to Messrs. Spierkel and Murai on March 1, 2006. Ingram Micro deferred payment of Mr. Koppen’s award of $2.5 million under the Retention Agreements until the year Mr. Koppen’s employment with Ingram Micro terminated or, solely at the Committee’s election, to an earlier date. Mr. Koppen’s deferred award was credited with earnings at 10% per year, compounded daily. In accordance with his Retirement Agreement, Mr. Koppen was paid the deferred retention bonus in the amount of $3,019,321(including accrued interest) in January 2008 (see “Compensation Discussion and Analysis — Special, One-Time, Non-Recurring, or Other Compensation Payments or Arrangements”).

Mr. Monié received a $2 million relocation bonus. Of this amount, $1 million is subject to a 3-year “claw back provision” requiring Mr. Monié to return such amount to the Company should he leave the Company for any reason other than death or disability. In addition, $400,000 of the $1 million subject to the “claw back provision” was to be returned to the Company if Mr. Monié did not purchase a home within 12 months of his transfer that is within driving commuting distance of the Company’s headquarters in Santa Ana, California; Mr. Monié however has satisfied this condition. Further, Mr. Monié is required to repay to the Company any relocation expenses paid by the Company related to his transfer should he leave the Company during the 3-year “claw back period” other than for death or disability.

(3)	Stock Awards reflect performance shares awarded on January 3, 2007 and January 3, 2006. Compensation expense is recognized over the 3-year performance measurement period in accordance with FAS 123R, based on the estimated achievement levels and the grant date fair value of the stock of $20.70 and $19.55 per share for the 2007 EIP Program and the 2006 EIP Program, respectively. Mr. Monié was granted additional performance shares on August 1, 2007 as a result of his promotion to President and Chief Operating Officer. Compensation expense based on the grant-date fair value of the stock of $20.21 per share will be recognized for these additional shares over the remaining performance periods for the 2007 EIP Program and 2006 EIP Program.

Stock options were awarded in 2007 on January 3, 2007 and in 2006 on January 3, 2006 and July 3, 2006 with an exercise price equal to the closing price of Ingram Micro shares as reported on the NYSE on the date of grant. The value of the performance shares and stock options reported under the “Stock Awards” and “Option Awards” headings above, respectively, represents the dollar amount recognized for financial statement reporting purposes with respect to fiscal years 2007 and 2006, respectively, in accordance with FAS 123R, disregarding estimated forfeitures related to service-based vesting conditions. The assumptions and methodology used to determine such amounts are set forth in Notes 2 and 11 to our Notes to Consolidated Financial Statements included in our Form 10-K for the year ended December 29, 2007and in Notes 2 and 12 to our Notes to Consolidated Financial Statements included in our Form 10-K for the year ended December 30, 2006, respectively.

Messrs. Koppen and Maquet were deemed eligible for retirement under the terms of the 2007 stock award agreements. The retirement provisions entitle eligible participants to become vested in these awards over a twelve-month service period. Accordingly, compensation expense for all 2007 grants of stock options and performance shares was recognized in fiscal year 2007.

(4)	Non-Equity Incentive Plan Compensation — For fiscal year 2007, includes the earnings for both the 2007 Annual Executive Incentive Award Program (the “2007 EIAP”) and the 2005-2007 Cash LTIP award paid in March 2008. The amounts of such 2007 EIAP payments and 2005 Cash LTIP payments were as follows: Mr. Spierkel, $844,800 and $554,995, respectively; Mr. Humes, $336,336 and $276,291, respectively; Mr. Monié $686,863 and $367,608, respectively; Mr. Murai, $665,280 and $554,995, respectively; Mr. Koppen, $351,866 and $286,020, respectively; and Mr. Maquet, $384,447 and $276,205, respectively. See note 1 above for exchange rate used to calculate the 2007 EIAP and 2005 Cash LTIP payments for Mr. Monié and Mr. Maquet. See “Compensation Discussion and Analysis — Elements of Compensation — Equity-Based Long-Term Incentive Award Programs” for further information on payments under these programs.

Fiscal year 2006 includes the earnings for both the 2006 Annual Executive Incentive Award Program (the “2006 EIAP”) and the June 2005-2006 Cash LTIP award paid in March and April 2007, respectively. The amounts of such 2006 EIAP payments and June 2005 LTIP payments were as follows: Mr. Spierkel, $708,271 and $369,053, respectively; Mr. Humes, $302,140 and $147,369, respectively; Mr. Monié, $425,487 and $221,682, respectively, Mr. Murai, $573,362 and $369,053, respectively; Mr. Koppen, $206,505 and $198,199, respectively; and Mr. Maquet, $333,904 and $148,811, respectively. See note 1 above for exchange rate used to calculate the 2006 EIAP and June 2005 LTIP payments for Mr. Monié and Mr. Maquet. See “Compensation Discussion and Analysis — Elements of Compensation — Long-Term Incentives” for further information on payout under the June 2005 Cash LTIP program.

(5)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings — For fiscal year 2007, Mr. Koppen earned a return of 10%, compounded daily, on his deferred earnings of his Retention Agreement payment, or $285,876, of which $106,144 represents the above market portion which exceeds 120% of the applicable federal long-term rate of 5.50% for March 2006. For fiscal year 2006, Mr. Koppen earned a return of 10%, compounded daily, on his deferred earnings of his Retention Agreement payment, or $218,594; of which $76,770 represents the above market portion which exceeds 120% of the applicable federal long-term rate of 5.50% for March 2006.

(6)	All Other Compensation — The amounts in this column are itemized in the “All Other Compensation” table below where the total value of all perquisites and personal benefits for a NEO is greater than $10,000.

All Other Compensation Table

		Company
		Contributions
		to Qualified			Foreign
		and Non-			Taxes
		Qualified	Health/Welfare	Expatriate	Paid/Tax	Relocation			Total All
		Savings Plan	Benefits	Compensation	Settlements	Expenses	Gross-ups	Misc.	Other
Name	Year	(a)	(b)	(c)	(d)	(e)	(f)	(g)	Compensation

Gregory M.E. Spierkel	2007	$20,000	$2,091	$—	$—	$—	$—	$895	$22,986
	2006	18,200	480	—	375,089	—	396,741	1,614	792,124
William D. Humes	2007	11,375	600	—	—		—	—	11,975
	2006	10,750	480	—	—	—	560	1,007	12,797
Alain Monié	2007	—	54,795	115,871	332,177	122,177	1,118,690	2,498	1,746,208
	2006	—	102,839	119,274	—	—	—	—	222,113
Kevin M. Murai	2007	17,500	7,262	—	—	—	—	1,252	26,014
	2006	15,600	5,771	—	—	—	4,953	9,685	36,009
Henri T. Koppen	2007	11,624	17,545	227,551	(40,064)	—	6,321	500	223,477
	2006	11,250	16,564	170,086	138,339	—	3,255	500	339,994
Alain Maquet	2007	15,027	118,500	84,015	74,363	2,711	346,683	51,446	692,745
	2006	15,104	105,544	62,805	(6,074)	2,701	10,176	27,531	217,787

(a)	Company Contributions to Qualified and Non-Qualified Savings Plan — Includes employer contributions to retirement plans.

(b)	Health/Welfare Benefits — Includes executive physicals, executive long term disability premiums, expatriate international health and life insurance premiums, French social insurance contributions including pension, voluntary and complimentary contributions and benefit plans in kind, as applicable.

(c)	Expatriation Compensation — Includes foreign assignment pay, repatriation expenses, property management expenses, allowances for goods and services, housing, auto, utilities, storage, parking, dependent education and home leave, as applicable.

(d)	Foreign Taxes Paid/Tax Settlements — Includes host country tax payments paid by the Company and tax settlements received by the Company and returned to the executive.

(e)	Relocation Expenses — Includes relocation allowance, travel to new location, lodging, meals, storage, broker commission on the purchase or sale of home and shipment of household goods.

(f)	Gross-ups — Includes all amounts reimbursed during the fiscal year for the payment of taxes.

(g)	Miscellaneous — Includes dependent travel, tax preparation fees, home office expenses and exchange rate adjustments, as applicable.

(7)	Mr. Murai resigned from the Company as of January 4, 2008 and Mr. Koppen resigned as an officer of the Company as of November 30, 2007 and terminated employment on March 7, 2008.

Plan-Based Awards Granted in Last Fiscal Year

The following table provides information relating to plan-based awards granted to the NEOs during the fiscal year ended December 29, 2007.

GRANTS OF PLAN-BASED AWARDS

									All Other	All Other
		Human							Stock	Option		Grant
		Resources	Estimated Future			Estimated Future			Awards:	Awards:	Exercise or	Date
		Committee	Payouts Under			Payouts Under			Number of	Number of	Base	Fair
		Meeting	Non-Equity Incentive			Equity Incentive			Shares of	Securities	Price of	Value of
		Dates	Plan Awards(3)			Plan Awards			Stock or	Underlying	Option	Stock and
	Grant	Approving	Threshold	Target	Maximum	Threshold	Target	Maximum	Units	Options	Awards	Options
Name	Date	Awards	$	$	$	#	#	#	#	#	($/Sh)	Awards

Gregory M.E. Spierkel	(1)1/3/07	11/28/06	—	—	—	6,079	60,785	121,570	—	—	$—	$1,258,250
	(2)1/3/07	11/28/06	—	—	—	—	—	—	—	215,760	20.70	1,721,031
	N/A	11/28/06	$400,000	$800,000	$1,600,000	—	—	—	—	—	—	—
William D. Humes	(1)1/3/07	11/28/06	—	—	—	1,916	19,159	38,318	—	—	—	396,591
	(2)1/3/07	11/28/06	—	—	—	—	—	—	—	68,010	20.70	542,489
	N/A	11/28/06	159,250	318,500	637,000	—	—	—	—	—	—	—
Alain Monié	(1)1/3/07	11/28/06	—	—	—	1,916	19,159	38,318	—	—	—	396,591
	(2)1/3/07	11/28/06	—	—	—	—	—	—	—	68,010	20.70	542,489
	(1)8/1/07	7/28/07	—	—	—	1,154	11,537	23,074	—	—	—	233,163
	(4)8/1/07	7/28/07	—	—	—	—	—	—	—	42,929	20.21	313,588
	(1)8/1/07	7/28/07	—	—	—	1,224	12,238	36,714	—	—	—	247,330
	N/A	11/28/06	232,235	464,470	928,940	—	—	—	—	—	—	—
Kevin M. Murai	(1)1/3/07	11/28/06	—	—	—	4,685	46,848	93,696	—	—	—	969,754
	(2)1/3/07	11/28/06	—	—	—	—	—	—	—	166,290	20.70	1,326,429
	N/A	11/28/06	315,000	630,000	1,260,000	—	—	—	—	—	—	—
Henri T. Koppen	(1)1/3/07	11/28/06	—	—	—	1,916	19,159	38,318	—	—	—	396,591
	(2)1/3/07	11/28/06	—	—	—	—	—	—	—	68,010	20.70	542,489
	N/A	11/28/06	162,750	325,500	651,000	—	—	—	—	—	—	—
Alain Maquet	(1)1/3/07	11/28/06	—	—	—	1,134	11,339	22,678	—	—	—	234,717
	(2)1/3/07	11/28/06	—	—	—	—	—	—	—	40,260	20.70	321,138
	N/A	11/28/06	133,954	267,907	535,814	—	—	—	—	—	—	—

(1)	In fiscal year 2007, Ingram Micro adopted the 2007 EIP Program pursuant to the EIP. Performance-based restricted stock units (“RSUs”) were granted, pursuant to the 2007 EIP Program of the EIP and the 2003 Plan, to reward achievement of goals that support increased shareholder value. These RSUs will be earned if Ingram Micro achieves pre-established financial performance goals (EPS growth and ROIC) over a three-year measurement period. If specific threshold performance levels are not met, no shares will be issued under this plan. This table provides information with respect to threshold, target, and maximum award amounts that may be awarded to each NEO under the 2007 EIP Program. Target number of shares is based on 100% performance goal achievement. Achievement of threshold performance levels results in an award of 10% of the target award; the maximum award for over-achievement of performance goals is 200% of the target award. The performance is measured over a three-year period, from the beginning of fiscal year 2007 (December 30, 2006) through the end of fiscal year 2009 (January 2, 2010). The performance vested RSUs were granted on January 3, 2007 and will be paid in shares of Ingram Micro stock following the end of the three-year performance period and determination by the Human Resources Committee of the Company’s performance against the pre-established performance goals.

Mr. Monié received an additional grant on August 1, 2007 from the 2006 EIP Program pursuant to the EIP and the 2003 Plan, as part of his promotion to President and Chief Operating Officer. For Mr. Monié’s August 1, 2007 grant, the target number of shares is based on 100% performance goal achievement. Achievement of threshold performance levels results in an award of 10% of the target award; the maximum award for over-achievement of performance goals is 300% of the target award. The performance is measured over a three-year period, from the beginning of fiscal year 2006 (January 1, 2006) through the end of fiscal year 2008 (January 3, 2009).

(2)	Stock options granted on January 3, 2007 with an exercise price of $20.70 (equal to the closing price of our common stock on the NYSE on the same date) will vest in three equal annual installments beginning January 3, 2008, and will expire on January 2, 2017.

(3)	Pursuant to the 2007 EIAP.

(4)	Stock options granted on August 1, 2007 with an exercise price of $20.21 (equal to the closing price of our common stock on the NYSE on the same date) will vest in three equal annual installments beginning August 1, 2008, and will expire on July 31, 2017.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table provides information relating to outstanding equity awards held by the NEOs at fiscal year end, December 29, 2007.

		Option Awards					Stock Awards
										Equity
										Incentive
									Equity	Plan
									Incentive	Awards:
				Equity					Plan	Market or
				Incentive					Awards:	Payout
				Plan					Number of	Value of
				Awards:				Market	Unearned	Unearned
		Number of	Number of	Number of			Number of	Value of	Shares,	Shares,
		Securities	Securities	Securities			Shares or	Shares or	Units or	Units or
		Underlying	Underlying	Underlying			Units of	Units of	Other	Other
		Unexercised	Unexercised	Unexercised	Option	Option	Stock That	Stock That	Rights That	Rights That
		Options (#)	Options (#)	Unearned	Exercise	Expiration	Have Not	Have Not	Have Not	Have Not
Name		Exercisable	Unexercisable	Options (#)	Price ($)	Date	Vested (#)	Vested ($)	Vested (#)	Vested ($)

Gregory M.E. Spierkel:
	(1)	31,250	—	—	$11.6875	01/31/10	—	—	—	$—
	(2)	61,443	—	—	17.3750	07/02/10	—	—	—	—
	(3)	74,400	—	—	16.4200	01/31/11	—	—	—	—
	(4)	82,170	—	—	14.3900	07/01/11	—	—	—	—
	(5)	77,610	—	—	17.9000	01/31/12	—	—	—	—
	(6)	68,010	—	—	13.0300	06/30/12	—	—	—	—
	(7)	93,570	—	—	11.3100	02/02/13	—	—	—	—
	(8)	127,080	—	—	11.0000	06/30/13	—	—	—	—
	(9)	59,400	—	—	16.6400	02/01/14	—	—	—	—
	(10)	37,239	—	—	17.2000	03/22/14	—	—	—	—
	(11)	103,320	—	—	14.0400	06/30/14	—	—	—	—
	(12)	55,560	27,780	—	18.7500	01/31/15	—	—	—	—
	(13)	61,260	30,630	—	15.5900	06/30/15	—	—	—	—
	(14)	31,890	63,780	—	19.5500	01/02/16	—	—	—	—
	(15)	31,160	62,320	—	18.4500	07/02/16	—	—	—	—
	(16)	—	215,760	—	20.7000	01/02/17	—	—	—	—
	(17)	—	—	—	—	—	—	—	52,915	971,519
	(18)	—	—	—	—	—	—	—	60,785	1,116,013

Total:		995,362	400,270						113,700	$2,087,532
William D. Humes:
	(2)	6,597	—	—	$17.3750	07/02/10	—	—	—	$—
	(3)	7,980	—	—	16.4200	01/31/11	—	—	—	—
	(4)	4,410	—	—	14.3900	07/01/11	—	—	—	—
	(5)	25,350	—	—	17.9000	01/31/12	—	—	—	—
	(6)	9,800	—	—	13.0300	06/30/12	—	—	—	—
	(19)	7,350	—	—	12.3500	12/30/12
	(7)	10,110	—	—	11.3100	02/02/13	—	—	—	—
	(8)	20,000	—	—	11.0000	06/30/13	—	—	—	—
	(9)	17,100	—	—	16.6400	02/01/14	—	—	—	—
	(20)	3,126	—	—	18.9800	02/26/14	—	—	—	—
	(11)	12,460	—	—	14.0400	06/30/14	—	—	—	—
	(21)	8,541	—	—	16.5700	10/12/14	—	—	—	—
	(12)	16,940	8,470	—	18.7500	01/31/15	—	—	—	—
	(22)	5,850	2,925	—	16.8000	03/31/15	—	—	—	—
	(13)	31,580	15,790	—	15.5900	06/30/15	—	—	—	—
	(14)	12,130	24,260	—	19.5500	01/02/16	—	—	—	—
	(15)	11,850	23,700	—	18.4500	07/02/16	—	—	—	—
	(16)	—	68,010	—	20.7000	01/02/17	—	—	—	—
	(17)	—	—	—	—	—	—	—	20,129	369,568
	(18)	—	—	—	—	—	—	—	19,159	351,759

Total:		211,174	143,155						39,288	$721,327

		Option Awards					Stock Awards
										Equity
										Incentive
									Equity	Plan
									Incentive	Awards:
				Equity					Plan	Market or
				Incentive					Awards:	Payout
				Plan					Number of	Value of
				Awards:				Market	Unearned	Unearned
		Number of	Number of	Number of			Number of	Value of	Shares,	Shares,
		Securities	Securities	Securities			Shares or	Shares or	Units or	Units or
		Underlying	Underlying	Underlying			Units of	Units of	Other	Other
		Unexercised	Unexercised	Unexercised	Option	Option	Stock That	Stock That	Rights That	Rights That
		Options (#)	Options (#)	Unearned	Exercise	Expiration	Have Not	Have Not	Have Not	Have Not
Name		Exercisable	Unexercisable	Options (#)	Price ($)	Date	Vested (#)	Vested ($)	Vested (#)	Vested ($)

Alain Monié:
	(24)	20,000	—	—	$12.7700	07/13/12	—	—	—	$—
	(9)	59,400	—	—	16.6400	02/01/14	—	—	—	—
	(11)	53,250	—	—	14.0400	06/30/14	—	—	—	—
	(12)	28,640	14,320	—	18.7500	01/31/15	—	—	—	—
	(13)	31,580	15,790	—	15.5900	06/30/15	—	—	—	—
	(14)	12,130	24,260	—	19.5500	01/02/16	—	—	—	—
	(15)	11,850	23,700	—	18.4500	07/02/16	—	—	—	—
	(16)	—	68,010	—	20.7000	01/02/17	—	—	—	—
	(25)	—	42,929	—	20.2100	07/31/17	—	—	—	—
	(17)	—	—	—	—	—	—	—	20,129	369,568
	(18)	—	—	—	—	—	—	—	19,159	351,759
	(26)	—	—	—	—	—	—	—	11,537	211,819
	(26)	—	—	—	—	—	—	—	12,238	224,690

Total:		216,850	189,009						63,063	$1,157,836
Kevin M. Murai:
	(9)	51,060	—	—	$16.6400	02/01/14	—	—	—	$—
	(23)	28,000	—	—	17.6600	03/18/14	—	—	—	—
	(10)	37,239	—	—	17.2000	03/22/14	—	—	—	—
	(12)	—	27,780	—	18.7500	01/31/15	—	—	—	—
	(13)	—	30,630	—	15.5900	06/30/15	—	—	—	—
	(14)	27,750	55,500	—	19.5500	01/02/16	—	—	—	—
	(15)	—	54,220	—	18.4500	07/02/16	—	—	—	—
	(16)	—	166,290	—	20.7000	01/02/17	—	—	—	—
	(17)	—	—	—	—	—	—	—	46,044	845,368
	(18)	—	—	—	—	—	—	—	46,848	860,129

Total:		144,049	334,420						92,892	$1,705,497
Henri T. Koppen:
	(2)	36,363	—	—	$17.3700	07/02/10	—	—	—	$—
	(3)	44,010	—	—	16.4200	01/31/11	—	—	—	—
	(4)	48,630	—	—	14.3900	07/01/11	—	—	—	—
	(5)	77,610	—	—	17.9000	01/31/12	—	—	—	—
	(6)	68,010	—	—	13.0300	06/30/12
	(9)	59,400	—	—	16.6400	02/01/14	—	—	—	—
	(11)	53,250	—	—	14.0400	06/30/14	—	—	—	—
	(12)	28,640	14,320	—	18.7500	01/31/15	—	—	—	—
	(13)	31,580	15,790	—	15.5900	06/30/15	—	—	—	—
	(14)	12,130	24,260	—	19.5500	01/02/16	—	—	—	—
	(15)	11,850	23,700	—	18.4500	07/02/16	—	—	—	—
	(16)	—	68,010	—	20.7000	01/02/17	—	—	—	—
	(17)	—	—	—	—	—	—	—	20,129	369,568
	(18)	—	—	—	—	—	—	—	19,159	351,759

Total:		471,473	146,080						39,288	$721,327

		Option Awards					Stock Awards
										Equity
										Incentive
									Equity	Plan
									Incentive	Awards:
				Equity					Plan	Market or
				Incentive					Awards:	Payout
				Plan					Number of	Value of
				Awards:				Market	Unearned	Unearned
		Number of	Number of	Number of			Number of	Value of	Shares,	Shares,
		Securities	Securities	Securities			Shares or	Shares or	Units or	Units or
		Underlying	Underlying	Underlying			Units of	Units of	Other	Other
		Unexercised	Unexercised	Unexercised	Option	Option	Stock That	Stock That	Rights That	Rights That
		Options (#)	Options (#)	Unearned	Exercise	Expiration	Have Not	Have Not	Have Not	Have Not
Name		Exercisable	Unexercisable	Options (#)	Price ($)	Date	Vested (#)	Vested ($)	Vested (#)	Vested ($)

Alain Maquet:
	(8)	46,380	—	—	$11.0000	06/30/13	—	—	—	$—
	(9)	22,470	—	—	16.6400	08/02/13	—	—	—	—
	(11)	21,870	—	—	14.0400	01/01/14	—	—	—	—
	(12)	10,060	5,030	—	18.7500	08/01/14	—	—	—	—
	(23)	4,586	2,294	—	18.1000	02/28/15	—	—	—	—
	(13)	9,340	9,340	—	15.5900	06/30/15	—	—	—	—
	(14)	7,180	14,360	—	19.5500	01/02/16	—	—	—	—
	(15)	7,010	14,020	—	18.4500	07/02/16	—	—	—	—
	(16)	—	40,260	—	20.7000	01/02/17	—	—	—	—
	(17)	—	—	—	—	—	—	—	11,913	218,723
	(18)	—	—	—	—	—	—	—	11,339	208,184

Total:		128,896	85,304						23,252	$426,907

(1)	Options granted on February 1, 2000 became exercisable in 3 equal annual installments beginning February 1, 2001.

(2)	Options granted on July 3, 2000 became exercisable in 3 equal annual installments beginning July 3, 2001.

(3)	Options granted on February 1, 2001 became exercisable in 3 equal annual installments beginning February 1, 2002.

(4)	Options granted on July 2, 2001 became exercisable in 3 equal annual installments beginning July 2, 2002.

(5)	Options granted on February 1, 2002 became exercisable in 3 equal annual installments beginning February 1, 2003.

(6)	Options granted on July 1, 2002 became exercisable in 3 equal annual installments beginning July 1, 2003.

(7)	Options granted on February 3, 2003 became exercisable in 3 equal annual installments beginning February 3, 2004.

(8)	Options granted on July 1, 2003 became exercisable in 3 equal annual installments beginning July 1, 2004.

(9)	Options granted on February 2, 2004 became exercisable in 3 equal annual installments beginning February 2, 2005.

(10)	Options granted on March 23, 2004 became exercisable in 3 equal annual installments beginning March 23, 2005.

(11)	Options granted on July 1, 2004 became exercisable in 3 equal annual installments beginning July 1, 2005.

(12)	Options granted on February 1, 2005 became exercisable in 3 equal annual installments beginning February 1, 2006.

(13)	Options granted on July 1, 2005 became exercisable in 3 equal annual installments beginning July 1, 2006.

(14)	Options granted on January 3, 2006 became exercisable in 3 equal annual installments beginning January 3, 2007.

(15)	Options granted on July 3, 2006 become exercisable in 3 equal annual installments beginning July 3, 2007.

(16)	Options granted on January 3, 2007 become exercisable in 3 equal annual installments beginning January 3, 2008.

(17)	In fiscal year 2006, Ingram Micro adopted the 2006 EIP Program pursuant to the EIP. Performance-based RSUs were granted, pursuant to the 2003 Plan, to reward achievement of goals that support increased shareholder value, which would be earned if Ingram Micro achieves pre-established financial performance goals (EPS growth and ROIC) over a three-year measurement period. If specific threshold performance levels are not met, no shares will be issued under this plan. Performance vested restricted stock units granted on January 3, 2006; number represents vesting upon achievement of 100% of target. Payout value is based upon the closing price ($18.36) of Ingram Micro stock on the last trading day of the fiscal year (December 28, 2007).

•	Target at 100% for Mr. Spierkel is 52,915 units and at maximum of 300% of target is 158,745 units.

•	Target at 100% for Messrs. Humes, Koppen and Monié is 20,129 units and at maximum of 300% of target is 60,387 units.

•	Target at 100% for Mr. Murai is 46,044 units and at maximum of 300% of target is 138,132 units.

•	Target at 100% for Mr. Maquet is 11,913 units and at maximum of 300% of target is 35,739 units

(18)	Performance vested restricted stock units granted on January 3, 2007, pursuant to the 2007 EIP Program; number represents vesting upon achievement of 100% of target. Payout value is based upon the closing price ($18.36) of Ingram Micro stock on the last trading day of the fiscal year (December 28, 2007).

•	Target at 100% for Mr. Spierkel is 60,785 units and at maximum of 200% of target is 121,570 units.

•	Target at 100% for Messrs. Humes, Koppen and Monié is 19,159 units and at maximum of 200% of target is 38,318 units.

•	Target at 100% for Mr. Murai is 46,848 units and at maximum of 200% of target is 93,696 units.

•	Target at 100% for Mr. Maquet is 11,339 units and at maximum of 200% of target is 22,678 units.

(19)	Options granted on December 31, 2002 became exercisable in 3 equal annual installments beginning December 31, 2003.

(20)	Options granted on February 27, 2004 became exercisable in 3 equal annual installments beginning February 27, 2005.

(21)	Options granted on October 13, 2004 became exercisable in 3 equal annual installments beginning October 13, 2005.

(22)	Options granted on April 1, 2005 became exercisable in 3 equal annual installments beginning April 1, 2006.

(23)	Options granted on March 19, 2004 became exercisable in 3 equal annual installments beginning March 19, 2005.

(24)	Options granted on January 13, 2003 became exercisable in 3 equal annual installments beginning January 13, 2004.

(25)	Options granted on August 1, 2007 become exercisable in 3 equal annual installments beginning August 1, 2008.

(26)	Performance vested restricted stock units granted to Mr. Monié on August 1, 2007, as a result of his promotion to President and Chief Operating Officer; number represents vesting upon achievement of 100% of target. Payout value is based upon the closing price ($18.36) of Ingram Micro stock on the last trading day of the fiscal year (December 28, 2007).

•	Target at 100% (under the 2007 ELT Program) is 11,537 units and a maximum of 200% of target is 23,074 units

•	Target at 100% (under the 2006 ELT Program) is 12,238 units and a maximum of 300% of target is 36,714 units

OPTION EXERCISES AND STOCK VESTED

The following table provides information relating to option exercises by the NEOs for the period January 1, 2007 through December 29, 2007. No stock awards vested during such period.

	Option Awards
	Number of Shares
	Acquired on	Value Realized on
Name	Exercise (#)	Exercise ($)(1)

Gregory M.E. Spierkel	193,750	$1,616,797
William D. Humes	62,743	552,032
Alain Monié	—	—
Kevin M. Murai	995,506	5,559,692
Henri T. Koppen	—	—
Alain Maquet	29,190	255,121

(1)	Value realized is calculated based on the difference between the fair market value of a share of the Company’s common stock on the day of exercise and the exercise price.

NONQUALIFIED DEFERRED COMPENSATION

The following table provides information relating to nonqualified deferred compensation balances and contributions of the NEOs for the period indicated.

							Aggregate
	Executive		Registrant		Aggregate		Withdrawals/	Aggregate
	Contributions in		Contributions in		Earnings in		Distributions in	Balance at
Name	2007 ($)(1)		2007 ($)(1)		2007 ($)		2007 ($)	End of 2007($)

Gregory M.E. Spierkel	$97,460		$15,385	(2)	$19,739		—	$324,835	(2)
William D. Humes	108,387		8,976	(3)	21,192		—	380,463	(3)
Alain Monié	—		—		—		—	—
Kevin M. Murai	53,453	(4)	17,500	(4)(5)	37,939		—	504,762	(5)
Henri T. Koppen	22,325		8,942	(6)	298,288	(7)	—	3,196,688	(6)
Alain Maquet	—		—		—		—	—

(1)	Executive Officers who are paid on the U.S. payroll may participate in the Ingram Micro Supplemental Investment Savings Plan (“Supplemental Plan”), a defined contribution plan providing deferred compensation. The Supplemental Plan, in general, operates to restore 401(k) plan benefits, including Company matching contributions that were reduced or limited by IRS regulations. Under terms of the Supplemental Plan, participants may elect to defer up to 50% of their base salary and annual bonus, when combined with their 401(k) plan deferral. In conformance with Section 409A of the Code, deferral and distribution elections are made by each participant prior to the beginning of each calendar year. The Company’s matching contribution is equal to 50% of the first 5% of eligible compensation deferred to the 401(k) and Supplemental Plans. Participants may elect to have earnings, or losses, credited to their Supplemental Plan account as if these accounts were invested in the various investment options available under the Company’s 401(k) Plan, but excluding investment in the Ingram Micro Stock Fund. Participants may redirect their investment in the various investment fund options on a daily basis. Account balances are available for disbursement to participants upon their termination of employment with the Company. Participants may elect to receive their account balance as a lump-sum cash payment or in installment payments over 5, 10 or 15 years.

(2)	$15,385 and $15,400, respectively, have also been reported under “All Other Compensation” for Mr. Spierkel on the Summary Compensation Table in this proxy statement and in the Company’s 2007 proxy statement.

(3)	$8,976 and $8,483, respectively, have also been reported under “All Other Compensation” for Mr. Humes on the Summary Compensation Table in this proxy statement and in the Company’s 2007 proxy statement.

(4)	Mr. Murai is a Canadian citizen and elected not to participate in the Ingram Micro sponsored 401(k) plan or the Supplemental Plan. As a result the Company has entered into a deferred compensation arrangement with Mr. Murai that provides him the same opportunity to defer compensation and receive Company matching contributions as other U.S. executive officers who participate in these programs. See footnote (1) for a description of the Supplemental Plan’s terms and conditions.

(5)	$17,500 and $15,600, respectively, have also been reported under “All Other Compensation” for Mr. Murai on the Summary Compensation Table in this proxy statement and in the Company’s 2007 proxy statement.

(6)	$8,942 and $8,654, respectively, have also been reported under “All Other Compensation” for Mr. Koppen on the Summary Compensation Table in this proxy statement and in the Company’s 2007 proxy statement. In addition, $2,500,000 under the “Aggregate Balance at End of 2007” was previously reported under “Bonus” for Mr. Koppen on the Summary Compensation Table in the Company’s 2007 proxy statement. We also reported in the Company’s 2007 proxy statement that Mr. Koppen’s deferred $2,500,000 award was credited with earnings at 10% per year, compounded daily until paid, of which $76,770, representing the above market portion return, was reported under “Change in Pension Value and Non-Qualified Deferred Compensation Earnings” on the 2007 Summary Compensation Table.

(7)	Mr. Koppen’s deferred $2,500,000 award is being credited with earnings at 10% per year, compounded daily until paid, the total amount is reported under the “Aggregate Earnings in 2007” column and of which $106,444, representing the above market portion return, has also been reported under “Change in Pension Value and Non-Qualified Deferred Compensation Earnings” on the Summary Compensation Table. Mr. Koppen is entitled to a lump sum cash payment of his award and accrued interest upon termination of his employment with the Company, or solely at the Committee’s election, at an earlier date.

POTENTIAL PAYMENTS UPON TERMINATION

Ingram Micro has entered into certain agreements and has an Executive Severance Policy that will require Ingram Micro to provide compensation to NEOs of Ingram Micro in the event of retirement and/or termination of employment with Ingram Micro. Ingram Micro does not have any change in control arrangements or any amounts due to any executive who is terminated for cause. Effective January 1, 2007, the definition of retirement under the 2003 Plan was amended to provide that normal retirement is defined as age 65 or greater with five or more years of service and early retirement is defined as age 55 or greater with 10 or more years of service. In the event their employment is terminated by the Company without “cause” as determined under the Severance Policy, the executive officer will receive an aggregate severance benefit equal to the greater of (x) the sum of the executive officer’s annual base salary and target annual bonus, each as in effect on the effective date of termination; and (y) the product of one-twelfth times the sum of the executive officer’s annual base salary and target annual bonus, each as in effect on the effective date, multiplied by the number of the executive officer’s full years of employment with the Company (the “employment years”). The severance benefit will be payable in equal installments from the effective date of termination over the greater of (x) 12 months or (y) that number of months equal to the number of employment years (the “Continuation Period”).

The executive officer will also be entitled to an amount in cash equal to executive officer’s actual annual bonus determined for the year in which the Continuation Period begins, prorated to reflect the executive officer’s period of employment in such year. Such payment will be otherwise calculated and paid on the same basis and at the same time as the annual bonus payments are made to actively employed Ingram Micro executive officers.

The executive officer and his or her dependents may continue to participate, at the executive officer’s expense, in Company-sponsored health and welfare programs through the Continuation Period. The executive officer will also be entitled to participate in an outplacement program, paid for by us, with a maximum cost not to exceed $20,000.

Any unvested stock options, restricted stock awards, or other stock-based incentive compensation awards held by the executive officer will be cancelled on the effective date of termination unless he/she qualifies for retirement. Any such vested awards will be governed by the terms of the plan and award agreements for each award. The executive officer’s participation in our long-term incentive programs shall cease on termination of employment;

however, payments of earned awards through the date of termination will be made in accordance with the terms of the programs and if they are made, at the same time as to other participants.

The amount of compensation payable to each NEO in each potential payment situation is listed in the table below:

		Long Term Incentives				Benefits & Perquisites
	Short		2006	2007			Life			Repatriation/	Tax Gross-
	Term	2005-2007	Performance	Performance	Stock	Severance	Insurance	Disability		Relocation	Up on
	Incentive	Cash LTIP	Shares	Shares	Options	Pay	Proceeds	Benefits	Outplacement	Expense	Perquisites	Total

Gregory M.E. Spierkel
Voluntary Termination	$844,800	$554,995	$—	$—	$—	$—	$—	$—	$—	$—	$—	$1,399,795
Retirement	844,800	554,995	647,680	—	—	—	—	—	—	—	—	2,047,475
Involuntary Not for Cause Termination	844,800	554,995	647,680	372,004	—	1,600,000	—	—	20,000	—	—	4,039,479
Death	844,800	554,995	971,519	1,116,013	84,845	—	800,000	—	—	—	—	4,372,172
Disability	844,800	554,995	971,519	1,116,013	—	—	—	390,000	—	—	—	3,877,327

William D. Humes
Voluntary Termination	336,336	276,291	—	—	—	—	—	—	—	—	—	612,627
Retirement	—	—	—	—	—	—	—	—	—	—	—	—
Involuntary Not for Cause Termination	336,336	276,291	246,379	117,253	—	773,500	—	—	20,000	—	—	1,769,759
Death	336,336	276,291	369,568	351,759	48,301	—	455,000	—	—	—	—	1,837,255
Disability	336,336	276,291	369,568	351,759	—	—	—	314,179	—	—	—	1,648,133

Alain Monié
Voluntary Termination	308,305	114,130	—	—	—	—	—	—	—	—	46,334	468,769
Retirement	—	—	—	—	—	—	—	—	—	—	46,334	46,334
Involuntary Not for Cause Termination	308,305	114,130	396,172	187,860	—	1,235,000	—	—	20,000	57,600	46,334	2,365,401
Death	308,305	114,130	594,258	563,579	43,738	—	1,150,000	—	—		46,334	2,820,344
Disability	308,305	114,130	594,258	563,579	—	—	—	377,500	—		46,334	2,004,106

Kevin Murai
Voluntary Termination	665,280	554,995	—	—	—	—	—	—	—	—	—	1,220,275

Henri T. Koppen
Retirement	351,866	286,020	266,911	351,759	—	—	—	—	—	43,194	378	1,300,128

Alain Maquet
Voluntary Termination	399,474	276,205	—	—	—	—	—	—	—	—	8,616	684,295
Retirement	399,474	276,205	145,815	208,184	—	—	—	—	—	88,000	8,616	1,126,294
Involuntary Not for Cause Termination	399,474	276,205	145,815	69,395	—	1,950,446	—	—	20,000	88,000	8,616	2,957,951
Death	399,474	276,205	218,723	208,184	26,468	2,193,998	1,826,054	—	—	84,500	8,616	5,242,222
Disability	399,474	276,205	218,723	208,184	—	2,193,998	—	328,689	—	88,000	8,616	3,721,889

For the purposes of this analysis, we assumed that the last date of employment for the NEOs is through December 31, 2007 and estimated value of equity holdings is based on the closing price of ($18.36) of our stock on December 28, 2007 (last trading day of our fiscal year):

Mr. Spierkel

For the purposes of this analysis, we assumed Mr. Spierkel’s compensation is as follows: base salary as of December 31, 2007 equal to $800,000, annual incentive opportunity equal to 100% of base salary, long-term incentive opportunity granted in stock options (60%) and performance shares (40%). Assuming Mr. Spierkel’s voluntary termination date is December 31, 2007, he would be due payment of $844,800, based on actual 2007 Company performance under the 2007 short-term incentive program, and payment of $554,995 under the 2005-2007 Cash LTIP program, based on the Company’s actual achievement during the performance measurement cycle. See “Compensation Discussion and Analysis — Element of Compensation — Long-Term Incentives” for further information on payout under this program.

Mr. Spierkel is eligible for retirement under the 2003 Plan’s definition for retirement for long-term equity incentives prior to January 1, 2007. The definition of retirement for long-term equity incentives prior to January 1, 2007 is 50 years of age and a minimum of five years of service. He would still be due payments for those awards earned and payable to him as specified under voluntary termination. For all vested options granted prior to January 1, 2007, Mr. Spierkel (estimated value of $3,494,157) would have up to 5 years to exercise from retirement date. In addition under the 2006 EIP Program, he would be eligible for 2/3 payout under the definition of retirement for long-term equity grants prior to January 1, 2007.

If he were to be involuntarily terminated, other than for cause, Mr. Spierkel would be due payments for those awards earned and payable to him as specified under voluntary termination. In addition, under the Executive Officer Severance policy, he would be eligible to receive outplacement services for up to one year (not to exceed $20,000)

plus separation pay equal to the sum of 12 months base pay in effect on the effective date of his termination of employment with the Company and his target annual bonus in effect for the year in which his termination is effective. Assuming participation through December 31, 2007 and target awards under the 2006 EIP Program and 2007 EIP Program, Mr. Spierkel would also be eligible for 2/3 and 1/3 award payouts, respectively under involuntary termination not for cause.

Upon death or disability on December 31, 2007, Mr. Spierkel would be due payments for those awards earned and payable to him as specified under voluntary termination. In addition, Mr. Spierkel would be eligible for full award payout under the 2006 EIP Program and the 2007 EIP Program assuming participation through December 31, 2007 and target award under each program. Assuming Mr. Spierkel’s date of termination is December 31, 2007, Mr. Spierkel would be eligible to exercise any vested stock options (estimated value of $3,494,157) for either 60 or 90 days in accordance with the applicable stock option agreement. Upon death, all of Mr. Spierkel’s unvested stock options (estimated value of $84,845) would immediately vest and the estate would have one year to exercise. Life insurance proceeds are calculated as one times base salary, assuming natural death, which is the same benefit level for all U.S. associates. Upon disability any unvested stock options granted on or after January 1, 2006 would immediately vest and Mr. Spierkel would have five years from his date of disability to exercise unless options expire first. In addition, unvested stock options granted prior to January 1, 2006 would continue to vest in accordance with their original vesting schedule and Mr. Spierkel would have one year to exercise from the last vesting date unless options expire first. The disability benefit relates only to the first year of disability and is a combination of salary continuation, short-term disability payments and long-term disability payments.

Mr. Humes

For the purposes of this analysis, we assumed Mr. Humes’ compensation is as follows: base salary as of December 31, 2007 equal to $455,000, annual incentive opportunity equal to 70% of base salary, long-term incentive opportunity granted in stock options (60%) and performance shares (40%).

Assuming Mr. Humes’ voluntary termination date is December 31, 2007, Mr. Humes would be due payment of $336,336 based on actual 2007 Company performance under the 2007 short-term incentive program and payment of $276,291 under the 2005-2007 Cash LTIP program, in each case, based on the Company’s actual achievement during the performance measurement cycle. See “Compensation Discussion and Analysis — Element of Compensation — Long-Term Incentives” for further information on payout under this program

Mr. Humes is not eligible for retirement under the 2003 Plan’s definition for retirement.

If he were to be involuntarily terminated, other than for cause, Mr. Humes would still be due payments for those awards earned and payable to him as specified under voluntary termination. In addition, under the Executive Officer Severance policy, he would be eligible to receive outplacement services for up to one year (not to exceed $20,000) plus separation pay equal to the sum of 12 months base pay in effect on the effective date of his termination of employment with the Company and his target annual bonus in effect for the year in which his termination is effective. Assuming participation through December 31, 2007 and target awards under the 2006 EIP Program and 2007 EIP Program, Mr. Humes would also be eligible for 2/3 and 1/3 award payouts, respectively under involuntary termination not for cause.

Upon death or disability on December 31, 2007, Mr. Humes would be due payments for those awards earned and payable to him as specified under voluntary termination. In addition, Mr. Humes would be eligible for full award payout under the 2006 EIP Program and the 2007 EIP Program assuming participation through December 31, 2007 and target award under each program. Assuming Mr. Humes’ date of termination is December 31, 2007, Mr. Humes would be eligible to exercise any vested stock options (estimated value of $561,161) for either 60 or 90 days in accordance with the applicable stock option agreement. Upon death, all of Mr. Humes’ unvested stock options (estimated value of $48,301) would immediately vest and the estate would have one year to exercise. Life insurance proceeds are calculated as one times base salary, assuming natural death, which is the same benefit level to all U.S. associates. Upon disability any unvested stock options granted on or after January 1, 2006 would immediately vest and Mr. Humes would have five years from his date of disability to exercise unless options expire first. In addition, unvested stock options granted prior to January 1, 2006 would continue to vest in accordance with their original vesting schedule and Mr. Humes would have one year to exercise from the last vesting date unless options expire first. The disability benefit relates only to the first year of disability and is a combination of salary continuation, short-term disability payments and long-term disability payments.

Mr. Monié

For the purposes of this analysis, we assumed Mr. Monié’s compensation is as follows: base salary as of December 31, 2007 equal to $650,000, annual incentive opportunity equal to 90% of base salary. Assuming Mr. Monié’s voluntary termination date is December 31, 2007, Mr. Monié would be due payment of $308,305 based on actual 2007 Company performance under the 2007 short-term incentive program for time served under the Corporation’s incentive program. Prior to Mr. Monié’s relocation to the United States to serve as President and Chief Operating Officer, he received payment of his short-term incentive based on Asia Pacific Region’s 2007 performance where he served as Executive Vice President and President, Ingram Micro Asia Pacific. He was advanced 31/36ths payment under the 2005-2007 Cash LTIP program prior to his relocation to United States. Mr. Monié is still eligible for 5/36ths payment under the 2005-2007 Cash LTIP program based on the Company’s actual achievement during the performance measurement cycle. See “Compensation Discussion and Analysis — Element of Compensation — Long-Term Incentives” for further information on payout under this program. If Mr. Monié voluntarily terminates within 3 years from the date of his promotion, he must repay Ingram Micro $1,000,000 of the $2,000,000 relocation bonus and relocation related expenses.

Mr. Monié is not eligible for retirement under the 2003 Plan’s definition for retirement.

If involuntarily terminated, other than for cause, Mr. Monié would still be due payments for those awards earned and payable to him as specified under voluntary termination. In addition under the Executive Officer Severance policy, he would be eligible to receive outplacement services for up to one year (not to exceed $20,000) plus separation pay equal to the sum of 12 months base pay in effect on the effective date of his termination of employment with the Company and his target annual bonus in effect for the year in which his termination is effective. Assuming participation through December 31, 2007 and target awards under the 2006 EIP Program and 2007 EIP Program, Mr. Monié would also be eligible for 2/3 and 1/3 award payouts, respectively under involuntary termination not for cause. In case of termination for any reason other than death or disability, if Mr. Monié is terminated within 3 years from the date of his promotion, he must repay Ingram Micro $1,000,000 of the $2,000,000 relocation bonus. The Company is responsible for relocating Mr. Monié and his spouse to Singapore which includes airfare, small air shipment of personal affects, shipment of household goods, temporary living and storage of household goods and personal affects unless Mr. Monié voluntarily terminates his employment or in the case of reassignment.

Upon death or disability, Mr. Monié would be due payments for those awards earned and payable to him as specified under voluntary termination. In addition, Mr. Monié would be eligible for full award payout under the 2006 EIP Program and the 2007 EIP Program. Assuming Mr. Monié’s date of termination is December 31, 2007, Mr. Monié’s would be eligible to exercise any vested stock options (estimated value of $531,485) for either 60 or 90 days in accordance with the applicable stock option agreement. Upon death, all of Mr. Monié’s unvested stock options (estimated value of $43,738) would immediately vest and the estate would have one year to exercise. Life insurance proceeds equal to $500,000 is payable related to his assignment in Singapore which remains in effect through December 31, 2007 in addition to life insurance proceeds equal to one times base salary, assuming natural death, which is the same benefit level to all U.S. associates.

Upon disability any unvested stock options granted on or after January 1, 2006 would immediately vest and Mr. Monié would have five years from his date of disability to exercise unless options expire first. In addition, unvested stock options granted prior to January 1, 2006 would continue to vest in accordance with their original vesting schedule and Mr. Monié would have one year to exercise from the last vesting date unless options expire first. In case of termination due to death or disability, the Company would remain responsible for relocating Mr. Monié and his spouse as previously stated. The disability benefit relates only to the first year of disability and is a combination of salary continuation, short-term disability payments and long-term disability payments.

Mr. Murai

Mr. Murai resigned from the Company, effective January 4, 2008. Since Mr. Murai’s resignation is a voluntary termination, Mr. Murai is due payment of $665,280 based on actual 2007 Company performance under the 2007 short-term incentive program and he is due $554,995 under the 2005-2007 Cash LTIP program, in each case, based on the Company’s actual achievement during the performance measurement cycle.

Mr. Koppen

Mr. Koppen resigned as an officer of the Company as of November 30, 2007 and terminated employment on March 7, 2008.

Mr. Koppen entered into a Retirement Agreement as of November 8, 2007 and is due payment of $351,866 based on actual 2007 Company performance under the 2007 short-term incentive program, Mr. Koppen is also due payment of $286,020 under the 2005-2007 Cash LTIP program based on the Company’s actual achievement during the performance measurement cycle. See “Compensation Discussion and Analysis — Element of Compensation — Long-Term Incentives” for further information on payout under this program. Payments under both programs would be at the normal time of award.

Pursuant to his Retirement Agreement, for all vested options granted prior to January 1, 2007, Mr. Koppen (estimated value of $1,132,137) had up to 5 years to exercise them from retirement date unless the options expire first. In addition, under the 2006 EIP Program, he was eligible to receive 26/36 of any earned payout. For all equity awards granted on or after January 1, 2007, the unvested stock options would continue to vest and he would have five years from the date of his retirement to exercise vested stock options unless the options expire first. The performance shares under the 2007 EIP Program continue to vest and he will earn the full award payout assuming target award. In addition, Mr. Koppen and his spouse would be repatriated to the Netherlands to include airfare and shipment of household goods and personal affects. Mr. Koppen remains tax equalized to the United States for each tax year that he is subject to Belgian taxes related to his assignment. Upon final determination of Mr. Koppen’s actual total tax liability for each tax year that he is subject to Belgian taxes and his hypothetical tax liability had he remained a resident of Florida, the Company will reimburse for the amount, if any, by which his total actual tax liability exceeds his hypothetical tax liability and he will reimburse the Company for the amount, if any by which his hypothetical tax liability exceeds his total actual tax liability, in each case after giving effect to the tax liabilities already paid by the Company and the amount withheld from his income for actual and hypothetical tax liabilities during the year.

Mr. Maquet

For the purposes of this analysis, we assumed Mr. Maquet’s compensation includes base salary as of December 31, 2007 equal to €355,058 ($487,104 based on exchange rate of €1.00 = US$1.3719), and an annual incentive opportunity equal to 55% of base salary. Assuming Mr. Maquet’s voluntary termination date is December 31, 2007, Mr. Maquet would be due payment of $384,447 based on actual 2007 Company performance at the normal time of award plus Mr. Maquet is eligible for an equivalent amount under a French profit sharing program of $15,027 plus tax gross-up of $8,616 per his assignment. In addition, he would be due payment of $276,205 under the 2005-2007 Cash LTIP program based on the Company’s actual achievement during the performance measurement cycle. See “Compensation Discussion and Analysis — Element of Compensation — Long-Term Incentives” for further information on payout under this program. Payments under both programs would be at the normal time of award.

Mr. Maquet is eligible for retirement under the 2003 Plan’s definition for retirement for long-term equity incentives prior to January 1, 2007 and early retirement for long-term equity incentives awards on or after January 1, 2007. The definition of retirement for long-term equity incentives prior to January 1, 2007 is 50 years of age or greater with five or more years of service. The definition for early retirement for long-term incentives on or after January 1, 2007 is 55 years of age or greater with 10 or more years of service. He would still be due payments for those award earned and payable to him as specified under voluntary termination. For all vested options granted prior to January 1, 2007, Mr. Maquet (estimated value of $501,548) would have up to 5 years to exercise from retirement date unless the options expire first. In addition under the 2006 EIP Program, he would be eligible for 2/3 payout under the definition of retirement for long-term equity grants prior to January 1, 2007. For all equity awards granted on or after January 1, 2007, the unvested stock options would continue to vest and he would have five years from the date of his retirement to exercise vested stock options unless the options expire first. The performance shares under the 2007 EIP Program would continue to vest and he would earn the full award payout assuming a target award. In addition, Mr. Maquet and his family would be entitled to repatriation to France to include airfare, air shipment of personal affects, shipment of household goods, temporary living and storage of household goods.

If he were to be involuntarily terminated, other than for cause, Mr. Maquet would be due payments for those awards earned and payable to him as specified under voluntary termination. In addition, he would be eligible for 31 months of base pay plus target and annual bonus provided in accordance with the terms of his reassignment from France to the United States to serve as Senior Vice President and President, Ingram Micro Latin America. Under the terms of the Executive Severance Policy, Mr. Maquet would also be eligible to receive outplacement services for up to one year (not to exceed $20,000). Assuming participation through December 31, 2007 and target awards under the 2006 EIP Program and 2007 EIP Program, Mr. Maquet would also so be eligible for 2/3 and 1/3 award payouts, respectively, under involuntary termination not for cause. Mr. Maquet and his family would be entitled to repatriation to France to include airfare, air shipment of personal affects, shipment of household goods, temporary living and storage of household goods in accordance with agreed upon terms of his assignment to the United States.

Upon death or disability, Mr. Maquet would be due payments for those awards earned and payable to him as specified under voluntary termination. He would be eligible for 6 months of base pay in lieu of 6 months of notice to terminate employment plus 31 months of base plus target annual bonus in accordance with the terms of his reassignment from France to the United States. In addition, Mr. Maquet would be eligible for full award payout under the 2006 EIP Program and the 2007 EIP Program assuming participation through December 31, 2007 and target award under each program. Assuming Mr. Maquet’s date of termination is December 31, 2007, Mr. Maquet would be eligible to exercise any vested stock options (estimated value of $501,548) for either 60 or 90 days in accordance with the applicable stock option agreement. Upon death, all of Mr. Maquet’s unvested stock options (estimated value of $26,468) would immediately vest and the estate would have five years to exercise unless the options expire first. Upon disability any unvested stock options granted on or after January 1, 2006 would immediately vest and Mr. Maquet would have five years from his date of disability to exercise. In addition, unvested stock options granted prior to January 1, 2006 would continue to vest in accordance with their original vesting schedule and Mr. Maquet would have one year to exercise from the last vesting date unless the options expire first. Mr. Maquet retains his life and disability insurance from France. In the event of death or permanent disability, his estate in the case of death or Mr. Maquet in the case of permanent disability would receive €1,331,040 (approximately $1,826,054 based on exchange rate of €1.00 = US$1.3719) under his French life and disability insurance. Mr. Maquet and his family would be entitled to repatriation to France to include airfare, air shipment of personal affects, shipment of household goods, temporary living and storage of household goods.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information with respect to equity compensation plans under which our equity securities are authorized for issuance, aggregated as all compensation plans previously approved by our shareholders and all compensation plans not previously approved by our shareholders, as of December 29, 2007.

(c) Number of securities
remaining available for
	(a) Number of securities to be	(b) Weighted-average	future issuance under
	issued upon exercise of	exercise price of	equity compensation plans
	outstanding options,	outstanding options,	(excluding securities
Plan Category	warrants and rights(1)	warrants and rights(1)	reflected in column (a)(2))

Equity compensation plans approved by shareholders	18,865,912	$15.5921	15,491,023
Equity compensation plans not approved by shareholders	None	None	None

TOTAL	18,865,912	NA	15,491,023

(1)	Does not reflect any unvested awards of time vested restricted stock units/awards of 1,423,013 (of which 32,834 have vested but for which receipt has been deferred to a future date, in accordance with 409A compliance) and performance vested restricted stock units of 1,101,342 at 100% target and 2,681,906 at maximum achievement. The weighted average remaining term of the outstanding options shown above is 5.41 years.

(2)	The balance reflects shares available for future grant, taking into account previously granted options, time vested restricted stock units/awards and performance vested restricted stock units assuming target achievement. Of the 15,491,023 shares available for future grant, 4,667,617 may be granted in a form other than stock options and stock appreciation rights. The number of shares available for issuance would be 13,910,459 if performance vested restricted stock units are assumed at maximum achievement, of which 3,087,053 may be granted in a form other than options and stock appreciation rights.

The following table provides information with respect to equity compensation plans under which our equity securities are authorized for issuance, aggregated as all compensation plans previously approved by our shareholders and all compensation plans not previously approved by our shareholders, as of January 26, 2008.

(c) Number of securities
remaining available for
	(a) Number of securities to be	(b) Weighted-average	future issuance under
	issued upon exercise of	exercise price of	equity compensation plans
	outstanding options,	outstanding options,	(excluding securities
Plan Category	warrants and rights(1)	warrants and rights(1)	reflected in column (a)(2))

Equity compensation plans approved by shareholders	19,719,728	$15.6813	13,037,925
Equity compensation plans not approved by shareholders	None	None	None

TOTAL	19,719,728	NA	13,037,925

(1)	Does not reflect any unvested awards of time vested restricted stock units/awards of 1,567,917 (of which 55,100 have vested but for which receipt has been deferred to a future date, in accordance with 409A compliance) and performance vested restricted stock units of 1,987,411 at 100% target and 4,401,320 at maximum achievement. The weighted average remaining term of the outstanding options shown above is 5.59 years.

(2)	The balance reflects shares available for future grant, taking into account previously granted options, time vested restricted stock units/awards and performance vested restricted stock units assuming target achievement. Of the 13,037,925 shares available for future grant, 3,133,179 may be granted in a form other than stock options and stock appreciation rights. The number of shares available for issuance would be 10,624,016 if performance vested restricted stock units are assumed at maximum achievement, of which 719,270 may be granted in a form other than options and stock appreciation rights.

PROPOSAL 2

APPROVAL OF THE INGRAM MICRO INC.
AMENDED AND RESTATED 2003 EQUITY INCENTIVE PLAN

On March 12, 2008, our Board of Directors adopted, subject to the approval of the Company’s shareholders, the Amended and Restated Ingram Micro Inc. 2003 Equity Incentive Plan (the “Amended 2003 Plan”), which will become effective as of June 4, 2008. The Amended 2003 Plan constitutes an amendment and restatement of the Ingram Micro Inc. 2003 Equity Incentive Plan, or the 2003 Plan, which was adopted effective as of May 7, 2003 and approved by the Company’s shareholders on May 7, 2003. The effectiveness of the Amended 2003 Plan is subject to approval by the Company’s shareholders and is recommended by the Board of Directors.

As further described below, the Amended 2003 Plan:

•	converts the existing authorization of 13,037,925 shares available for grant under the 2003 Plan to a fungible share pool consisting of 11,734,000 shares, pursuant to which the authorized share limit will be reduced by one share for every share subject to a stock option or stock appreciation right granted under the Amended

2003 Plan and 1.9 shares for every share granted under any award under the Amended 2003 Plan other than an option or stock appreciation right. This change increases the number of full-value shares, such as performance restricted stock units, that can be issued under the plan, but is also intended to reduce the aggregate shares that can be issued. Under the proposed amendment, the aggregate shares available for future grant will be reduced by approximately 10%. The proposed amendment gives the Company more flexibility to grant equity awards that best support the Company’s business strategies, such as the current performance restricted stock unit program;

•	provides the business criteria on which performance goals will be based for awards intended to constitute “qualified performance-based compensation” within the meaning of Section 162(m) of the Code; and

•	prohibits repricing of stock options or stock appreciation rights and cancellation of outstanding options or stock appreciation rights in exchange for cash payments or other awards without approval of the Company’s shareholders. Previously, the plan did not prohibit such cancellations.

The Amended 2003 Plan is being submitted to shareholders in accordance with the shareholder approval requirements of the New York Stock Exchange with respect to equity compensation plans and to allow for qualified performance-based compensation that is paid under the Amended 2003 Plan to be deductible by the Company for federal income tax purposes under Section 162(m) of the Code.

If the Amended 2003 Plan is approved by the Company’s shareholders, no future awards will be made under the Company’s prior plans, which include the 2003 Plan, the Ingram Micro Inc. 2000 Equity Incentive Plan, the Ingram Micro Inc. 1998 Equity Incentive Plan, and the Ingram Micro Inc. 1996 Equity Incentive Plan.

If the Amended 2003 Plan is not approved by the Company’s shareholders:

•	the 2003 Plan will continue in full force in accordance with its terms as they were in effect immediately prior to the adoption of the Amended 2003 Plan, and the Amended 2003 Plan will not take effect, and

•	the Company will continue to make awards under the 2003 Plan and its prior equity compensation plans according to the terms of those plans.

The following is a summary of the material terms of the Amended 2003 Plan and is not intended to be complete. However, a copy of the Amended 2003 Plan is attached to this proxy statement as Exhibit A and you are advised to review the actual terms of the Amended 2003 Plan.

Recommendation of the Board of Directors

The Board of Directors recommends a vote for the approval of the Amended 2003 Plan, which is designated as Proposal No. 2 on the enclosed proxy card.

What is the purpose of the Amended 2003 Plan?

The purpose of the Amended 2003 Plan is to effectively tie the interests of our management to the interests of our shareholders by: (1) attracting and retaining exceptional board members, executive personnel and other key employees; (2) motivating our employees and board members by means of performance-related incentives to achieve longer-range performance goals, thereby increasing shareholder value; and (3) enabling our employees and board members to participate in our long-term growth and financial success.

How is the Amended 2003 Plan administered?

Our Board of Directors has appointed its Human Resources Committee to administer the Amended 2003 Plan with respect to the Company’s executives and associates, and its Governance Committee to administer the Amended 2003 Plan with respect to directors (both, the “Committee”). Each Committee member who will administer the Amended 2003 Plan is a “non-employee director” within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, an “outside director” as determined under Section 162(m) of the Code, and an “independent director” under the rules of the New York Stock Exchange. The Committee has broad discretion, subject to contractual restrictions affecting the Company, to determine the specific terms and conditions of each award and any rules that may be applicable to awards. The scope of the Committee’s discretion includes, but is not limited to, determining the effect that death, retirement, or other termination of employment of a participant may have on an award made under the Amended 2003 Plan.

The exercise price of an option is determined by the Committee at the time of grant; however, the Amended 2003 Plan provides that no options may be granted at less than fair market value. The Committee may also determine at the time of grant, and at any time thereafter, the terms under which options and other awards shall vest and become exercisable. The Committee may not lower the price per share of an option or stock appreciation right after it is granted, cancel an option or stock appreciation right in exchange for cash or another award when the option or stock appreciation right price per share exceeds the fair market value of the underlying shares, or take any other action with respect to an option or stock appreciation right that would be treated as a repricing under the rules and regulations of the principal securities exchange on which the shares are traded.

How many shares can be awarded under the Amended 2003 Plan?

As of January 26, 2008, the 2003 Plan had a total of 13,037,925 shares available for future grant, of which a maximum of 3,133,179 shares may be granted as awards other than stock options and stock appreciation rights, with the remaining 9,904,746 shares available only as stock options or stock appreciation rights. Under the Amended 2003 Plan, the existing available authorization will be converted into a fungible share pool consisting of 11,734,000 shares. This change will provide the Company with more flexibility to grant equity awards that best support the Company’s future business and human capital strategies. If the Amended 2003 Plan is not approved, the Company will have significantly fewer shares available to continue its performance restricted stock unit program. Because of the performance conditions attached to performance restricted stock units, issuance of the units supports both company financial goals as well as shareholder value creation. It is also important to note that the aggregate shares available for future grant will be reduced by approximately 10% if the existing authorization is converted to this fungible design.

Thus, under the Amended 2003 Plan, 11,734,000 shares of our Class A common stock or such other securities as may be designated by the Committee from time to time, will be available for awards, less one share for every one share that was subject to an option or stock appreciation right granted after January 26, 2008 from the 2003 Plan or any prior plan, and less 1.9 shares for every one share that was subject to an award other than an option or stock appreciation right granted after January 26, 2008 under the 2003 Plan or any prior plan. Furthermore, any shares that are subject to awards of options or stock appreciation rights will be counted against this limit as one share for every one share granted, and any shares that are subject to awards other than options or stock appreciation rights will be counted against this limit as 1.9 shares for every one share granted. The fungible share pool of 11,734,000 shares assumes that previously granted performance restricted stock units are settled in shares at target; however, if additional shares are required to settle awards in excess of target, the number of shares available for future grant under the fungible pool will be reduced accordingly based on the fungible share counting rules discussed previously. If shareholders approve the Amended 2003 Plan, no awards may be granted under any prior plan after the effective date of the Amended 2003 Plan. In addition, subject to adjustments the Committee is authorized to make if the Committee determines such adjustments are appropriate upon a distribution, recapitalization, merger or other similar corporate transaction or event to prevent dilution or enlargement of benefits intended under the Amended 2003 Plan, no more than 11,734,000 shares may be subject to incentive stock options granted under the Amended 2003 Plan, and no person may receive awards under the Amended 2003 Plan in any calendar year that relate to more than 2,000,000 shares.

If any shares covered by an award granted under the Amended 2003 Plan are forfeited, an award is settled for cash or otherwise terminates or is canceled without the delivery of shares, then the shares covered by that award will again become shares with respect to which awards may be granted. However, shares that are tendered or withheld as payment of the exercise price or to satisfy any tax withholding obligation, or that are subject to a stock appreciation right and are not issued in connection with the stock settlement of the stock appreciation right, will not again become shares with respect to which awards may be granted. Each share that will again become a share with respect to which awards may be granted will be added back as one share if such share was subject to an option or stock appreciation right granted under the Amended 2003 Plan or any prior plan, and each such share will be added back as 1.9 shares if such share was subject to an award other than an option or stock appreciation right granted under the Amended 2003 Plan or any prior plan.

What are the eligibility and participation criteria?

Eligibility to participate in the Amended 2003 Plan is limited to our employees, including any officer or employee-director of the Company or any of our affiliates, and any member of our Board of Directors. Currently, approximately 15,000 of our employees and employees of our subsidiaries and all members of our Board of Directors are eligible to participate in the Amended 2003 Plan. We anticipate that less than 5% of those eligible will participate in the Amended 2003 Plan. Participation in the Amended 2003 Plan is at the discretion of the Committee.

What are the types of awards that may be made under the Amended 2003 Plan?

The Amended 2003 Plan permits the granting of the following types of awards: (1) stock options that qualify as incentive stock options under the Code, (2) options other than incentive stock options, which will be referred to as non-qualified stock options, (3) stock appreciation rights, or SARs, granted either alone or in tandem with other awards under the Amended 2003 Plan, (4) restricted stock awards and restricted stock units, (5) performance awards, and (6) other stock-based awards.

What special requirements must Section 162(m) “qualified performance-based compensation” awards under the Amended 2003 Plan satisfy?

The Committee may grant performance awards that are intended to constitute “qualified performance-based compensation” within the meaning of Section 162(m) of the Code in order to preserve the deductibility of these awards for federal income tax purposes. Any performance goal established by the Committee for any award which is intended to constitute “qualified performance-based compensation” within the meaning of Section 162(m) of the Code must satisfy the following requirements:

(i) Such goals must be based on any one or more of the following: asset turn-over, customer satisfaction, market penetration, associate satisfaction or similar indices, price of the Company’s Class A common stock, stockholder return, return on assets, return on equity, return on investment, return on capital, return on invested capital, return on working capital, return on sales, other return measures, sales productivity, sales growth, total new sales, productivity ratios, expense targets, economic profit, economic value added, net earnings (either before or after one or more of the following: interest, taxes, depreciation and amortization), income (either before or after taxes), operating earnings or profit, gross or net profit or operating margin, gross margin, gross or net sales or revenue, cash flow (including, but not limited to, operating cash flow and free cash flow), net worth, earnings per share, earnings per share growth, operating unit contribution, achievement of annual or multiple year operating profit plans, earnings from continuing operations, costs, expenses, working capital, implementation or completion of critical projects or processes, performance achievements on certain designated projects, debt levels, market share or similar financial performance measures as may be determined by the Committee, any of which may be measured either in absolute terms or as compared to any incremental increase or decrease or as compared to results of a peer group or to market performance indicators or indices.

(ii) The Committee may, in its sole discretion, provide that one or more of the following objectively determinable adjustments will be made to one or more of such goals: items related to a change in accounting principle; items relating to financing activities; expenses for restructuring or productivity initiatives; other non-operating items; items related to acquisitions; items attributable to the business operations of any entity acquired by the Company during the performance period; items related to the disposal of a business or segment of a business; items related to discontinued operations; items attributable to any stock dividend, stock split, combination or exchange of shares occurring during the performance period; any other items of significant income or expense which are determined to be appropriate adjustments; items relating to unusual or extraordinary corporate transactions, events or developments; items related to amortization of acquired intangible assets; items that are outside the scope of the Company’s core, on-going business activities; or items relating to any other unusual or nonrecurring events or changes in applicable laws, accounting principles or business conditions. Such determinations will be made within the time prescribed by, and otherwise in compliance with, Section 162(m) of the Code.

(iii) Such goals may be established on a cumulative basis or in the alternative, and may be established on a stand-alone basis with respect to the Company, any of its operating units, or an individual, or on a relative basis with respect to any peer companies or index selected by the Committee.

(iv) Such goals may be based on an analysis of historical performance and growth expectations for the business, financial results of other comparable businesses, and progress towards achieving the long-range strategic plan for the business.

(v) Such goals will be established in such a manner that a third party having knowledge of the relevant facts could determine whether the goals have been met.

To the extent necessary to comply with the requirements of Section 162(m) of the Code, with respect to any award granted to one or more employees for whom such award is or could be subject to Section 162(m) of the Code, and which is intended to constitute “qualified performance-based compensation,” no later than 90 days following the commencement of any performance period or any designated fiscal period or period of service (or such earlier time as may be required under Section 162(m) of the Code), the Committee must, in writing, (a) designate one or more participants, (b) select the performance criteria and adjustments applicable to the performance period (as provided above), (c) establish the performance goals and amounts of such awards, as applicable, which may be earned for such performance period based on the performance criteria, (d) specify the relationship between performance criteria and the performance goals and the amounts of such awards, as applicable, to be earned by each participant for such performance period, and (e) establish, in terms of an objective formula or standard, the method for computing the amount of compensation payable upon attainment of the performance goals, such that a third party having knowledge of the relevant facts could calculate the amount to be paid. Following the completion of each performance period, the Committee must determine whether and the extent to which the applicable performance goals have been achieved for such performance period and approve any payments, which determination and approvals will be recorded in minutes of the Committee. In determining the amount earned under such awards, with respect to any award granted to one or more employees for whom such award is or could be subject to Section 162(m) of the Code and which is intended to constitute “qualified performance-based compensation,” the Committee will have the right to reduce or eliminate (but not to increase) the amount payable at a given level of performance to take into account additional factors that the Committee may deem relevant to the assessment of individual or corporate performance for the performance period.

Unless otherwise provided in the applicable award agreement and only to the extent otherwise permitted by Section 162(m) of the Code, as to an award that is intended to constitute “qualified performance-based compensation,” the participant must be employed by the Company or any of its affiliates throughout the performance period. Furthermore, a participant will be eligible to receive payment pursuant to such awards for a performance period only if and to the extent the performance goals for such period are achieved, and only after the Committee has certified in writing that such goals have been achieved.

How can the Amended 2003 Plan be amended or terminated?

Our Board of Directors may amend, alter, or terminate the Amended 2003 Plan at any time. However, we must generally obtain approval by our shareholders for any change that would increase the number of shares subject to the Amended 2003 Plan, increase the per person annual limitation on awards, increase the number of shares which can be issued other than for stock options or stock appreciation rights, lower the price per share of an option or stock appreciation right after it is granted, cancel an option or stock appreciation right in exchange for cash or another award when the option or stock appreciation right price per share exceeds the fair market value of the underlying shares, or effect a repricing of outstanding stock options or stock appreciation rights, or that would require shareholder approval under any regulatory or tax requirement that our Board deems desirable to comply with or to obtain relief under. In addition, any amendment, alteration or termination of the Amended 2003 Plan is subject to the requirement that no rights under an outstanding award may be impaired by such action without the consent of the holder. The Committee may amend or modify the terms of any outstanding award, but only with the consent of the participant if such amendment would impair his or her rights. In the event of certain corporate transactions or events affecting the shares or our corporate structure, the Committee may make certain adjustments as set forth in the Amended 2003 Plan.

When does the Amended 2003 Plan terminate?

Unless earlier terminated by our Board of Directors, the Amended 2003 Plan will terminate on May 6, 2013.

What happens in the event of a merger or other corporate transaction or event?

In the event of a merger of the Company into another corporation, each outstanding award may be assumed, or substituted for an equivalent award, by the successor corporation. If the successor corporation does not provide for the assumption or substitution of the awards, the Committee may cause all awards to become fully exercisable prior to the date of the merger. If an award becomes exercisable in lieu of assumption or substitution in connection with a merger, the award will be exercisable for 15 days and will terminate at the end of such period.

In addition, in the event of a merger or in the event of certain other unusual or nonrecurring transactions or events affecting us or any of our affiliates, or our financial statements or the financial statements of any of our affiliates, or of changes in applicable laws, regulations or accounting principles, the administrator may, in its discretion and on such terms and conditions as it deems appropriate, take one or more of the following actions:

•	provide for the purchase of an award for an amount of cash equal to the amount that could have been attained upon the exercise of such award or realization of the participant’s rights;

•	provide for the replacement of one or more awards with other rights or property selected by the administrator in its sole discretion having an aggregate value not exceeding the amount that could have been attained upon the exercise of such award or realization of the participant’s rights had such award been currently exercisable or payable or fully vested,

•	provide that one or more awards will be assumed by the successor or survivor corporation, or a parent or subsidiary thereof, or will be substituted for by similar options, rights or awards covering the stock of the successor or survivor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and prices;

•	adjust the number and type of shares of the Company’s stock (or other securities or property) subject to outstanding awards, and/or in the terms and conditions of (including the grant, exercise or purchase price), and the criteria included in, outstanding options, rights and awards and options, rights and awards that may be granted in the future;

•	provide that the award will be exercisable or payable or fully vested as to all shares covered thereby, notwithstanding anything to the contrary in the award agreement or the Amended 2003 Plan; and

•	provide that the award cannot vest, be exercised or become payable after such event.

What are the U.S. federal income tax consequences under the Amended 2003 Plan?

The Amended 2003 Plan is not subject to any provision of the Employee Retirement Income Security Act of 1974, as amended, and is not qualified under Section 401(a) of the Code.

Options.  There will generally be no federal income tax consequences to a participant or to us upon the grant of either an incentive stock option or a nonqualified stock option under the Amended 2003 Plan. The maximum term of an option is 10 years.

Nonqualified stock option.  A participant will recognize ordinary income when he or she exercises a nonqualified stock option. The amount of the income is the amount by which the fair market value of the stock received upon exercise of the option (assuming the stock is fully vested in the employee at that date) exceeds the exercise price of the option. We generally will be entitled to an income tax deduction equal to the amount included as compensation in the gross income of the participant at the time that income is required to be recognized by the participant, i.e., at the time of exercise of the option.

Incentive stock option.  A participant will not recognize any immediately taxable income when he or she exercises an incentive stock option. A participant can defer income recognition until the time that shares are sold and may also have the benefit of long-term capital gain treatment for any gain if the prescribed holding periods are met. Some of these holding periods and employment requirements are liberalized in the event of a participant’s death or disability while employed by us. We are generally not entitled to any tax deduction with respect to the grant or exercise of incentive stock options.

If the participant does not hold the shares for the full term of the required holding periods, a portion of the gain on the sale of such shares will be taxed to a participant as ordinary income and we will be entitled to a deduction in the same amount, subject to certain conditions. The amount taxed as ordinary income will be the lesser of the following: (1) the fair market value of the shares on the date of exercise minus the option price or (2) the amount realized on disposition minus the exercise price. The balance of any gains will be taxed as short-term or long-term capital gain, depending on the holding period.

In addition, the “spread” between the exercise price and the fair market value of the stock upon exercise of the option is an adjustment in computing alternative minimum taxable income for the participant in the year that the participant exercises the option.

Stock appreciation rights.  Neither a participant nor we will incur any federal income tax consequences upon the grant of a SAR. Normally, the holder of a SAR will recognize ordinary income on the date the SAR is exercised. The amount of income the participant realizes on the exercise of the SAR is equal to the cash and/or the fair market value of property received. At the time a SAR is exercised, we will be entitled to a deduction in an amount equal to the ordinary income recognized by the participant and will also be required to withhold payroll taxes on this amount. The maximum term of a SAR is 10 years.

Restricted stock awards and restricted stock units.  Neither we nor a participant will incur any federal income tax consequences upon the grant of restricted share awards and restricted share units until expiration of the restricted period and the satisfaction of any other conditions applicable to the restricted share awards or restricted share units. At that time, a participant generally will recognize taxable income equal to the aggregate amount of cash received and the then fair market value of the shares and, subject to certain conditions, we will be entitled to a corresponding deduction. However, a participant may elect under Section 83(b) of the Code, within 30 days after the date of the grant of restricted shares, to recognize ordinary income as of the date of grant and we will be entitled to a corresponding deduction at that time.

We will be entitled to a deduction for the compensation element inherent in a restricted stock award at the time the participant includes the amounts as ordinary income — either upon the lapse of the restriction or at the time of any election by the participant under Section 83(b) of the Code.

Performance awards.  Neither a participant nor we will incur any federal income tax consequences upon the grant of performance awards. Participants generally will recognize taxable income at the time when payment for the performance awards is received in an amount equal to the aggregate amount of cash and the fair market value of shares acquired. We will generally be entitled to an income tax deduction equal to the amount included as compensation in the gross income of the participant at the time that income is required to be recognized by the participant, subject to certain conditions.

Tax Deductions and Section 162(m) of the Code.  We generally should be entitled to a federal income tax deduction at the same time and for the same amount as the recipient recognizes ordinary income, subject to the limitations of Section 162(m) of the Code with respect to compensation paid to certain “covered employees.” Under Section 162(m), income tax deductions of publicly-held corporations may be limited to the extent total compensation (generally including base salary, annual bonus and non-qualified benefits paid) for certain executive officers exceeds $1 million in any one year. The Section 162(m) deduction limit, however, does not apply to certain “qualified performance-based compensation” as provided for by the Code and established by an independent compensation committee. In particular, stock options and stock appreciation rights will satisfy the “qualified performance-based compensation” exception if the awards are made by a qualifying compensation committee, the underlying plan sets the maximum number of shares that can be granted to any person within a specified period and the compensation is based solely on an increase in the stock price after the grant date (i.e., the exercise price or base price is greater than or equal to the fair market value of the stock subject to the award on the grant date). Other awards granted under the Amended 2003 Plan may constitute “qualified performance-based compensation” for purposes of Section 162(m), if such awards are granted or vest based upon the achievement of one or more pre-established objective performance goals using one of the performance criteria as described above.

The Amended 2003 Plan is structured in a manner that is intended to provide the Committee with the ability to provide awards that satisfy the requirements for “qualified performance-based compensation” under Section 162(m) of the Code. In the event the Committee determines that it is in our best interests to make use of such awards, the remuneration attributable to those awards should not be subject to the $1 million limitation. We have not, however, requested a ruling from the Internal Revenue Service or an opinion of counsel regarding this issue. This discussion will neither bind the Internal Revenue Service nor preclude the Internal Revenue Service from adopting a contrary position.

Section 409A of the Code.  Certain awards under the Amended 2003 Plan may be considered “non-qualified deferred compensation” for purposes of Section 409A of the Code, which imposes additional requirements on the payment of deferred compensation. Generally, if at any time during a taxable year a non-qualified deferred compensation plan fails to meet the requirements of Section 409A, or is not operated in accordance with those requirements, all amounts deferred under the non-qualified deferred compensation plan for the current taxable year and all preceding taxable years, by or for any participant with respect to whom the failure relates, are includible in the gross income of the participant for the taxable year to the extent not subject to a substantial risk of forfeiture and not previously included in gross income. If a deferred amount is required to be included in income under Section 409A, the amount also is subject to interest and an additional income tax. The interest imposed is equal to the interest at the underpayment rate plus one percentage point, imposed on the underpayments that would have occurred had the compensation been includible in income for the taxable year when first deferred, or if later, when not subject to a substantial risk of forfeiture. The additional income tax is equal to 20% of the compensation required to be included in gross income.

What amounts were received or are to be received pursuant to awards granted over the life of the 2003 Plan to date?

From the period beginning on May 30, 2003 to March 31, 2008, the Company has made awards in the form of option grants, restricted stock awards, time-vested restricted stock units, and performance-vested restricted stock units. Such awards were or will be payable in shares of the Company’s common stock. Performance-vested restricted stock units were or will be payable based on the Company’s performance, and amounts payable varied or will vary depending on whether the Company achieved or achieves the threshold, target, or maximum performance goals specified for each performance period. The following table sets forth a summary of the awards granted over the life of the 2003 Plan as of March 31, 2008:

Historical Equity Grants from May 30, 2003 to March 31, 2008

				Number of		Number of
	Number of			Shares		Shares
	Shares		Weighted	Underlying		Underlying
	Underlying		Average	Restricted		Time-Vested		Performance-Vested Restricted
	Option		Exercise	Stock		Restricted Stock		Stock Units(1)
	Grants		Price	Awards		Units		Threshold	Target		Maximum
Name	(#)		($)	(#)		(#)		(#)	(#)		(#)

Gregory M.E. Spierkel	1,194,549		$17.29	—		—		21,596	215,950		484,815
William D. Humes	373,992		17.56	—		—		6,690	66,896		153,921
Alain Monié	539,159		17.90	—		—		11,763	117,614		267,595
Kevin Murai(2)	861,139	(3)	16.88	—		—		9,290	92,892	(4)	231,828	(4)
Hans Koppen(5)	470,010	(6)	15.86	—		—		3,929	39,288	(7)	98,705
Alain Maquet	268,810		16.68	—		—		3,937	39,359		90,631
All current executive officers as a group (13 persons)	5,153,828		17.17	60,047		61,296		90,772	869,549		1,995,121
All current directors who are not executive officers as a group (10 persons)	312,939		18.81	90,622		85,438		—	—		—
Each nominee for election as a director	104,485		18.71	25,208		26,610		—	—		—
Each associate of any such directors, executive officers or nominees	—		—	—		—		—	—		—
Each other person who received or is to receive 5% of such awards	—		—	—		—		—	—		—
All employees, including current officers who are not executive officers, as a group (1,335 persons)	15,744,841	(8)	14.66	218,567	(9)	2,346,773	(10)	130,695	1,303,337	(11)	2,855,171

(1)	Performance-vested restricted stock units have been granted pursuant to the 2003 Plan under the 2006 EIP Program with respect to the performance period beginning on January 1, 2006 and ending on January 3, 2009, under the 2007 EIP Program with respect to the performance period beginning on December 31, 2006 and ending on January 2, 2010, under the 2008 EIP Program with respect to the performance period beginning on December 30, 2007 and ending on January 1, 2011, and 9,500 performance-vested restricted stock units at 100% performance achievement for a current executive officer, for project-based performance through 2009. The number of performance-vested restricted stock units that will vest depends on the Company’s performance and/or the attainment of performance goals specified for each performance period. If the target performance goals are attained, 10% of the performance vested restricted stock units will vest at the “Threshold” level (50% for the project-based performance-vested restricted stock units), 100% at the “Target” level, and 300% (under the 2006 EIP Program), 200% (under the 2007 EIP Program and the 2008 EIP Program), and 150% (for the project-based performance-vested restricted stock units) at the “Maximum” level.

(2)	Kevin Murai resigned from the Company effective January 4, 2008.

(3)	Includes 251,240 shares underlying options that were cancelled or forfeited in connection with Mr. Murai’s termination of employment.

(4)	Includes 92,892 performance-vested restricted stock units that were cancelled or forfeited in connection with Mr. Murai’s termination of employment, which occurred prior to the end of the relevant performance period(s) with respect to which such performance-vested restricted stock units were granted.

(5)	Hans Koppen resigned as an officer of the Company effective November 30, 2007 and terminated employment with the Company on March 7, 2008.

(6)	Includes 51,620 shares underlying options that were cancelled or forfeited in connection with Mr. Koppen’s termination of employment.

(7)	Includes 5,591 performance-vested restricted stock units that were cancelled or forfeited in connection with Mr. Koppen’s termination of employment, which occurred prior to the end of the relevant performance period(s) with respect to which such performance-vested restricted stock units were granted.

(8)	Includes 3,559,874 shares underlying options that were cancelled or forfeited with respect to employees who terminated employment prior to the vesting of such options.

(9)	Includes 28,159 shares underlying restricted stock awards that were cancelled or forfeited with respect to employees who terminated employment prior to the vesting of such restricted stock awards.

(10)	Includes 271,812 shares underlying time-vested restricted stock units that were cancelled or forfeited with respect to employees who terminated employment prior to vesting of such awards.

(11)	Includes 106,639 performance-vested restricted stock units that were cancelled or forfeited with respect to employees who terminated employment prior to the end of the relevant performance period(s) with respect to which such performance-vested restricted stock units were granted.

What is the required vote to approve the proposal?

Approval of the Amended 2003 Plan requires the affirmative vote of a majority of the shares of Class A common stock present or represented at the annual meeting and entitled to vote.

What if the required vote is not obtained?

If a majority of the shares of Class A common stock present or represented at the annual meeting and entitled to vote does not vote to approve the Amended 2003 Plan, the 2003 Plan will continue in full force in accordance with its terms as they were in effect immediately prior to the adoption of the Amended 2003 Plan, and the Amended 2003 Plan will not take effect, and the Company will continue to make awards under the 2003 Plan and its prior equity compensation plans according to the terms of those plans.

PROPOSAL 3

APPROVAL OF THE
INGRAM MICRO INC. 2008 EXECUTIVE INCENTIVE PLAN

Effective as of June 6, 2007, our Board of Directors adopted, subject to the approval of the Company’s shareholders, the Ingram Micro Inc. 2008 Executive Incentive Plan (the “2008 EIP”). The 2008 EIP constitutes an amendment and restatement of the Ingram Micro Inc. Executive Incentive Plan, or the EIP, which was adopted effective as of February 12, 2002 and approved by the Company’s shareholders on May 30, 2002. The effectiveness of the 2008 Plan is subject to approval by the Company’s shareholders and is recommended by the Board of Directors.

The 2008 EIP is being submitted to shareholders to allow for “qualified performance-based compensation” that is paid under the 2008 EIP to be deductible by the Company for federal income tax purposes under the Code.

If the 2008 EIP is approved by the Company’s shareholders, no future awards will be made under the prior EIP. If the 2008 EIP is not approved by the Company’s shareholders, the 2008 EIP will not take effect and no compensation will be payable under the 2008 EIP.

The following is a summary of the material terms of the 2008 EIP and is not intended to be complete. However, a copy of the 2008 EIP is attached to this proxy statement as Exhibit B and you are advised to review the actual terms of the 2008 EIP.

Recommendation of the Board of Directors

The Board of Directors recommends a vote for the approval of the 2008 EIP, which is designated as Proposal No. 3 on the enclosed proxy card.

What is the purpose of the 2008 EIP?

The principal purpose of the 2008 EIP is to provide incentives to our executive officers who have significant responsibility for our success and growth and to assist us in attracting, motivating and retaining executive officers on a competitive basis, and to permit the Company to deduct such compensation under Section 162(m) of the Code. The 2008 EIP is not the exclusive method pursuant to which we may establish or otherwise make available bonus or incentive payments to our executive officers and other key employees.

What types of awards may be granted under the 2008 EIP?

Under the 2008 EIP, the Company may grant bonuses and performance shares. Amounts payable pursuant to performance shares will depend on whether the Company achieves the threshold, target, or maximum performance goals specified for each performance period. Performance periods may be short-term or long-term and may overlap. Awards under the 2008 EIP may be paid in cash or in shares of the Company’s common stock. If the awards are paid in shares, the awards will also be subject to the terms of the Company’s equity plan that applies to such awards.

Who administers the 2008 EIP?

The Human Resources Committee of our Board of Directors (the “Human Resources Committee”) will have the sole discretion to administer and interpret the 2008 EIP; establish performance periods from time to time; approve a pre-established objective performance measure or measures from time to time; certify the level to which each performance measure was attained prior to any payment under the 2008 EIP; approve the amount of awards made under the 2008 EIP; and determine who will receive any payment under the 2008 EIP.

The Human Resources Committee will have full power and authority to adopt such rules, regulations and guidelines for the administration of the 2008 EIP and for the conduct of its business as the Human Resources Committee deems necessary or advisable. The Human Resources Committee’s interpretations of the 2008 EIP, and all actions taken and determinations made by the Human Resources Committee pursuant to the powers vested in it hereunder, will be conclusive and binding on all parties concerned, including the Company, its shareholders and any person receiving an award under the 2008 EIP.

Who are eligible to participate in the 2008 EIP?

Executive officers and other key management personnel of the Company and its affiliates will be eligible to receive awards under the 2008 EIP, which awards may be intended to constitute “qualified performance-based compensation” within the meaning of Section 162(m) of the Code (“Qualified Performance-Based Compensation”). The Human Resources Committee will designate the executive officers and other key management personnel who will participate in the 2008 EIP from time to time. We believe that, initially, approximately 12 individuals will be eligible to participate in the 2008 EIP.

What are the terms of the 2008 EIP?

The Human Resources Committee will determine the performance goals to be achieved during any performance period, the length of any performance period, the amount of any award and the amount and kind of any payment or transfer to be made pursuant to any award.

Any performance goals established by the Human Resources Committee for any awards granted under the 2008 EIP that are intended to constitute Qualified Performance-Based Compensation must satisfy the following requirements:

(i) Such goals must be based on any one or more of the following performance criteria: asset turn-over, customer satisfaction, market penetration, associate satisfaction or similar indices, price of the Company’s Class A common stock, stockholder return, return on assets, return on equity, return on investment, return on capital, return on invested capital, return on working capital, return on sales, other return measures, sales productivity, sales growth, total new sales, productivity ratios, expense targets, economic profit, economic value added, net earnings (either before or after one or more of the following: interest, taxes, depreciation and amortization), income (either before or after taxes), operating earnings or profit, gross or net profit or operating margin, gross margin, gross or net sales or revenue, cash flow (including, but not limited to, operating cash flow and free cash flow), net worth, earnings per share, earnings per share growth, operating unit contribution, achievement of annual or multiple year operating profit plans, earnings from continuing operations, costs, expenses, working capital, implementation or completion of critical projects or processes, performance achievements on certain designated projects, debt levels, market share or similar financial performance measures as may be determined by the Human Resources Committee, any of which may be measured either in absolute terms or as compared to any incremental increase or decrease or as compared to results of a peer group or to market performance indicators or indices.

(ii) The Human Resources Committee may, in its sole discretion, provide that one or more of the following objectively determinable adjustments will be made to one or more of such goals: items related to a change in accounting principle; items relating to financing activities; expenses for restructuring or productivity initiatives; other non-operating items; items related to acquisitions; items attributable to the business operations of any entity acquired by the Company during the performance period; items related to the disposal of a business or segment of a business; items related to discontinued operations; items attributable to any stock dividend, stock split, combination or exchange of shares occurring during the performance period; any other items of significant income or expense which are determined to be appropriate adjustments; items relating to unusual or extraordinary corporate transactions, events or developments; items related to amortization of acquired intangible assets; items that are outside the scope of the Company’s core, on-going business activities; or items relating to any other unusual or nonrecurring events or changes in applicable laws, accounting principles or business conditions. Such determinations must be made within the time prescribed by, and otherwise in compliance with, Section 162(m) of the Code.

(iii) Such goals may be established on a cumulative basis or in the alternative, and may be established on a stand-alone basis with respect to the Company, any of its operating units, or an individual, or on a relative basis with respect to any peer companies or index selected by the Human Resources Committee.

(iv) Such goals may be based on an analysis of historical performance and growth expectations for the business, financial results of other comparable businesses, and progress towards achieving the long-range strategic plan for the business.

(v) Such goals must be established in such a manner that a third party having knowledge of the relevant facts could determine whether the goals have been met.

To the extent necessary to comply with the requirements of Section 162(m) of the Code, with respect to any award that is intended to constitute Qualified Performance-Based Compensation, no later than 90 days following the commencement of any performance period or any designated fiscal period or period of service (or such earlier time as may be required under Section 162(m) of the Code), the Human Resources Committee must, in writing, (a) designate one or more participants, (b) select the performance criteria and adjustments applicable to the performance period, (c) establish the performance goals and amounts of such awards, as applicable, which may be earned for such performance period based on the performance criteria, (d) specify the relationship between performance criteria and the performance goals and the amounts of such awards, as applicable, to be earned by each participant for such performance period, and (e) establish, in terms of an objective formula or standard, the method for computing the amount of compensation payable upon attainment of the performance goals, such that a third party having knowledge of the relevant facts could calculate the amount to be paid. Following the completion of each performance period, the Human Resources Committee must determine whether and the extent to which the applicable performance goals have been achieved for such performance period and approve any payments, which determination and approvals will be recorded in the minutes of the Human Resources Committee. In determining the amount earned under such awards, with respect to any award granted to one or more eligible individuals, the Human Resources Committee will have the right to reduce or eliminate (but not to increase) the amount payable at a given level of performance to take into account additional factors that the Human Resources Committee may deem relevant to the assessment of individual or corporate performance for the performance period.

Awards may be paid in a lump sum or in installments following the close of the performance period or, in accordance with procedures established by the Human Resources Committee, on a deferred basis. With respect to any award that is intended to constitute Qualified Performance-Based Compensation, a participant will be eligible to receive payment pursuant to such awards for a performance period only if and to the extent the performance goals for such period are achieved, and only after the Human Resources Committee has certified in writing that such goals have been achieved. In no event may any participant be paid more than $7,500,000 under any one or more awards under the 2008 EIP in any fiscal year of the Company.

The EIP is not the exclusive method pursuant to which the Company may establish or otherwise make available bonus or incentive payments to its executive officers and other key employees.

Tax Deductions and Section 162(m) of the Code.

The Company generally should be entitled to a federal income tax deduction at the same time and for the same amount as the recipient recognizes ordinary income, subject to the limitations of Section 162(m) of the Code with respect to compensation paid to certain “covered employees.” Under Section 162(m), income tax deductions of publicly-held corporations may be limited to the extent total compensation (including base salary, annual bonus, stock option exercises and non-qualified benefits paid) for certain executive officers exceeds $1 million in any one year. The Section 162(m) deduction limit, however, does not apply to Qualified Performance-Based Compensation as provided for by the Code and established by an independent compensation committee.

The 2008 EIP is structured in a manner that is intended to provide the Human Resources Committee with the ability to provide awards that satisfy the requirements for Qualified Performance-Based Compensation under Section 162(m) of the Code. The remuneration attributable to those awards should not be subject to the $1 million limitation. We have not, however, requested a ruling from the Internal Revenue Service or an opinion of counsel regarding this issue. This discussion will neither bind the Internal Revenue Service nor preclude the Internal Revenue Service from adopting a contrary position.

When will the 2008 EIP become effective?

The 2008 EIP became effective as of June 6, 2007, subject to approval by our shareholders at our annual meeting.

Can the 2008 EIP be amended or terminated?

The Human Resources Committee may at any time terminate or from time to time amend the 2008 EIP in whole or in part, but no such action will adversely affect any rights or obligations with respect to any awards theretofore made under the 2008 EIP. However, unless our shareholders have first approved, no amendment of the 2008 EIP will be effective which would increase the maximum amount which can be paid to any one executive officer under the 2008 EIP in any fiscal year, which would change the specified performance goals for payment of awards, or which would modify the requirement as to eligibility for participation in the 2008 EIP.

What are the incentive payment opportunities that have been granted under the 2008 EIP and the prior EIP to date?

Under the 2008 EIP, for the period beginning January 1, 2008 and ending March 31, 2008, the Human Resources Committee granted awards in the form of annual bonuses payable in cash and three-year performance-vested restricted stock units payable in shares of the Company’s common stock, in the amounts shown in the New EIP Benefits table below. Under the prior EIP, awards were granted in the form of annual bonuses and performance-

vested awards payable in cash and performance-vested restricted stock units payable in shares of the Company’s common stock in the amounts shown in the Historical Equity Grants table below. Amounts payable pursuant to performance-vested restricted stock units depend on whether the Company achieves the threshold, target, or maximum goals established by the Human Resources Committee for each performance period. Awards granted to participants under the 2008 EIP for performance periods beginning on January 1, 2008 are contingent on shareholder approval of the 2008 EIP. If the 2008 EIP is not approved by our shareholders, such awards will terminate.

New Plan Benefits

The following table summarizes the new plan benefits to be received by our Executive Officers pursuant to the 2008 EIP as a result of the proposed amendment and restatement, which are settled in shares of stock reserved under the 2003 Equity Incentive Plan. The “target annual bonus” is effective January 1, 2008 and performance-vested restricted stock units listed below were granted on January 2, 2008, subject to shareholder approval of the 2008 EIP:

New Plan Benefits Table

			Performance-Vested Restricted Stock Units for 2008-2010(1)
	Target Annual		Shares Underlying Performance-Vested
	Bonus		Restricted Stock Units(2)						Value of Performance-Vested Restricted Stock Units at Grant(3)
Name	for 2008 ($)(4)		Threshold (#)		Target (#)		Maximum (#)		Threshold ($)		Target ($)		Maximum ($)

Gregory M.E. Spierkel	1,062,500		10,225		102,250		204,500		200,000		2,000,000		4,000,000
William D. Humes	350,000		2,761		27,608		55,216		54,000		540,000		1,080,000
Alain Monié	585,000		5,456		54,551		109,102		106,700		1,067,000		2,134,000
Alain Maquet	279,191		1,611		16,107		32,214		31,504		315,040		630,080
All current executive officers as a group (11 persons)	4,052,580		38,752		349,480		694,210		757,989		6,835,829		13,578,748
All current directors who are not executive officers as a group	—		—		—		—		—		—		—
All employees, including current officers who are not executive officers, as a group		*		*		*		*		*		*		*

*	This value cannot be determined at this time as key management employees may be granted performance-vested restricted stock units under the 2008 EIP on an annual basis, at time of any promotion, or at the time of hire.

(1)	Reflects performance-vested restricted stock units granted pursuant to the 2008 EIP, as amended and restated, on January 2, 2008, and which are subject to our shareholders approving this proposal.

(2)	Performance-vested restricted stock units have been granted pursuant to the 2008 EIP with respect to the performance period beginning on December 30, 2007 and ending on January 1, 2011, and 9,500 performance-vested restricted stock units at 100% performance achievement for a current executive officer, for project-based performance through 2009. The number of performance-vested restricted stock units granted to each participant that will vest will depend on the Company’s performance and/or the attainment of performance goals specified for the performance period. If the target performance goals are attained, 10% of the performance vested restricted stock units will vest at the “Threshold” level (50% for the project-based performance-vested restricted stock units), 100% at the “Target” level, and 200% (under the 2008 EIP Program) and 150% (for the project-based performance-vested restricted stock units) at the “Maximum” level.

(3)	The performance-vested restricted stock units are valued at $19.56 per share, based on the 20-day average closing price of the Company’s stock as reported by the New York Stock Exchange through December 15, 2007, as approved by the Human Resources Committee of the Board of Directors.

(4)	Reflects target annual cash bonus awards to be earned based on the Company’s financial performance at 100% achievement level under the 2008 EIP, as amended and restated, and which are subject to our shareholders approving this proposal. Target annual bonus values in foreign currency have been converted to U.S. currency based on the full-year average exchange rate as of December 29, 2007.

What amounts were received or are to be received pursuant to awards granted over the life of the EIP and the 2008 EIP?

The following table sets forth a summary of equity awards received or to be received over the life of the EIP and the 2008 EIP through March 31, 2008:

Historical Equity Grants Over the Life of the EIP and the 2008 EIP through March 31, 2008

	Shares Underlying Performance-Vested Restricted Stock Units(1)
Name	Threshold (#)	Target (#)		Maximum (#)

Gregory M. E. Spierkel	21,596	215,950		484,815
William D. Humes	6,690	66,896		153,921
Alain Monié	11,763	117,614		267,595
Kevin Murai(2)	9,290	92,892	(3)	231,828
Hans Koppen(4)	3,929	39,288	(5)	98,705
Alain Maquet	3,937	39,359		90,631
Executive officers as a group (13 persons)	90,772	869,549	(6)	1,995,121
All current directors who are not executive officers as a group (10 persons)	—	—		—
Each nominee for election as a director	—	—		—
Each associate of any such directors, executive officers or nominees	—	—		—
Each other person who received or is to receive 5% of such awards	—	—		—
All employees, including officers, who are not executive officers, as a group	130,695	1,303,337	(7)	2,855,171

(1)	Performance-vested restricted stock units have been granted under various performance share programs pursuant to the 2008 EIP, and settled in shares of stock reserved under the 2003 Equity Incentive Plan. Performance-vested restricted stock units were granted under the 2006 EIP Program with respect to the performance period beginning on January 1, 2006 and ending on January 3, 2009; under the 2007 EIP Program with respect to the performance period beginning on December 31, 2006 and ending on January 2, 2010; under the 2008 EIP Program with respect to the performance period beginning on December 30, 2007 and ending on January 1, 2011; and 9,500 performance-vested restricted stock units at 100% performance achievement for a current executive officer, for project-based performance through 2009. The number of performance-vested restricted stock units granted to each participant that will vest depends on the Company’s performance and/or the attainment of performance goals specified for each performance period. If the target performance goals are attained, 10% of the performance vested restricted stock units will vest at the “Threshold” level (50% for the project-based performance-vested restricted stock units), 100% at the “Target” level, and 300% (under the 2006 EIP Program), 200% (under the 2007 EIP Program and the 2008 EIP Program) and 150% (for the project-based performance-vested restricted stock units) at the “Maximum” level.

(2)	Mr. Murai resigned from the Company as of January 4, 2008.

(3)	Includes 92,892 performance-vested restricted stock units that were cancelled or forfeited in connection with Mr. Murai’s resignation, which occurred prior to the end of the relevant performance period(s) with respect to which such performance-vested restricted stock units were granted.

(4)	Mr. Koppen resigned as an officer of the Company as of November 30, 2007 and terminated employment on March 7, 2008.

(5)	Includes 5,591 performance-vested restricted stock units that were cancelled or forfeited in connection with Mr. Koppen’s termination of employment, which occurred prior to the end of the relevant performance period(s) with respect to which such performance-vested restricted stock units were granted.

(6)	Includes 98,483 performance-vested restricted stock units that were cancelled or forfeited with respect to executive officers who terminated employment prior to the end of the relevant performance period(s) with respect to which such performance-vested restricted stock units were granted.

(7)	Includes 106,639 performance-vested restricted stock units that were cancelled or forfeited with respect to employees who terminated employment prior to the end of the relevant performance period(s) with respect to which such performance-vested restricted stock units were granted.

What is the required vote to approve the proposal?

Approval of the 2008 EIP requires the affirmative vote of a majority of the shares of Class A common stock present or represented at the annual meeting and entitled to vote.

What if the required vote is not obtained?

If a majority of the shares of Class A common stock present or represented at the annual meeting and entitled to vote does not vote to approve the 2008 EIP, the 2008 EIP will not take effect and no compensation will be payable under the 2008 EIP.

PROPOSAL 4
RATIFICATION OF THE SELECTION OF PRICEWATERHOUSECOOPERS LLP
AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Recommendation of the Board of Directors

The Board of Directors recommends that you vote “FOR” the ratification of the selection of PricewaterhouseCoopers LLP (“PwC”) as our independent registered public accounting firm for the current fiscal year, which is designated as Proposal No. 4 on the enclosed proxy card.

PwC served as Ingram Micro’s independent registered public accounting firm for the 2007 fiscal year. PwC has advised Ingram Micro that it has no direct or indirect financial interest in Ingram Micro. Representatives of PwC are expected to be present at the 2008 annual meeting of shareholders, with the opportunity to make a statement should they desire to do so, and will be available to respond to appropriate questions from shareholders. We anticipate that our Audit Committee will retain PwC to continue to serve as Ingram Micro’s independent registered public accounting firm for 2008. See “Report of the Audit Committee.”

The following fees were charged by PwC for 2006 and 2007 fiscal year services to Ingram Micro:

•	Audit Fees. PwC’s fees for auditing Ingram Micro’s annual financial statements and internal controls pursuant to the Sarbanes-Oxley Act of 2002, review of interim financial statements included in the Company’s Form 10-Q filings, and for services that are normally provided by PwC in connection with statutory and regulatory filings or engagements were (1) $6,510,900 for fiscal year 2006, of which $4,040,642 was billed by PwC in fiscal year 2006 and the balance was billed by PwC in fiscal year 2007, and (2) $7,206,000 for fiscal year 2007, of which $3,801,948 was billed in fiscal year 2007 and the balance will be billed in fiscal year 2008. The actual amounts that will be paid in fiscal year 2008 may be different due to the impact of foreign exchange at the time the actual bills are paid.

•	Audit-Related Fees. PwC’s fees for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not reported under “Audit Fees” above for fiscal year 2007 were $110,615, relating to agreed-upon or attestation procedures that are required to be delivered by the Company’s independent or statutory auditor pursuant to local law or regulations and/or corporate reorganization activities as well as consultations by the Company’s management regarding the accounting or disclosure treatment of transactions or events and/or the actual or potential impact of proposed rules, standards or interpretations by the PCAOB, SEC, FASB, or other regulatory or standard setting bodies. There were no audit-related fees in fiscal year 2006.

•	Tax Fees. PwC fees for services which were principally related to tax compliance and consulting matters were $29,280 in fiscal year 2006. These tax fees related to consultations on tax technical matters, including federal, state and local tax and foreign tax matters, and tax return preparation services. There were no tax fees in fiscal year 2007.

•	All Other Fees. PwC fees for our attendance at a tax seminar and for software and training for statutory reporting were $7,339 in fiscal year 2006. There were no other services or related fees incurred or paid to PwC in fiscal year 2007.

Management is required to review and obtain the prior approval of the Audit Committee for all non-audit services proposed to be provided by the independent accountants. We review whether the provision of such services by the independent accountants would be compatible with the maintenance of PwC’s independence in the performance of its auditing functions for us.

The Audit Committee further amended its existing pre-approval policy in August 2003 for audit and non-audit services performed by Ingram Micro’s independent registered public accounting firm and has since such date, reviewed its policy on an annual basis. Unless a proposed service to be provided by Ingram Micro’s independent registered public accounting firm has received general pre-approval in accordance with the guidelines discussed below, it will require specific pre-approval by the Audit Committee. Any proposed services exceeding pre-approved fee levels will require additional pre-approval by the Audit Committee.

The annual audit services engagement terms and fees are subject to the specific pre-approval of the Audit Committee. The Audit Committee must approve any significant changes in terms, conditions and fees resulting from changes in audit scope, company structure or other matters. Additional fees in excess of 10% of the amount initially approved in connection with the annual audit services require additional pre-approval by the Audit Committee. With respect to non-audit services, the Audit Committee has concluded that the provision of such services does not impair Ingram Micro’s independent registered public accounting firm’s independence, and the Audit Committee has provided (and the Audit Committee will annually review and provide) general pre-approved categories of services that may be provided by Ingram Micro’s independent registered public accounting firm without obtaining specific pre-approval for each specific non-audit assignment.

The term of any pre-approval is generally twelve months from the date of pre-approval, unless the Audit Committee specifically provides for a different period. The Audit Committee may revise the list of general pre-approved services from time to time, based on subsequent determinations. The Audit Committee may delegate pre-approval authority to one or more of its members. The member or members to whom such authority is delegated shall report any pre-approval decisions to the Audit Committee at its next scheduled meeting. In addition, Ingram Micro’s management reports to the Audit Committee on a periodic basis, services actually provided by Ingram Micro’s independent registered public accounting firm pursuant to the Audit Committee’s pre-approval policy.

All audit and non-audit services described above were provided pursuant to pre-approval policies of the Audit Committee.

ANNUAL REPORT

Our annual report for the fiscal year ended December 29, 2007, including the consolidated financial statements audited by PwC, independent registered public accounting firm, and their report thereon dated February 26, 2008, is being mailed to all shareholders with this proxy statement. In addition, a copy of our annual report, which includes our Form 10-K for the fiscal year ended December 29, 2007 (with exhibits 31.1, 31.2, 32.1 and 32.2 only), as filed with the SEC will be sent to any shareholder without charge upon written request to Ingram Micro Inc., 1600 East St. Andrew Place, Santa Ana, California 92705, Attention: Corporate Communications and Investor Relations Department. Our annual report on Form 10-K can also be reviewed by accessing the SEC’s Internet site at

http://www.sec.gov or our Internet site at http://www.ingrammicro.com. This text is not an active link and our Internet site and the information contained on that site, or connected to that site, is not incorporated into this proxy statement.

OTHER MATTERS

As of the date of this proxy statement, we know of no business that will be presented for consideration at the annual meeting other than the items referred to above. If any other matter is properly brought before the meeting for action by shareholders, proxies in the enclosed form returned to us will be voted in accordance with the recommendation of the Board of Directors or, in the absence of such a recommendation, in accordance with the judgment of the proxy holders.

SHAREHOLDER PROPOSALS

Shareholders interested in submitting a proposal for inclusion in the proxy materials for our annual meeting of shareholders in 2009 may do so by following the procedures prescribed in SEC Rule 14a-8. To be eligible for inclusion, our Corporate Secretary must receive shareholder proposals no later than December 25, 2008.

Shareholders may wish to have a proposal presented at the annual meeting of shareholders in 2009, but without the Company being required to include that proposal in the Company’s proxy statement relating to that annual meeting. Such proposals must be received by the Corporate Secretary by March 10, 2009.

By order of the Board of Directors,

Larry C. Boyd
Senior Vice President,
Secretary and General Counsel

April 23, 2008
Santa Ana, California

EXHIBIT A

INGRAM MICRO INC.
AMENDED AND RESTATED 2003 EQUITY INCENTIVE PLAN

Section 1.  Purpose.  The purposes of the Ingram Micro Inc. Amended and Restated 2003 Equity Incentive Plan are to promote the interests of Ingram Micro Inc. and its shareholders by (i) attracting and retaining exceptional members of the Board, executive personnel and other key employees of Ingram Micro and its Affiliates, as defined below; (ii) motivating such employees and Board members by means of performance-related incentives to achieve longer-range performance goals; and (iii) enabling such employees and Board members to participate in the long-term growth and financial success of Ingram Micro.

Section 2.  Definitions.  As used in the Plan, the following terms shall have the meanings set forth below:

“Affiliate” means (i) any entity that is, directly or indirectly, controlled by Ingram Micro and (ii) any other entity in which Ingram Micro has a significant equity interest or which has a significant equity interest in Ingram Micro, in either case as determined by the Committee.

“Award” means any Option, Stock Appreciation Right, award of Restricted Stock, Performance Award, Restricted Stock Unit or Other Stock-Based Award.

“Award Agreement” means any written agreement, contract, or other instrument or document evidencing any Award, which may, but need not, be executed or acknowledged by a Participant.

“Board” means the Board of Directors of Ingram Micro.

“Cause” means any of: (i) any willful act or omission by a Participant constituting dishonesty, fraud or other malfeasance, which in any such case is demonstrably injurious to the financial condition or business reputation of Ingram Micro or any of its Affiliates; (ii) a Participant’s commission of a felony or crime of moral turpitude under the laws of the United States or any state thereof or any other jurisdiction in which Ingram Micro or any of its Affiliates conducts business; and (iii) any willful violation by a Participant of any of Ingram Micro’s policies of which such Participant has been given prior notice and which violation is demonstrably detrimental to the best interests of Ingram Micro or any of its Affiliates.

For purposes of this definition, no act or failure to act will be deemed “willful” unless effected by a Participant not in good faith and without a reasonable belief that such action or failure to act was in or not opposed to the best interests of Ingram Micro and its Affiliates.

“Code” means the United States Internal Revenue Code of 1986, as amended from time to time and the rules and regulations promulgated thereunder.

“Committee” means a committee of the Board designated by the Board to administer the Plan and composed of not less than the minimum number of persons from time to time required by Rule 16b-3, each of whom, to the extent necessary to comply with Rule 16b-3, Section 162(m) of the Code, and the rules of the New York Stock Exchange, is a “Non-Employee Director” within the meaning of Rule 16b-3, an “Outside Director” as determined under Section 162(m) of the Code, and an “independent director” under the rules of the New York Stock Exchange. Until otherwise determined by the Board, the Human Resources Committee or any successor or replacement thereof designated by the Board shall be the Committee under the Plan.

“Covered Employee” shall mean any Employee who is, or could be, a “covered employee” within the meaning of Section 162(m) of the Code.

“Disability” shall have the meaning determined from time to time by the Committee.

“Eligible Individual” means any Employee, including any officer or employee-director of Ingram Micro or any Affiliate, and any member of the Board.

“Employee” means an employee of Ingram Micro or any Affiliate.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

“Executive Officer” means, at any time, an individual who is an executive officer of Ingram Micro within the meaning of Exchange Act Rule 3b-7 or who is an officer of Ingram Micro within the meaning of Exchange Act Rule 16a-1(f).

“Fair Market Value” means with respect to the Shares, as of any given date or dates, the reported closing price of a share of such class of common stock on such exchange or market as is the principal trading market for such class of common stock as reported in the Wall Street Journal or such other publication selected by the Committee. If such class of common stock is not traded on an exchange or principal trading market on such date, the fair market value of a Share shall be determined by the Committee in good faith taking into account as appropriate recent sales of the Shares, recent valuations of the Shares, the lack of liquidity of the Shares, the fact that the Shares may represent a minority interest and such other factors as the Committee shall in its discretion deem relevant or appropriate.

“Greater Than 10% Stockholder” means an individual then owning (within the meaning of Section 424(d) of the Code) more than 10% of the total combined voting power of all classes of stock of the company or any subsidiary corporation (as defined in Section 424(f) of the Code) or parent corporation thereof (as defined in Section 424(e) of the Code.

“Incentive Stock Option” means a right to purchase Shares from Ingram Micro that is granted under Section 6 of the Plan and that is intended to meet the requirements of Section 422 of the Code or any successor provision thereto.

“Ingram Micro” means Ingram Micro Inc., a Delaware corporation, together with any successor thereto.

“Non-Qualified Stock Option” means a right to purchase Shares from Ingram Micro that is granted under Section 6 of the Plan and that is not intended to be an Incentive Stock Option.

“Option” means an Incentive Stock Option or a Non-Qualified Stock Option.

“Other Stock-Based Award” means any right granted under Section 10 of the Plan.

“Participant” means any Eligible Individual selected by the Committee to receive an Award under the Plan (and to the extent applicable, any heirs or legal representatives thereof).

“Performance Award” means any right granted under Section 9 of the Plan.

“Person” means any individual, corporation, limited liability company, partnership, association, joint-stock company, trust, unincorporated organization, government or political subdivision thereof or other entity.

“Plan” means this Ingram Micro Inc. Amended and Restated 2003 Equity Incentive Plan.

“Prior Plans” means the Ingram Micro Inc. 2000 Equity Incentive Plan, the Ingram Micro Inc. 1998 Equity Incentive Plan, and the Ingram Micro Inc. 1996 Equity Incentive Plan.

“Qualified Performance-Based Compensation” shall have the meaning set forth in Section 9(c) of the Plan.

“Restricted Stock” means any Shares granted under Section 8 of the Plan.

“Restricted Stock Unit” means any unit granted under Section 8 of the Plan.

“Retirement” shall have the meaning determined from time to time by the Committee and shall mean initially termination of employment of Participants residing in a non-European Union country at the time of termination of employment other than by reason of death, Disability or Cause if on the termination date the Participant is at least either (1) 65 years of age and has at least 5 years of service with Ingram Micro and its Affiliates or (2) 55 years of age and has at least 10 years of service with Ingram Micro and its Affiliates.

“Rule 16b-3” means Rule 16b-3 as promulgated and interpreted by the SEC under the Exchange Act, or any successor rule or regulation thereto as in effect from time to time.

“SEC” means the United States Securities and Exchange Commission or any successor thereto.

“Shares” means shares of Class A common stock, $.01 par value, of Ingram Micro or such other securities as may be designated by the Committee from time to time.

“Stock Appreciation Right” means any right granted under Section 7 of the Plan.

“Sub-Plan” means any sub-plan or sub-plans adopted by the Committee under Section 14(q) of the Plan.

“Substitute Awards” means Awards granted in assumption of, or in substitution for, outstanding awards previously granted by a company acquired by Ingram Micro or with which Ingram Micro combines.

Section 3.  Administration.

(a) Authority of Committee.  The Plan shall be administered by the Committee. Subject to the terms of the Plan, applicable law and contractual restrictions affecting Ingram Micro, and in addition to other express powers and authorizations conferred on the Committee by the Plan, the Committee shall have full power and authority to: designate Participants; determine the type or types of Awards to be granted to an Eligible Individual; determine the number of Shares to be covered by, or with respect to which payments, rights, or other matters are to be calculated in connection with, Awards; determine the terms and conditions of any Award and Award Agreement; determine whether, to what extent, and under what circumstances Awards may be settled or exercised in cash, Shares, other securities, other Awards or other property, or canceled, forfeited, or suspended and the method or methods by which Awards may be settled, exercised, canceled, forfeited, or suspended; determine whether, to what extent, and under what circumstances cash, Shares, other securities, other Awards, other property, and other amounts payable with respect to an Award shall be deferred either automatically or at the election of the holder thereof or of the Committee; interpret and administer the Plan and any instrument or agreement relating to, or Award made under, the Plan; establish, amend, suspend, or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan; and adopt and administer one or more Sub-Plans. The Committee may, in its sole discretion, delegate to one or more Executive Officers the power to make Awards under the plan provided that at the time of such grant no recipient of such Awards shall be an Executive Officer. Without limiting the foregoing, the Committee may impose such conditions with respect to the exercise and/or settlement of any Awards, including without limitation, any relating to the application of federal or state securities laws or the laws, rules or regulations of any jurisdiction outside the United States, as it may deem necessary or advisable.

(b) Committee Discretion Binding.  Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations, and other decisions under or with respect to the Plan or any Award shall be within the sole discretion of the Committee, may be made at any time and shall be final, conclusive and binding upon all Persons, including Ingram Micro, any Affiliate, any Participant, any holder or beneficiary of any Award, any shareholder and any Eligible Individual.

(c) Prohibitions.  Subject to Section 4(c) and Section 12, the Committee may not, without the approval of Ingram Micro’s shareholders, (i) lower the price per share of an Option or Stock Appreciation Right after it is granted, (ii) cancel an Option or Stock Appreciation Right in exchange for cash or another Award (other than in connection with a Substitute Award) when the Option or Stock Appreciation Right price per share exceeds the Fair Market Value of the underlying Shares, or (iii) take any other action with respect to an Option or Stock Appreciation Right that would be treated as a repricing under the rules and regulations of the principal securities exchange on which the Shares are traded.

Section 4.  Shares Available for Awards.

(a) Number of Shares.  Subject to adjustment as provided in Section 4(c) and 4(d), a total of 11,734,000 Shares shall be authorized for grant under the Plan, less one (1) Share for every one (1) Share that was subject to an option or stock appreciation right granted after January 26, 2008 from any of the Prior Plans and 1.9 Shares for every one (1) Share that was subject to an award other than an option or stock appreciation right granted after January 26, 2008 under the Prior Plans. Any Shares that are subject to Awards of Options or Stock Appreciation Rights shall be counted against this limit as one (1) Share for every one (1) Share granted. Any Shares that are subject to Awards granted under the Plan other than Options or Stock Appreciation Rights shall be counted against this limit as 1.9 Shares for every one (1) Share granted. After the effective date of the Plan (as provided in Section 15(a)), no awards may be granted under any Prior Plan. In addition, subject to adjustment under Section 4(c), no more than 11,734,000 Shares may be subject to Incentive Stock Options granted under the Plan and no Eligible Individual may receive Awards under the Plan in any calendar year that relate to more than 2,000,000 Shares.

(b) Forfeited or Expired Shares; Settled Awards.  If (i) any Shares subject to an Award are forfeited or expire or an Award is settled for cash (in whole or in part), or (ii) after January 26, 2008 any Shares subject to an award under the Prior Plans are forfeited or expire or an award under the Prior Plans is settled for cash (in whole or in part), the Shares subject to such Award or award under the Prior Plans shall, to the extent of such forfeiture, expiration or cash settlement, again be available for Awards under the Plan, in accordance with Section 4(e) below. Notwithstanding anything to the contrary contained herein, the following Shares shall not be added to the Shares authorized for grant under paragraph (a) of this Section: (i) Shares tendered by a Participant or withheld by Ingram Micro in payment of the exercise price of an Option, (ii) Shares tendered by a Participant or withheld by Ingram Micro to satisfy any tax withholding obligation with respect to an Award, and (iii) Shares subject to a Stock Appreciation Right that are not issued in connection with the stock settlement of the Stock Appreciation Right on exercise thereof.

(c) Adjustments.  In the event that the Committee determines that any dividend or other distribution (whether in the form of cash, Shares, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, reclassification, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Shares or other securities of Ingram Micro, issuance of warrants or other rights to purchase Shares or other securities of Ingram Micro, or other similar corporate transaction or event affects the Shares such that an adjustment is determined by the Committee to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the Committee shall, in such manner as it may deem equitable, adjust any or all of the number of Shares of Ingram Micro (or number and kind of other securities or property) with respect to which Awards may thereafter be granted, the number of Shares or other securities of Ingram Micro (or number and kind of other securities or property) subject to outstanding Awards, and the grant or exercise price with respect to any Award, or, if deemed appropriate, make provision for a cash payment to the holder of an outstanding Award; provided, in each case, that except to the extent deemed desirable by the Committee, no such adjustment of Awards (i) of Incentive Stock Options shall be authorized to the extent that such authority would cause the Plan to violate Section 422(b)(1) of the Code, as from time to time amended, or (ii) with respect to any Award would be inconsistent with the Plan’s meeting the requirements of Section 162(m) of the Code, as from time to time amended.

(d) Substitute Awards.  Substitute Awards shall not reduce the Shares authorized for grant under the Plan or authorized for grant to a Participant. Additionally, in the event that a company acquired by Ingram Micro or any subsidiary of Ingram Micro or with which Ingram Micro or any subsidiary of Ingram Micro combines has shares available under a pre-existing plan approved by stockholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the Shares authorized for grant under the Plan; provided that Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not employed immediately before the transaction by Ingram Micro or any of its subsidiaries.

(e) Shares Again Available for Awards.  Any Shares that again become available for grant pursuant to this Section 4 shall be added back as (i) one (1) Share if such Shares were subject to Options or Stock Appreciation Rights granted under the Plan or options or stock appreciation rights granted under the Prior Plans, and (ii) as 1.9 Shares if such Shares were subject to Awards other than Options or Stock Appreciation Rights granted under the Plan or awards other than options or stock appreciation rights granted under the Prior Plans.

(f) Sources of Shares Deliverable Under Awards.  Any Shares delivered pursuant to an Award may consist, in whole or in part, of authorized and unissued Shares or of treasury Shares.

Section 5.  Eligibility.  Any Eligible Individual shall be eligible to be designated a Participant.

Section 6.  Stock Options.

(a) Grant.  Subject to the provisions of the Plan and contractual restrictions affecting Ingram Micro, the Committee shall have sole and complete authority to determine the Eligible Individuals to whom Options shall be granted, the number of Shares to be covered by each Option, the option price therefore and the conditions and limitations applicable to the exercise of the Option. The Committee shall have the authority to grant Incentive Stock Options, or to grant Non-Qualified Stock Options, or to grant both types of Options. In the case of Incentive Stock Options, the terms and conditions of such grants shall be subject to and comply with such rules as may be prescribed by Section 422 of the Code, as from time to time amended, and any regulations implementing such statute.

(b) Exercise Price.  The Committee in its sole discretion shall establish the exercise price at the time each Option is granted; provided, however, that except in connection with (i) Substitute Awards and (ii) adjustment of outstanding Options pursuant to Section 4(c), the per share exercise price of an Option shall not be less than the Fair Market Value of a Share on the date of grant (or, as to Incentive Stock Options, on the date the Option is modified, extended or renewed for purposes of Section 424(h) of the Code). In addition, in the case of Incentive Stock Options granted to a Greater Than 10% Stockholder, such price shall not be less than 110% of the Fair Market Value of a Share on the date the Option is granted (or the date the Option is modified, extended or renewed for purposes of Section 424(h) of the Code).

(c) Vesting.  The period during which the right to exercise, in whole or in part, an Option vests in the Participant shall be set by the Committee and the Committee may determine that an Option may not be exercised in whole or in part for a specified period after it is granted. Such vesting may be based on service with Ingram Micro or any Ingram Micro subsidiary, or any other criteria selected by the Committee. At any time after grant of an Option, the Committee may, in its sole discretion and subject to whatever terms and conditions it selects, accelerate the period during which an Option vests.

(d) Term.  The maximum term of an Option shall be ten (10) years.

(e) Exercise.  Each Option shall be exercisable at such times and subject to such terms and conditions as the Committee may, in its sole discretion, specify in the applicable Award Agreement or thereafter.

(f) Payment.  No Shares shall be delivered pursuant to any exercise of an Option until payment in full of the option price therefore is received by Ingram Micro. Such payment may be made: in cash; in Shares (the value of such Shares shall be their Fair Market Value on the date of exercise); by a combination of cash and such Shares; if approved by the Committee, in accordance with a cashless exercise program under which either, if so instructed by a Participant, Shares may be issued directly to such Participant’s broker or dealer upon receipt of the purchase price in cash from the broker or dealer, or Shares may be issued by Ingram Micro to such Participant’s broker or dealer in consideration of such broker’s or dealer’s irrevocable commitment to pay to Ingram Micro that portion of the proceeds from the sale of such Shares that is equal to the exercise price of the Option(s) relating to such Shares; or in such other manner as permitted by the Committee at the time of grant or thereafter.

Section 7.  Stock Appreciation Rights.

(a) Grant.  Subject to the provisions of the Plan and contractual restrictions affecting Ingram Micro, the Committee shall have sole and complete authority to determine the Eligible Individuals to whom Stock Appreciation Rights shall be granted, the number of Shares to be covered by each Stock Appreciation Right Award, the grant price thereof and the conditions and limitations applicable to the exercise thereof; provided, however, that except in connection with (i) Substitute Awards and (ii) adjustment of outstanding Stock Appreciation Rights pursuant to Section 4(c), the per share grant price of a Stock Appreciation Right shall not be less than the Fair Market Value of a Share on the date of grant. Stock Appreciation Rights may be granted in tandem with another Award, in addition to another Award, or freestanding and unrelated to another Award. Stock Appreciation Rights granted in tandem with or in addition to an Award may be granted either at the same time as the Award or at a later time. Stock Appreciation Rights shall have a grant price as determined by the Committee on the date of grant.

(b) Vesting.  The period during which the right to exercise, in whole or in part, a Stock Appreciation Right vests in the Participant shall be set by the Committee and the Committee may determine that a Stock Appreciation Right may not be exercised in whole or in part for a specified period after it is granted. Such vesting may be based on service with Ingram Micro or any Ingram Micro subsidiary, or any other criteria selected by the Committee. At any time after grant of a Stock Appreciation Right, the Committee may, in its sole discretion and subject to whatever terms and conditions it selects, accelerate the period during which a Stock Appreciation Right vests.

(c) Term.  The maximum term of a Stock Appreciation Right shall be ten (10) years.

(d) Exercise and Payment.  A Stock Appreciation Right shall entitle a Participant to receive an amount equal to the excess of the Fair Market Value of a Share on the date of exercise of the Stock Appreciation Right over the grant price thereof. The Committee shall determine whether a Stock Appreciation Right shall be settled in cash, Shares or a combination of cash and Shares.

(e) Other Terms and Conditions.  Subject to the terms of the Plan and any applicable Award Agreement, the Committee shall determine, at or after the grant of a Stock Appreciation Right, the term, methods of exercise, methods and form of settlement, and any other terms and conditions of any Stock Appreciation Right. Any such determination by the Committee may be changed by the Committee from time to time and may govern the exercise of Stock Appreciation Rights granted or exercised prior to such determination as well as Stock Appreciation Rights granted or exercised thereafter. The Committee may impose such conditions or restrictions on the exercise of any Stock Appreciation Right as it shall deem appropriate.

Section 8.  Restricted Stock and Restricted Stock Units.

(a) Grant.  Subject to the provisions of the Plan and contractual provisions affecting Ingram Micro, the Committee shall have sole and complete authority to determine the Eligible Individuals to whom Shares of Restricted Stock and Restricted Stock Units shall be granted, the number of Shares of Restricted Stock and/or the number of Restricted Stock Units to be granted to each Participant, the duration of the period during which, and the conditions under which, the Restricted Stock and Restricted Stock Units may be forfeited to Ingram Micro, and the other terms and conditions of such Awards.

(b) Vesting.  The Committee shall determine and specify the date or dates on which the Shares of Restricted Stock and the Restricted Stock Units shall become fully vested and nonforfeitable, and may specify such conditions to vesting as it deems appropriate, including conditions based on one or more specific criteria, including service to Ingram Micro or any Ingram Micro subsidiary, in each case on a specified date or dates or over any period or periods, as the Committee determines.

(c) Payment.  Each Restricted Stock Unit shall have a value equal to the Fair Market Value of a Share. Restricted Stock Units shall be paid in cash, Shares, other securities, or other property, as determined in the sole discretion of the Committee, upon the lapse of the restrictions applicable thereto, or otherwise in accordance with the applicable Award Agreement.

(d) Dividends and Distributions.  Dividends and other distributions paid on or in respect of any Shares of Restricted Stock and dividend equivalents with respect to Restricted Stock Units may be paid directly to a Participant, or may be reinvested in additional Shares of Restricted Stock or in additional Restricted Stock Units, as determined by the Committee in its sole discretion.

Section 9.  Performance Awards.

(a) Grant.  Subject to the provisions of the Plan and contractual provisions affecting Ingram Micro, the Committee shall have sole and complete authority to determine the Eligible Individuals who shall receive a “Performance Award”, which shall consist of a right which is denominated in cash or Shares, valued, as determined by the Committee, in accordance with the achievement of such performance goals during such performance periods as the Committee shall establish, and payable at such time and in such form as the Committee shall determine.

(b) Terms and Conditions.  Subject to the terms of the Plan, any contractual provisions affecting Ingram Micro and any applicable Award Agreement, the Committee shall determine the performance goals to be achieved during any performance period, the length of any performance period, the amount of any Performance Award and the amount and kind of any payment or transfer to be made pursuant to any Performance Award.

(c) Qualified Performance-Based Compensation.  The Committee, in its sole discretion, may determine whether an Award is to constitute “qualified performance-based compensation” within the meaning of

Section 162(m) of the Code (“Qualified Stock-Based Compensation”). If the Committee, in its sole discretion, decides to grant such an Award to a Covered Employee that is intended to constitute Qualified Performance-Based Compensation, then the provisions of this Section 9(c) shall control over any contrary provision contained in the Plan. The Committee may in its sole discretion grant Awards to other Eligible Individuals that are based on performance criteria but that do not satisfy the requirements of this Section 9(c) and that are not intended to constitute Qualified Performance-Based Compensation. Unless otherwise specified by the Committee at the time of grant, the performance criteria, the objectively determinable adjustments and the achievement of each performance goal with respect to an Award intended to constitute Qualified Performance-Based Compensation shall be determined on the basis of United States generally accepted accounting principles (“GAAP”).

(i) Performance Goals with Respect to Qualified Performance-Based Compensation.  Any performance goals established by the Committee for any Award which is intended to constitute Qualified Performance-Based Compensation shall satisfy the following requirements:

(A) Such goals shall be based on any one or more of the following performance criteria: asset turn-over, customer satisfaction, market penetration, associate satisfaction or similar indices, price of Ingram Micro’s Class A common stock, stockholder return, return on assets, return on equity, return on investment, return on capital, return on invested capital, return on working capital, return on sales, other return measures, sales productivity, sales growth, total new sales, productivity ratios, expense targets, economic profit, economic value added, net earnings (either before or after one or more of the following: interest, taxes, depreciation and amortization), income (either before or after taxes), operating earnings or profit, gross or net profit or operating margin, gross margin, gross or net sales or revenue, cash flow (including, but not limited to, operating cash flow and free cash flow), net worth, earnings per share, earnings per share growth, operating unit contribution, achievement of annual or multiple year operating profit plans, earnings from continuing operations, costs, expenses, working capital, implementation or completion of critical projects or processes, performance achievements on certain designated projects, debt levels, market share or similar financial performance measures as may be determined by the Committee, any of which may be measured either in absolute terms or as compared to any incremental increase or decrease or as compared to results of a peer group or to market performance indicators or indices.

(B) The Committee may, in its sole discretion, provide that one or more of the following objectively determinable adjustments shall be made to one or more of such goals: items related to a change in accounting principle; items relating to financing activities; expenses for restructuring or productivity initiatives; other non-operating items; items related to acquisitions; items attributable to the business operations of any entity acquired by Ingram Micro during the performance period; items related to the disposal of a business or segment of a business; items related to discontinued operations; items attributable to any stock dividend, stock split, combination or exchange of shares occurring during the performance period; or any other items of significant income or expense which are determined to be appropriate adjustments; items relating to unusual or extraordinary corporate transactions, events or developments, items related to amortization of acquired intangible assets; items that are outside the scope of Ingram Micro’s core, on-going business activities; or items relating to any other unusual or nonrecurring events or changes in applicable laws, accounting principles or business conditions. Such determinations shall be made within the time prescribed by, and otherwise in compliance with, Section 162(m) of the Code.

(C) Such goals may be established on a cumulative basis or in the alternative, and may be established on a stand-alone basis with respect to Ingram Micro, any of its operating units, or an individual, or on a relative basis with respect to any peer companies or index selected by the Committee.

(D) Such goals may be based on an analysis of historical performance and growth expectations for the business, financial results of other comparable businesses, and progress towards achieving the long-range strategic plan for the business.

(E) Such goals shall be established in such a manner that a third party having knowledge of the relevant facts could determine whether the goals have been met.

(ii) Procedures with Respect to Qualified Performance-Based Compensation.  To the extent necessary to comply with the requirements of Section 162(m)(4)(C) of the Code, with respect to any Award granted to one or more Covered Employees and which is intended to constitute Qualified Performance-Based Compensation no later than 90 days following the commencement of any performance period or any designated fiscal period or period of service (or such earlier time as may be required under Section 162(m) of the Code), the Committee shall, in writing, (a) designate one or more Participants, (b) select the performance criteria and adjustments applicable to the performance period (as provided in Section 9(c)(i) above), (c) establish the performance goals, and amounts of such Awards, as applicable, which may be earned for such performance period based on the performance criteria, (d) specify the relationship between performance criteria and the performance goals and the amounts of such Awards, as applicable, to be earned by each Participant for such performance period, and (e) establish, in terms of an objective formula or standard, the method for computing the amount of compensation payable upon attainment of the performance goals, such that a third party having knowledge of the relevant facts could calculate the amount to be paid. Following the completion of each performance period, the Committee shall determine whether and the extent to which the applicable performance goals have been achieved for such performance period and approve any bonus payments, which determination and approvals shall be recorded in the minutes of the Committee. In determining the amount earned under such Awards, with respect to any Award granted to one or more Covered Employees and which is intended to constitute Qualified Performance-Based Compensation, the Committee shall have the right to reduce or eliminate (but not to increase) the amount payable at a given level of performance to take into account additional factors that the Committee may deem relevant to the assessment of individual or corporate performance for the performance period.

(iii) Payment of Qualified Performance-Based Compensation.  Unless otherwise provided in the applicable Award Agreement and only to the extent otherwise permitted by Section 162(m)(4)(C) of the Code, as to an Award that is intended to constitute Qualified Performance-Based Compensation, the Participant must be employed by Ingram Micro or any of its Affiliates throughout the performance period. Furthermore, a Participant shall be eligible to receive payment pursuant to such Awards for a performance period only if and to the extent the performance goals for such period are achieved, and only after the Committee has certified in writing that such goals have been achieved.

(iv) Additional Limitations.  Notwithstanding any other provision of the Plan, any Award which is granted to an Covered Employee and is intended to constitute Qualified Performance-Based Compensation shall be subject to any additional limitations set forth in Section 162(m) of the Code or any regulations or rulings issued thereunder that are requirements for Qualified Performance-Based Compensation, and the Plan and the Award Agreement shall be deemed amended to the extent necessary to conform to such requirements.

(d) Payment of Performance Awards.  Performance Awards may be paid in a lump sum or in installments following the close of the performance period or, in accordance with procedures established by the Committee, on a deferred basis.

(e) Applicability.  The grant of an Award to an Eligible Individual for a particular performance period shall not require the grant of an Award to such Eligible Individual in any subsequent performance period and the grant of an Award to any one Eligible Individual shall not require the grant of an Award to any other Eligible Individual in such period or in any other period.

Section 10.  Other Stock-Based Awards.  The Committee shall have authority to grant to Eligible Individuals an Other Stock-Based Award, which shall consist of any right which is not an Award described in Sections 6 through 9 above and which is an Award of Shares or an Award denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, Shares (including, without limitation, securities convertible into Shares), as deemed by the Committee to be consistent with the purposes of the Plan; provided that any such rights must comply with applicable law, and to the extent deemed desirable by the Committee, with Rule 16b-3 and the requirements of Section 162(m) of the Code. Subject to the terms of the Plan, any contractual provisions affecting Ingram Micro and any applicable Award Agreement, the Committee shall determine the terms and conditions of any such Other Stock-Based Award.

Section 11.  Termination or Suspension of Employment or Service.  The Committee shall have sole discretion to determine a Participant’s rights with respect to any Award in the event of a Participant’s termination of employment or service, including if a Participant’s employment or service with Ingram Micro or its Affiliates is terminated by reason of death, Disability, or Retirement.

Section 12.  Merger and other Corporate Transactions.

(a) In the event of a merger of Ingram Micro with or into another corporation, each outstanding Award may be assumed or an equivalent award may be substituted by such successor corporation or a parent or subsidiary of such successor corporation. If, in such event, an Award is not assumed or substituted the Committee may cause the Award to become fully exercisable immediately prior to the date of the closing of the merger and all forfeiture restrictions on any or all of such Awards to lapse. If an Award is exercisable in lieu of assumption or substitution in the event of a merger, the Committee shall notify the Participant that the Award shall be fully exercisable for a period of fifteen (15) days from the date of such notice, contingent upon the occurrence of the merger, and the Award shall terminate upon the expiration of such period. For the purposes of this paragraph, the Award shall be considered assumed if, following the merger, the Award confers the right to purchase or receive, for each Share subject to the Award immediately prior to the merger, the consideration (whether stock, cash, or other securities or property) received in the merger by holders of Shares for each Share held on the effective date of the transaction (and if the holders are offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares). If such consideration received in the merger is not solely common stock of the successor corporation or its parent, the Committee may, with the consent of the successor corporation, provide for the consideration to be received upon the exercise of the Award, for each Share subject to the Award, to be solely common stock of the successor corporation or its parent equal in fair market value to the per share consideration received by holders of Shares in the merger.

(b) In the event of any transaction or event described in Section 12(a) or any unusual or nonrecurring transactions or events affecting Ingram Micro, any Affiliate, or the financial statements of Ingram Micro or any Affiliate, or of changes in applicable laws, regulations or accounting principles, the Committee, in its sole discretion, and on such terms and conditions as it deems appropriate, either by the terms of the Award or by action taken prior to the occurrence of such transaction or event and either automatically or upon the Participant’s request, is hereby authorized to take any one or more of the following actions whenever the Committee determines that such action is appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan or with respect to any Award under the Plan, to facilitate such transactions or events or to give effect to such changes in laws, regulations or principles: (i) to provide for either (A) termination of any such Award in exchange for an amount of cash, if any, equal to the amount that would have been attained upon the exercise of such Award or realization of the Participant’s rights (and, for the avoidance of doubt, if as of the date of the occurrence of the transaction or event described in this section the Committee determines in good faith that no amount would have been attained upon the exercise of such Award or realization of the Participant’s rights, then such Award may be terminated by Ingram Micro without payment) or (B) the replacement of such Award with other rights or property selected by the Committee in its sole discretion having an aggregate value not exceeding the amount that could have been attained upon the exercise of such Award or realization of the Participant’s rights had such Award been currently exercisable or payable or fully vested, (ii) to provide that such Award be assumed by the successor or survivor corporation, or a parent or subsidiary thereof, or shall be substituted for by similar options, rights or awards covering the stock of the successor or survivor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and prices, (iii) to make adjustments in the number and type of shares of Ingram Micro’s stock (or other securities or property) subject to outstanding Awards and/or in the terms and conditions of (including the grant or exercise price), and the criteria included in, outstanding Awards and Awards which may be granted in the future, (iv) to provide that such Award shall be exercisable or payable or fully vested with respect to all shares covered thereby, notwithstanding anything to the contrary in the Plan or the applicable Award Agreement and (v) to provide that the Award cannot vest, be exercised or become payable after such event.

Section 13.  Amendment and Termination.

(a) Amendments to the Plan.  The Board may terminate or discontinue the Plan at any time and the Board or the Committee may amend or alter the Plan or any portion thereof at any time; provided that no such amendment, alteration, discontinuation or termination shall be made without shareholder approval if such approval is necessary to comply with any tax or regulatory requirement or to comply with the listing or other requirements of any relevant exchange, including for these purposes any approval requirement which is a prerequisite for exemptive relief from Section 16(b) of the Exchange Act or Section 162(m) of the Code, for which or with which the Board or the Committee deems it necessary or desirable to qualify or comply; provided, however, that any amendment to the Plan shall be submitted to Ingram Micro’s shareholders for approval not later than the earliest annual meeting for which the record date is after the date of such Board action if such amendment would:

(i) materially increase the number of Shares reserved for issuance and delivery under Section 4(a) of the Plan;

(ii) increase the per-person annual limits under Section 4(a) of the Plan;

(iii) increase the number of Shares that may be issued and delivered under the Plan in connection with awards other than Options and Stock Appreciation Rights under Section 4(a) of the Plan;

(iv) except to the extent provided in Section 4(c), increase the number of Shares which may be issued in connection with Awards described in Section 4(a) of the Plan; or

(v) amend any of the terms and conditions of this Section 13(a).

(b) Amendments to Awards.  Subject to the terms of the Plan and applicable law, the Committee may waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate, any Award theretofore granted, prospectively or retroactively; provided that any such waiver, amendment, alteration, suspension, discontinuance, cancellation or termination that would adversely affect the rights of any Participant or any holder or beneficiary of any Award theretofore granted shall not to that extent be effective without the consent of the affected Participant, holder or beneficiary.

(c) Cancellation.  Any provision of this Plan or any Award Agreement to the contrary notwithstanding, the Committee may cause any Award granted hereunder to be canceled in consideration of a cash payment or alternative Award made to the holder of such canceled Award equal in value to the Fair Market Value of such canceled Award.

(d) Prohibition on Repricing.  Subject to Section 4(c) and Section 12, the Committee shall not, without the approval of the stockholders of Ingram Micro, (i) lower the price per share of an Option or Stock Appreciation Right after it is granted, (ii) cancel an Option or Stock Appreciation Right in exchange for cash or another Award (other than in connection with a Substitute Award) when the Option or Stock Appreciation Right price per share exceeds the Fair Market Value of the underlying Shares, or (iii) take any other action with respect to an Option or Stock Appreciation Right that would be treated as a repricing under the rules and regulations of the principal securities exchange on which the Shares are traded.

Section 14.  General Provisions.

(a) Dividend Equivalents.  In the sole and complete discretion of the Committee, an Award, whether made as an Other Stock-Based Award under Section 10 or as an Award granted pursuant to Sections 8 or 9 hereof, may provide a Participant with dividends or dividend equivalents, payable in cash, Shares, other securities or other property on a current or deferred basis.

(b) Nontransferability.

(i) Except as provided in subsection (ii) below, no Award shall be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a Participant, except by will or the laws of descent and distribution.

(ii) Notwithstanding subsection (i) above, the Committee may determine that an Award may be transferred by a Participant to one or more members of a Participant’s immediate family, to a partnership of which the only partners are members of a Participant’s immediate family, or to a trust established by a

Participant for the benefit of one or more members of a Participant’s immediate family. For this purpose, immediate family means a Participant’s spouse, parents, children, grandchildren and the spouses of such parents, children and grandchildren. A transferee described in this subsection (ii) may not further transfer an Award. A trust described in this subsection (ii) may not be amended to benefit any Person other than a member of a Participant’s immediate family. An Award transferred pursuant to this subsection shall remain subject to the provisions of the Plan, including, but not limited to, the provisions of Section 11 relating to the effect on the Award of the death, Retirement or termination of employment of a Participant, and shall be subject to such other rules as the Committee shall determine.

(c) No Rights to Awards.  No Eligible Individual, Participant or other Person shall have any claim to be granted any Award, and there is no obligation for uniformity of treatment of Eligible Individuals, Participants, or holders or beneficiaries of Awards. The terms and conditions of Awards need not be the same with respect to each recipient.

(d) Share Certificates.  All certificates for Shares or other securities of Ingram Micro or any Affiliate delivered under the Plan pursuant to any Award or the exercise thereof shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan or the rules, regulations and other requirements of the SEC or any stock exchange upon which such Shares or other securities are then listed and any applicable federal, state or foreign laws or rules or regulations, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

(e) Withholding.  A Participant may be required to pay to Ingram Micro or any Affiliate, and Ingram Micro or any Affiliate shall have the right and is hereby authorized to withhold from any Award, from any payment due or transfer made under any Award or under the Plan or from any compensation or other amount owing to a Participant the amount (in cash, Shares, other securities, other Awards or other property) of any applicable withholding taxes in respect of an Award, its exercise, or any payment or transfer under an Award or under the Plan and to take such other action as may be necessary in the opinion of Ingram Micro or such Affiliate to satisfy all obligations for the payment of such taxes. The number of Shares which may be so withheld shall be limited to the number of Shares which have a Fair Market Value on the date of withholding or repurchase equal to the aggregate amount of such liabilities based on the minimum statutory withholding rates for federal, state, local and foreign income tax and payroll tax purposes that are applicable to such supplemental taxable income. The Committee may provide for additional cash payments to holders of Awards to defray or offset any tax arising from any such grant, lapse, vesting, or exercise of any Award. The Committee shall determine the fair market value of the Shares, consistent with applicable provisions of the Code, for tax withholding obligations due in connection with any tax withholding obligation.

(f) Award Agreements.  Each Award hereunder shall be evidenced by an Award Agreement which shall be delivered to a Participant and shall specify the terms and conditions of the Award and any rules applicable thereto.

(g) No Limit on Other Compensation Arrangements.  Nothing contained in the Plan shall prevent Ingram Micro or any Affiliate from adopting or continuing in effect other compensation arrangements, which may, but need not, provide for the grant of options, restricted stock, Shares and other types of Awards provided for hereunder (subject to shareholder approval if such approval is required), and such arrangements may be either generally applicable or applicable only in specific cases.

(h) No Right to Employment.  The grant of an Award shall not be construed as giving a Participant the right to be retained in the employ or service of Ingram Micro or any Affiliate. Further, Ingram Micro or an Affiliate may at any time dismiss a Participant from employment or service, free from any liability or any claim under the Plan, unless otherwise expressly provided in the Plan or in any Award Agreement.

(i) Rights as a Shareholder.  Subject to the provisions of the applicable Award, no Participant or holder or beneficiary of any Award shall have any rights as a shareholder with respect to any Shares to be issued under the Plan until he or she has become the registered holder of such Shares. Notwithstanding the foregoing, in connection with each grant of Restricted Stock hereunder, the applicable Award shall specify if and to what extent a Participant shall not be entitled to the rights of a shareholder in respect of such Restricted Stock.

(j) Governing Law.  The validity, construction, and effect of the Plan and any rules and regulations relating to the Plan and any Award Agreement shall be determined in accordance with the laws of the State of Delaware.

(k) Severability.  If any provision of the Plan or any Award is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to any Person or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, Person or Award and the remainder of the Plan and any such Award shall remain in full force and effect.

(l) Other Laws.  The Committee may refuse to issue or transfer any Shares or other consideration under an Award if, acting in its sole discretion, it determines that the issuance or transfer of such Shares or such other consideration might violate any applicable law or regulation, whether domestic or foreign, or entitle Ingram Micro to recover any amounts under Section 16(b) of the Exchange Act, and any payment tendered to Ingram Micro by a Participant in connection therewith shall be promptly refunded to the relevant Participant, holder or beneficiary. Without limiting the generality of the foregoing, no Award granted hereunder shall be construed as an offer to sell securities of Ingram Micro, and no such offer shall be outstanding, unless and until the Committee in its sole discretion has determined that any such offer, if made, would be in compliance with all applicable requirements of the federal securities laws and any other laws, whether domestic or foreign, to which such offer, if made, would be subject.

(m) No Trust or Fund Created.  Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between Ingram Micro or any Affiliate and a Participant or any other Person. To the extent that any Person acquires a right to receive payments from Ingram Micro or any Affiliate pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of Ingram Micro or any Affiliate.

(n) No Fractional Shares.  No fractional Shares shall be issued or delivered pursuant to the Plan or any Award, and the Committee shall determine whether cash or other securities or other property shall be paid or transferred in lieu of any fractional Shares or whether such fractional Shares or any rights thereto shall be canceled, terminated, or otherwise eliminated.

(o) Transfer Restrictions.  Shares acquired hereunder may not be sold, assigned, transferred, pledged or otherwise disposed of, except as provided in the Plan or the applicable Award Agreement.

(p) Headings.  Headings are given to the Sections and subsections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof.

(q) Sub-Plans.  Subject to the terms hereof, the Committee may from time to time adopt one or more Sub-Plans and grant Awards thereunder as it shall deem necessary or appropriate in its sole discretion in order that Awards may comply with the laws, rules or regulations of any jurisdiction; provided, however, that neither the terms of any Sub-Plan nor Awards thereunder shall be inconsistent with the Plan.

(r) Section 409A.  To the extent that the Committee determines that any Award granted under the Plan is subject to Section 409A of the Code, the Award Agreement evidencing such Award shall incorporate the terms and conditions required by Section 409A of the Code. To the extent applicable, the Plan and Award Agreements shall be interpreted in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the date on which the Plan becomes effective. Notwithstanding any provision of the Plan to the contrary, in the event that following the date on which the Plan becomes effective the Committee determines that any Award may be subject to Section 409A of the Code and related Department of Treasury Guidance (including such Department of Treasury guidance as may be issued after the date on which the Plan becomes effective), the Committee may adopt such amendments to the Plan and the applicable Award Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Committee determines are necessary or appropriate to (a) exempt the Award from Section 409A of the Code and/or preserve the intended tax treatment of the benefits provided with respect to the Award, or (b) comply with the requirements of Section 409A of the Code and related Department of Treasury guidance and thereby avoid the application of any penalty taxes under such Section.

Section 15.  Term of the Plan.

(a) Effective Date.  The Plan shall be effective as of June 4, 2008, subject to approval by the shareholders of Ingram Micro. Awards may be granted hereunder prior to such shareholder approval subject in all cases, however, to such approval. If the Board determines in its sole discretion that Awards issued under Section 9 of the Plan should continue to be eligible to constitute Qualified Performance-Based Compensation, the Plan shall be resubmitted for approval by the shareholders in the fifth year after it shall have been last approved by the shareholders.

(b) Expiration Date.  No Award shall be granted under the Plan after May 6, 2013. Unless otherwise expressly provided in the Plan or in an applicable Award Agreement, any Award granted hereunder may, and the authority of the Board or the Committee to amend, alter, adjust, suspend, discontinue, or terminate any such Award or to waive any conditions or rights under any such Award shall, continue after the authority for grant of new Awards hereunder has been exhausted.

EXHIBIT B

INGRAM MICRO INC.
2008 EXECUTIVE INCENTIVE PLAN

This Ingram Micro Inc. 2008 Executive Incentive Plan (the “Plan”) constitutes an amendment and restatement of the Ingram Micro Inc. Executive Incentive Plan, which was adopted effective as of February 12, 2002, subject to approval by the shareholders of Ingram Micro Inc. (the “Company”), which approval was obtained on May 30, 2002. This Plan shall be effective as of June 6, 2007, subject to approval by the Company’s shareholders.

1. Purpose.   The principal purpose of the Ingram Micro Inc. Executive Incentive Plan (the “Plan”) is to provide incentives to executive officers of Ingram Micro Inc. (the “Company”) who have significant responsibility for the success and growth of the Company and to assist the Company in attracting, motivating and retaining executive officers on a competitive basis.

2. Administration of the Plan.   The Plan shall be administered by the Human Resources Committee of the Board of Directors (the “Committee”). The Committee shall have the sole discretion to interpret the Plan; establish performance periods from time to time, approve a pre-established objective performance measure or measures from time to time; certify the level to which each performance measure was attained prior to any payment under the Plan; approve the amount of awards made under the Plan; and determine who shall receive any payment under the Plan.

The Committee shall have full power and authority to administer and interpret the Plan and to adopt such rules, regulations and guidelines for the administration of the Plan and for the conduct of its business as the Committee deems necessary or advisable. The Committee’s interpretations of the Plan, and all actions taken and determinations made by the Committee pursuant to the powers vested in it hereunder, shall be conclusive and binding on all parties concerned, including the Company, its shareholders and any person receiving an award under the Plan.

3. Eligibility.   Executive officers and other key management personnel of the Company and its affiliates (each an “Eligible Individual”) shall be eligible to receive awards under the Plan. The Committee shall designate the executive officers and other key management personnel who will participate in the Plan from time to time.

4. Awards.

(a) Grant.  Subject to the provisions of the Plan, the terms of any applicable equity plan and the contractual provisions affecting the Company, the Committee shall have sole and complete authority to determine the Eligible Individuals who shall receive an award, which shall consist of a right which is denominated in cash or shares of the Company’s Class A common stock, valued, as determined by the Committee, in accordance with the achievement of such performance goals during such performance periods as the Committee shall establish, and payable at such time and in such form as the Committee shall determine. If an individual becomes an executive officer during the year, such individual may be granted eligibility for an award for that year upon such individual becoming an executive officer.

(b) Terms and Conditions.  Subject to the terms of the Plan, the terms of any applicable equity plan any contractual provisions affecting the Company and any applicable award agreement, the Committee shall determine the performance periods (which may be short or long-term, and which may overlap), the performance goals to be achieved during any performance period, the incentive award targets for participants, the amount of any award and the amount and kind of any payment or transfer to be made pursuant to any award, and whether such awards are intended to constitute “qualified performance-based compensation” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code,” and such compensation “Qualified Performance-Based Compensation”).

(c) Performance Goals with Respect to Qualified Performance-Based Compensation.  Any awards under the Plan that are intended to constitute Qualified Performance-Based Compensation shall be interpreted, construed and administered in a manner that satisfies the requirements of Section 162(m) of the Code and the Treasury Regulations thereunder. Any performance goals established by the Committee for any award granted under the

Plan that is intended to constitute Qualified Performance-Based Compensation shall satisfy the following requirements:

(i) Such goals shall be based on any one or more of the following performance criteria: asset turn-over, customer satisfaction, market penetration, associate satisfaction or similar indices, price of the Company’s Class A common stock, stockholder return, return on assets, return on equity, return on investment, return on capital, return on invested capital, return on working capital, return on sales, other return measures, sales productivity, sales growth, total new sales, productivity ratios, expense targets, economic profit, economic value added, net earnings (either before or after one or more of the following: interest, taxes, depreciation and amortization), income (either before or after taxes), operating earnings or profit, gross or net profit or operating margin, gross margin, gross or net sales or revenue, cash flow (including, but not limited to, operating cash flow and free cash flow), net worth, earnings per share, earnings per share growth, operating unit contribution, achievement of annual or multiple year operating profit plans, earnings from continuing operations, costs, expenses, working capital, implementation or completion of critical projects or processes, performance achievements on certain designated projects, debt levels, market share or similar financial performance measures as may be determined by the Committee, any of which may be measured either in absolute terms or as compared to any incremental increase or decrease or as compared to results of a peer group or to market performance indicators or indices.

(ii) The Committee may, in its sole discretion, provide that one or more of the following objectively determinable adjustments shall be made to one or more of such goals: items related to a change in accounting principle; items relating to financing activities; expenses for restructuring or productivity initiatives; other non-operating items; items related to acquisitions; items attributable to the business operations of any entity acquired by the Company during the performance period; items related to the disposal of a business or segment of a business; items related to discontinued operations; items attributable to any stock dividend, stock split, combination or exchange of shares occurring during the performance period; or any other items of significant income or expense which are determined to be appropriate adjustments; items relating to unusual or extraordinary corporate transactions, events or developments, items related to amortization of acquired intangible assets; items that are outside the scope of the Company’s core, on-going business activities; or items relating to any other unusual or nonrecurring events or changes in applicable laws, accounting principles or business conditions. Such determinations shall be made within the time prescribed by, and otherwise in compliance with, Section 162(m) of the Code.

(iii) Such goals may be established on a cumulative basis or in the alternative, and may be established on a stand-alone basis with respect to the Company, any of its operating units, or an individual, or on a relative basis with respect to any peer companies or index selected by the Committee.

(iv) Such goals may be based on an analysis of historical performance and growth expectations for the business, financial results of other comparable businesses, and progress towards achieving the long-range strategic plan for the business.

(v) Such goals shall be established in such a manner that a third party having knowledge of the relevant facts could determine whether the goals have been met.

(d) Procedures with Respect to Awards.  To the extent necessary to comply with the requirements of Section 162(m)(4)(C) of the Code, with respect to any award that is intended to constitute Qualified Performance-Based Compensation, no later than 90 days following the commencement of any performance period or any designated fiscal period or period of service (or such earlier time as may be required under Section 162(m) of the Code), the Committee shall, in writing, (a) designate one or more participants, (b) select the performance criteria and adjustments applicable to the performance period (as provided in Section 4(c) above), (c) establish the performance goals, and amounts of such awards, as applicable, which may be earned for such performance period based on the performance criteria, (d) specify the relationship between performance criteria and the performance goals and the amounts of such awards, as applicable, to be earned by each participant for such performance period, and (e) establish, in terms of an objective formula or standard, the method for computing the amount of compensation payable upon attainment of the performance goals, such that a third party having knowledge of the relevant facts could calculate the amount to be paid. Following the completion of each performance period, the

Committee shall determine whether and the extent to which the applicable performance goals have been achieved for such performance period and approve any payments, which determination and approvals shall be recorded in the minutes of the Committee. In determining the amount earned under such awards, with respect to any award granted to one or more Eligible Individuals, the Committee shall have the right to reduce or eliminate (but not to increase) the amount payable at a given level of performance to take into account additional factors that the Committee may deem relevant to the assessment of individual or corporate performance for the performance period.

(e) Payment of Awards.  Awards may be paid in a lump sum or in installments following the close of the performance period or, in accordance with procedures established by the Committee, on a deferred basis. With respect to any award that is intended to constitute Qualified Performance-Base Compensation, a participant shall be eligible to receive payment pursuant to such awards for a performance period only if and to the extent the performance goals for such period are achieved, and only after the Committee has certified in writing that such goals have been achieved. In no event may any participant be paid more than $7,500,000 under any one or more awards under the Plan in any fiscal year of the Company.

(f) Applicability.  The grant of an award to an Eligible Individual for a particular performance period shall not require the grant of an award to such Eligible Individual in any subsequent performance period and the grant of an award to any one Eligible Individual shall not require the grant of an award to any other Eligible Individual in such period or in any other period.

(g) Additional Limitations.  Notwithstanding any other provision of the Plan, any award that is intended to constitute Qualified Performance-Based Compensation shall be subject to any additional limitations set forth in Section 162(m) of the Code or any regulations or rulings issued thereunder that are requirements for Qualified Performance-Based Compensation, and the Plan and the award agreement shall be deemed amended to the extent necessary to conform to such requirements.

5. Miscellaneous Provisions.   The Company shall have the right to deduct from all awards hereunder paid in cash any federal, state, local or foreign taxes required by law to be withheld with respect to such awards. Neither the Plan nor any action taken hereunder shall be construed as giving any employee any right to be retained in the employ of the Company. The costs and expenses of administering the Plan shall be borne by the Company and shall not be charged to any award or to any participant receiving an award.

The Plan is not the exclusive method pursuant to which the Company may establish or otherwise make available bonus or incentive payments to its executive officers and other key employees.

The validity, construction, and effect of the Plan and any rules and regulations relating to the Plan and any award shall be determined in accordance with the laws of the State of Delaware.

6. Effective Date, Amendments and Termination.   The Plan shall become effective as of June 6, 2007 subject to approval by the shareholders of the Company at its 2008 Annual Meeting of Shareholders. The Committee may at any time terminate or from time to time amend the Plan in whole or in part, but no such action shall adversely affect any rights or obligations with respect to any awards theretofore made under the Plan.

However, unless the shareholders of the Company shall have first approved thereof, no amendment of the Plan shall be effective which would increase the maximum amount which can be paid to any one executive officer under the Plan in any fiscal year, which would change the specified performance goals for payment of awards, or which would modify the requirement as to eligibility for participation in the Plan.

Unless it is sooner terminated, or materially modified and approved by the shareholders of the Company, the Plan shall be resubmitted for approval by the shareholders in the fifth year after it shall have been last approved by the shareholders.

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Electronic Voting Instructions
You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on June 4, 2008.

Vote by Internet
•	Log on to the Internet and go to www.envisionreports.com/im
•	Follow the steps outlined on the secured website.

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Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒
▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 — 4.

1.	Election of Class I Directors (Terms expiring in 2011):
		For	Withhold		For	Withhold		For	Withhold
	01 — Howard I. Atkins	☐	☐	02 — Leslie S. Heisz	☐	☐	03 -Martha Ingram	☐	☐
	04 — Linda Fayne Levinson	☐	☐

		For	Against	Abstain			For	Against	Abstain
2.	Amendment and Restatement of the 2003 Equity Incentive Plan.	☐	☐	☐	3.	Amendment and Restatement of the Executive Incentive Plan.	☐	☐	☐

4.	Ratification of selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the current year.	☐	☐	☐	*	In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof.

B	Non-Voting Items
Change of Address — Please print new address below.

Meeting Attendance
Mark box to the right if you plan to attend the Annual Meeting.	☐

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — Ingram Micro Inc.

ANNUAL MEETING OF SHAREHOLDERS
JUNE 4, 2008
THIS PROXY IS BEING SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The undersigned, a shareholder of Ingram Micro Inc. (the “Company”), hereby appoints William D. Humes and Larry C. Boyd, and each of them individually, as Proxies to represent and vote all of the Company’s Class A common stock held of record as of the end of the business day on April 8, 2008 by the undersigned, each with full power of substitution, at the Annual Meeting of Shareholders of the Company, to be held on Wednesday, June 4, 2008, beginning at 10:00 a.m. (local time) at the Company’s Santa Ana campus, 1600 East St. Andrew Place, Santa Ana, California 92705, and at any adjournment or postponement thereof.
THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NOT OTHERWISE DIRECTED, WILL BE VOTED FOR PROPOSALS 1, 2, 3 and 4. YOUR SHARES CANNOT BE VOTED UNLESS YOU SIGN AND RETURN THIS CARD, VOTE VIA TELEPHONE OR THE INTERNET IN ACCORDANCE WITH THE INSTRUCTIONS OF THIS PROXY CARD, OR ATTEND THE MEETING AND VOTE IN PERSON.
If this Proxy relates to shares held for the undersigned in the Ingram Micro Inc. 401(k) Investment Savings Plan, then, when properly executed, it shall constitute instructions to the plan trustee to vote in the manner directed herein, if received by May 30, 2008.
(ITEMS TO BE VOTED APPEAR ON REVERSE SIDE)